     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         LIONBRIDGE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          7389                  04-3398462
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                               Number)

                         LIONBRIDGE TECHNOLOGIES, INC.
                         950 WINTER STREET, SUITE 4300
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 890-6612
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              RORY J. COWAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         LIONBRIDGE TECHNOLOGIES, INC.
                         950 WINTER STREET, SUITE 4300
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 890-6612
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

          GEORGE W. LLOYD, ESQ.                      STEPHEN A. RIDDICK, ESQ.
     TESTA, HURWITZ & THIBEAULT, LLP             BROBECK, PHLEGER & HARRISON LLP
             125 HIGH STREET                  701 PENNSYLVANIA AVENUE NW, SUITE 220
       BOSTON, MASSACHUSETTS 02110                    WASHINGTON, D.C. 20004
              (617) 248-7000                              (202) 220-6000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                           PROPOSED MAXIMUM
                                 TITLE OF EACH CLASS OF                                       AGGREGATE           AMOUNT OF
                              SECURITIES TO BE REGISTERED                                 OFFERING PRICE (1)   REGISTRATION FEE
Common Stock, $.01 par value............................................................     $57,500,000           $15,985

(1) Estimated solely for the purpose of calculating the registration fee.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SUBJECT TO COMPLETION--       , 1999

PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. LIONBRIDGE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------

                                                Shares

                 [Lionbridge logo]LIONBRIDGE TECHNOLOGIES, INC.

                                         Common Stock

----------------------------------------------------------------------

Lionbridge Technologies, Inc. is offering       shares of its common stock in an
initial public offering. Prior to this offering, there has been no public market for Lionbridge's common stock.

Lionbridge is a provider of globalization and multilingual Internet services to technology companies worldwide.

It is anticipated that the public offering price will be between $      and
$      per share. The shares of Lionbridge will be quoted in the Nasdaq National
Market under the symbol "LIOX".

                                                                      Per Share             Total
Public offering price...........................................  $                   $

Underwriting discounts and commissions..........................  $                   $
Proceeds, before expenses, to Lionbridge........................  $                   $

SEE "RISK FACTORS" ON PAGES 7 TO 14 FOR FACTORS THAT SHOULD BE CONSIDERED BEFORE INVESTING IN THE SHARES OF LIONBRIDGE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

The underwriters may, under certain circumstances, purchase up to additional shares from selling shareholders at the public offering price, less underwriting discounts and commissions. Delivery

and payment for the shares will be on             , 1999.

PRUDENTIAL SECURITIES

               U.S. BANCORP PIPER JAFFRAY

                               ADAMS, HARKNESS & HILL, INC.

      , 1999

INSIDE FRONT COVER

[graphic showing the lion head from the company logo with the letter "E" wrapped around the head]

Multilingual Internet Services

Because the "e" doesn't stand for English


Multilingual eRelease
 Software Products
 Web Applications
 Firmware
 User Manuals
 Multimedia Tutorials


Multilingual eLearning
 Web-based Product Training
 Self-paced Certification Programs
 Intranet Distance Learning


Multilingual eSupport
 Web-based Self-help
 Knowledgebases
 Interactive Email
 Product Information



Multilingual eCommerce
 Online Marcom
 Product Catalogs
 Customer Extranets
 Web Storefronts

INSIDE FRONT COVER - FOLDOUT

Simultaneous Worldwide Release ...Continuous Multilingual Updates

[Two-page graphic illustrating Lionbridge processes and customer examples. The graphic contains three sections.


On the far left are three computer screen capture images of English software products from Lionbridge customers. Below each screen shot is text indicating the customer and describing software.

On the far right are the corresponding foreign language versions of the screen samples in Japanese, Chinese, and French. Below each screen shot is text describing the work performed by Lionbridge.

In the middle is a large circle representing the Lionbridge globalization process. Centered inside the circle is the lion head from the company logo. Surrounding the outside of the circle are eight ovals, each representing a step in the Lionbridge process. Below the circle is a rectangular box representing Lionbridge's global network of translation resources.]

Text inside the circle, above the lion head:  "Rapid Globalization
Methodology"

Text inside the circle, below the lion head:  "LionTrack Workflow Systems"

Text inside the ovals:

Oval #1  "Localization Engineering"
Oval #2  "Internationalization Engineering
Oval #3  "Multilingual Technical Publishing"
Oval #4  "Project Management"
Oval #5  "Translation Management"
Oval #6  "Localization Testing"
Oval #7  "Compatibility Testing"
Oval #8  "Logo Certification"

Text inside the rectangular box: "Lionbridge global community of 2,000 language resources"

Above and below each of the three sections of the graphic are rectangular boxes with the following text:

Upper left (above the English screen shots): "Internet drives demand for Lionbridge services" Upper middle (above the Lionbridge circle): "Internet enables the Lionbridge infrastructure" Upper right (above the foreign language screen shots): "Internet provides global access for end users"

Lower left (below the English screen shots): "Lionbridge customers are technology leaders" Lower middle (below the Lionbridge circle): "They rely on Lionbridge services and systems." Lower right (below the foreign language screen shots): "...to reach over half of their global customer base"

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           5
Forward-Looking Statements.....................          14
Use of Proceeds................................          15
Dividend Policy................................          15
Capitalization.................................          16
Dilution.......................................          17
Selected Consolidated Financial Data...........          19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          22

                                                    PAGE
                                                    -----
Business.......................................          32
Management.....................................          41
Certain Transactions...........................          49
Principal and Selling Stockholders.............          51
Description of Capital Stock...................          54
Shares Eligible For Future Sale................          59
Underwriting...................................          61
Legal Matters..................................          63
Experts........................................          63
Available Information..........................          63
Index to Financial Statements..................         F-1

--------------------------------------------------------------------------------

    The term "Lionbridge", "we", "our" and "us" refer to Lionbridge Technologies, Inc. and its subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective investor. "Lionbridge" is a registered trademark and "lionbridge.com" and the Lionbridge logo are trademarks of Lionbridge. "VeriTest" is a registered trademark of Lionbridge. All other trade names and trademarks referred to in this prospectus are the property of their respective owners.

--------------------------------------------------------------------------------

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               PROSPECTUS SUMMARY

    This summary highlights information contained elsewhere in this prospectus. Investors should read the entire prospectus carefully.

                                   LIONBRIDGE

    Lionbridge is a provider of globalization and multilingual Internet services to technology companies worldwide. Our software, test, Web, and linguistic engineering groups create and maintain multilingual versions of our clients' software and hardware, as well as Web-based technical support, training materials, and sales and marketing information for worldwide release via traditional means and the Internet. Lionbridge is strategically positioned at the intersection of four business trends that are driving the demand for our services:

    - the growing importance of global markets,

    - the widespread adoption of information technology,

    - the impact of the Internet on commerce, and

    - the increased outsourcing by companies of technology services.

    Lionbridge serves as a globalization partner throughout our clients' product development and support lifecycle by offering:

    - localization, translation, and internationalization services,

    - compliance, compatibility, and localization testing of software and hardware, and

    - project management throughout the globalization process.

    Our multilingual Internet services are organized into four service offerings, called ERELEASE, ESUPPORT, ELEARNING, and ECOMMERCE, each designed to meet the unique requirements of our clients' product development, technical support, training, and sales and marketing activities. We use our RAPID GLOBALIZATION METHODOLOGY and LIONTRACK workflow systems to achieve operational efficiencies and predictable, measurable results across multiple geographies and languages.

    We service our industry-leading technology clients, including IBM, Microsoft, Motorola, Novell, Oracle, and Sun Microsystems from our facilities in the United States, Europe, and Asia.

                             OUR MARKET OPPORTUNITY

    Companies around the world are increasingly operating on a global scale. To operate efficiently, they must standardize their hardware, software, and telecommunications infrastructures throughout their global organization. Historically, technology providers first developed products for their home markets and then created foreign language versions that were compatible with local operating systems and standards. The complexity of developing these localized versions often resulted in product releases being delayed from six months to a year after delivery of the home-country version. In the interim, end users often faced version and compatibility conflicts throughout their global organizations. As a result, global end users of technology now demand:

    - simultaneous product release of the home country and localized versions,

    - independent third party testing and certification to provide assurance of compatibility with local operating systems and international standards, and

    - customer support, testing, and training in local languages wherever the end user operates.

    To meet these end user demands, the market for globalization services has evolved beyond translation to encompass:

    - LOCALIZATION (L10N). The re-engineering and translation of user interfaces, online help, documentation, knowledgebases, training materials, and sales and marketing information.

    - INTERNATIONALIZATION (I18N). The re-engineering of source code so that products and applications are compatible with country-specific operating systems and software.

    - MULTILINGUAL PRODUCT TESTING. The assurance that foreign language versions appear and function properly and are compatible with local operating systems and standards.

With the increasing complexity of many technology products, globalization requires the application of sophisticated project management skills to integrate a broad range of disciplines and specialized technical resources.

    Technology companies now use the Internet to release products, provide technical support, deliver product training, and sell and market products. Internet content is predominantly in English, but a growing percentage of Internet users do not speak English as their first language. Although the Internet offers significant opportunities, companies cannot take full advantage of these opportunities on a global basis unless they accommodate users' local languages, cultures, and technical environments.

    Few companies have the combination of engineering, linguistic, testing, and project management skills needed to globalize their products successfully. We offer a complete globalization and multilingual Internet solution that improves the quality, consistency, and timeliness of our clients' international product releases, technical support, training materials, and sales and marketing information.

    We believe that expanded global competition and worldwide Internet access will increase the demand for our services. We also believe that by offering a one-stop solution to globalization and multilingual Internet service needs, Lionbridge is an attractive partner to companies operating in a global marketplace.

                                  OUR STRATEGY

    Lionbridge's goal is to become the leading provider of globalization and multilingual Internet services. The following are the key elements of our strategy:

    - leverage existing clients,

    - continue strategic acquisitions,

    - evolve our methodology and workflow systems,

    - pursue multi-year relationships with clients, and

    - expand into additional vertical markets.

                            OUR HISTORY AND OFFICES

    We were incorporated in Delaware in September 1996. We reorganized in February 1998 under the name Lionbridge Technologies Holdings, Inc. In June 1999, we changed our name to Lionbridge Technologies, Inc. Our principal executive offices are located at 950 Winter Street, Suite 4300, Waltham, Massachusetts 02451, our telephone number is (781) 890-6612, and our Web site is www.lionbridge.com. Information contained on our Web site is not a part of this prospectus.

                                  THE OFFERING

Shares offered by Lionbridge................  shares

Total shares outstanding after this           shares(1)
offering....................................

Use of proceeds.............................  To (i) redeem our series B redeemable preferred stock, (ii) repay our subordinated
                                              debt and (iii) provide for other general
                                              corporate purposes.

Proposed Nasdaq National Market symbol......  LIOX

(1)Based on 19,129,019 shares of common stock outstanding as of June 15, 1999. Excludes 125,000 shares issuable upon exercise of warrants and 3,948,800 shares issuable upon the exercise of stock options as of June 15, 1999 and 2,820,320 shares available for future grant or issuance under our 1998 Stock Plan.

    Except as set forth in the consolidated financial statements or as otherwise indicated, all information in the prospectus:

    - does not include       shares offered by the selling stockholders if the
      underwriters' over-allotment options are not exercised,

    - reflects the exchange of all outstanding shares of our Series A convertible preferred stock and Series D nonvoting convertible preferred stock into shares of our Series B redeemable preferred stock and Series C convertible preferred stock upon the closing of this offering,

    - reflects the redemption of all outstanding shares of our Series B redeemable preferred stock, issuable upon exchange of our Series A convertible preferred stock and Series D nonvoting convertible preferred stock, for $100,000 per share plus an 8% annual premium upon the closing of this offering,

    - reflects the conversion of all outstanding shares of our Series C convertible preferred stock, issuable upon conversion of our Series A convertible preferred stock and Series D nonvoting convertible preferred stock, into shares of our common stock upon the closing of this offering, and

    - reflects the exercise of warrants to acquire 2,299,889 shares of our common stock.

                                  RISK FACTORS

    You should consider the risk factors before investing in Lionbridge's common stock and the impact from various events which could adversely affect its business.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table summarizes the financial data for our business. We commenced operations on December 23, 1996 through the acquisition of the localization businesses of Stream International in Europe. The information for the year ended December 31, 1996 reflects Stream International's results of operations relating to their operation of the European localization business. For the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998, our loss from operations and net loss include nonrecurring charges of $541,000, $501,000 and $451,000 related to workforce reductions in France.

                                                                                     THREE MONTHS
                                                  YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                              -------------------------------  ------------------------
                                                1996       1997       1998        1998         1999
                                              ---------  ---------  ---------  -----------  -----------

                                                                               (UNAUDITED)  (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.....................................  $  28,134  $  26,462  $  38,412   $   7,438    $  11,690
Gross profit................................      3,157      7,548     12,866       2,094        3,495
Income (loss) from operations...............         13     (6,909)    (3,404)     (1,832)      (1,721)
Net loss....................................       (213)    (7,654)    (4,262)     (1,912)      (3,415)
Basic and diluted net loss per common share
  attributable to common stockholders.......             $   (5.90) $   (1.99)  $   (0.98)   $   (1.17)
Shares used in computing basic and diluted
  net loss per share attributable to common
  stockholders..............................                 1,477      2,673       2,229        3,140

    The pro forma as adjusted column below gives effect upon the closing of this offering to:

    - the exchange of all outstanding shares of our Series A convertible preferred stock and Series D nonvoting convertible preferred stock into shares of our Series B redeemable preferred stock and Series C convertible preferred stock,

    - the redemption of all outstanding shares of our Series B redeemable preferred stock for $100,000 per share plus an 8% annual premium,

    - the conversion of all outstanding shares of our Series C convertible preferred stock into shares of our common stock,

    - the payment in full of the subordinated notes and the related impact on the accumulated deficit for the charge for the unamortized original issue discount on these notes,

    - the exercise of warrants to acquire 2,299,889 shares of our common stock, and

    - the sale of         shares of common stock in this offering at an assumed
      initial public offering price of $    per share, after deducting
      underwriting discounts and commissions and estimated offering expenses, and application of the estimated net proceeds.

                                                                                            MARCH 31, 1999
                                                                                      ---------------------------
                                                                        DECEMBER 31,                 PRO FORMA
                                                                            1998        ACTUAL      AS ADJUSTED
                                                                        ------------  -----------  --------------
                                                                                      (UNAUDITED)   (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash..................................................................   $      732    $   3,802     $
Total assets..........................................................       22,481       29,366
Working capital (deficit).............................................       (7,718)        (947)
Long-term debt, net of discount.......................................           --        7,155
Redeemable convertible preferred stock................................       15,395       15,660
Total stockholders' equity (deficit)..................................      (13,419)     (10,661)

                                  RISK FACTORS

    You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before purchasing shares of common stock of Lionbridge. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. This investment involves a high degree of risk.

    RISKS RELATED TO OUR BUSINESS

    OUR REVENUE COULD BE NEGATIVELY AFFECTED BY THE DELAY OF ONE OF OUR CLIENTS' PRODUCT RELEASES OR THE LOSS OF A MAJOR CLIENT.

    A significant portion of our revenue is linked to the product release cycle of our clients. As a result, we perform varying amounts of work for specific clients from year to year based on their product development schedule. A major client in one year may not have use for a similar level of our services in another year. In addition, we derive a significant portion of our revenues from large projects and programs for a limited number of clients. In 1998, IBM accounted for approximately 14% of our revenue and our five largest clients (including IBM) accounted for approximately 39% of our revenue. In the first three months of 1999, our five largest clients accounted for approximately 35% of our revenue. As a result, the loss of any major client or a significant reduction in a large project's scope could materially reduce our revenue and adversely affect our business, financial condition or results of operations.

    WE GENERALLY DO NOT HAVE LONG-TERM CONTRACTS, WHICH MAKES REVENUE FORECASTING DIFFICULT.

    A majority of our revenue is derived from individual projects rather than long-term contracts. We cannot assure you that a client will engage us for further services once a project is completed or that a client will not unilaterally reduce the scope of, or terminate, existing projects. You should not predict or anticipate our future revenues based on the number of clients we have or the size of our existing projects. The absence of long-term contracts creates an uncertain revenue stream, which could negatively affect our business, financial condition, and results of operations.

    OUR BRIEF OPERATING HISTORY MAKES IT DIFFICULT TO PREDICT OUR SUCCESS.

    Lionbridge was formed in September 1996 to acquire certain assets of Stream International and commenced operations at the end of December 1996 upon closing this acquisition. As a result, we have a brief operating history upon which you can evaluate our business and prospects. Our historical results of operations do not fully give effect to the operations of the companies we have acquired after the Stream acquisition. As a result, our historical results of operations may not give you an accurate indication of our future results of operations or prospects. We are in an early stage of development and the market for some of our services is new and rapidly evolving. We cannot be sure that we will be successful in meeting the challenges we face. If we are unable to do so, our business will not be successful and the value of your investment in Lionbridge will decline.

    WE HAVE AN ACCUMULATED DEFICIT, ARE NOT CURRENTLY PROFITABLE, AND ANTICIPATE FUTURE LOSSES.

    We have incurred substantial losses since Lionbridge was founded, and we anticipate we will continue to incur substantial losses for the foreseeable future. We had an accumulated deficit of approximately $17.9 million as of March 31, 1999 and a net loss of $4.3 million for the year ended December 31, 1998. Although our revenues have grown significantly since 1997, this growth may not be sustainable or indicative of future results of operations. We intend to continue to invest in internal expansion, infrastructure, integration of our acquired companies into our existing operations, select acquisitions, and our sales and marketing efforts. In addition, our acquisitions significantly increased our intangible assets, such as goodwill, and the charges we expect to incur in connection with the amortization of these intangible assets will have a material adverse impact on our results of operations for the foreseeable future. We cannot predict when we will operate profitably, if ever.

    POTENTIAL FLUCTUATIONS IN OUR QUARTERLY RESULTS MAKE FINANCIAL FORECASTING DIFFICULT AND COULD AFFECT OUR COMMON STOCK TRADING PRICE.

    As a result of fluctuations in our revenues tied to our clients' product release cycles, the length of our sales cycle, rapid growth, acquisitions, the emerging nature of the markets in which we compete, and other factors outside our control, we believe that quarter-to-quarter comparisons of results of operations are not necessarily meaningful. You should not rely on the results of any one quarter as an indication of our future performance. We may not experience revenue increases in the remainder of 1999 comparable to the revenue increases in 1998. If in some future quarter our results of operations were to fall below the expectations of securities analysts and investors, the trading price of our common stock would likely decline.

    WE MAY NEED ADDITIONAL FINANCING.

    If our losses continue, we may not have sufficient funds to pay all of our operating or other expenses. If we fail to generate sufficient cash from our operations to pay these expenses, our management will need to identify other sources of funds. We may not be able to borrow money or issue more shares of common stock to meet our cash needs. Even if we can complete any financing transactions, they may not be on terms that are favorable or reasonable from our perspective.

    WE MUST ATTRACT AND RETAIN PROFESSIONAL STAFF IN ORDER TO COMPLETE OUR PROJECTS AND OBTAIN NEW PROJECTS.

    Our failure to attract and retain qualified employees could impair our ability to complete existing projects and bid for or obtain new projects and, as a result, could have a material adverse effect on our business, financial condition, and results of operations. Our ability to grow and increase our market share largely depends on our ability to hire, train, retain, and manage highly skilled employees, including project managers and technical, translation, and sales and marketing personnel. There is a significant shortage of, and intense competition for, personnel who are qualified to perform the services we provide. In addition, we must make sure our employees maintain their technical expertise and business skills. We cannot assure you that we will be able to attract a sufficient number of qualified employees or that we will successfully train and manage the employees we hire.

    WE MAY BE UNABLE TO CONTINUE TO GROW AT OUR HISTORICAL GROWTH RATES OR TO MANAGE OUR GROWTH EFFECTIVELY.

    Continued, planned growth is a key component of increasing the value of our common stock. In the past two years, our business has grown significantly and we anticipate future internal growth and growth through acquisitions. From December 31, 1996 to May 31, 1999, our staff increased from approximately 270 to approximately 450 employees. This rapid growth places a significant demand on management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems and controls. In addition, the proceeds of this offering will be used in part to expand our operations and our sales and marketing capabilities. This additional growth may further strain our management and operational resources. Our growth could also be adversely affected by many other factors, including economic downturns. As a result of these concerns, we cannot be sure that we will continue to grow, or, if we do grow, that we will be able to maintain our historical growth rate.

    WE MAY BE LIABLE FOR DEFECTS OR ERRORS IN THE SOLUTIONS WE DEVELOP.

    Many of the services we provide are critical to our clients' businesses. Any defects or errors in these solutions could result in:

    - delayed or lost client revenues,

    - adverse reaction to our clients from their end users and, ultimately, toward Lionbridge,

    - claims against us,

    - negative publicity, and

    - additional expenditures to correct the problem.

Liability claims could require us to spend significant time and money in litigation or to pay significant damages. Although we maintain general liability insurance, including coverage for errors and omissions, we cannot assure you that this coverage will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.

    WE COULD LOSE MONEY ON ACQUISITIONS OF COMPANIES' INTERNAL OPERATIONS.

    As part of our strategy, we may acquire selected companies' internal localization operations and enter into multi-year contracts with these companies to meet their globalization requirement on an outsourcing basis. If we pay too much for these acquisitions or these contracts prove unprofitable, our business, financial condition, and results of operations could be materially and adversely affected.

    OUR INTANGIBLE ASSETS REPRESENT A SIGNIFICANT PORTION OF OUR ASSETS; AMORTIZATION OF OUR INTANGIBLE ASSETS WILL ADVERSELY IMPACT OUR NET INCOME AND WE MAY NEVER REALIZE THE FULL VALUE OF OUR INTANGIBLE ASSETS.

    Our original purchase of the business operations from Stream International together with subsequent acquisitions have resulted in the creation of significant goodwill and other intangible assets, which are being amortized over five-year periods. At March 31, 1999, we had goodwill of approximately $11.1 million, net of accumulated amortization. The amount of goodwill associated with our acquisitions of Japanese Language Services and VeriTest may increase in the future as a result of the contingent purchase price that may become payable if the agreed-upon operating targets for Japanese Language Services and VeriTest, as the case may be, are fully met. We will continue to incur non-cash charges in connection with the amortization of our intangible assets over their respective useful lives, and we expect these charges will have a significant adverse impact on our results of operations for the foreseeable future.

    We cannot assure you that we will ever realize the value of these intangible assets. In the future, as events or changes in circumstances indicate that the carrying amount of our intangible assets may not be recoverable, we will evaluate the carrying value of our intangible assets and may take an accelerated charge to our earnings. Any future determination requiring the write-off of a significant portion of unamortized intangible assets could have a material adverse effect on our business, financial condition, and results of operations.

    WE MAY HAVE DIFFICULTY IN IDENTIFYING AND COMPETING FOR ACQUISITION OPPORTUNITIES.

    Our business strategy includes the pursuit of strategic acquisitions. From time to time, we have engaged in discussions with third parties concerning potential acquisitions of niche expertise, businesses, and operations. We currently do not have commitments or agreements with respect to any acquisition. In executing our acquisition strategy, we may be unable to identify suitable acquisition candidates. In addition, we expect to face competition from other companies for acquisition candidates, making it more difficult to acquire suitable companies on favorable terms.

    PURSUING AND COMPLETING POTENTIAL ACQUISITIONS COULD DIVERT MANAGEMENT ATTENTION AND FINANCIAL RESOURCES AND MAY NOT PRODUCE THE DESIRED BUSINESS RESULTS.

    If we pursue any acquisition, our management could spend a significant amount of time and management and financial resources to integrate the acquired business with our existing business. To pay for an acquisition, we might use capital stock, or cash, including the proceeds from this offering, or a combination of both. Alternatively, we may borrow money from a bank or other lender. If we use capital stock, our stockholders will experience dilution. If we use cash or debt financing, our financial liquidity will be reduced. In addition, from an accounting perspective, an acquisition may involve nonrecurring charges or involve amortization of significant amounts of goodwill that could adversely affect our results of operations.

    Despite the investment of these management and financial resources and completion of due diligence with respect to these efforts, an acquisition may not produce the revenue, earnings or business synergies that we anticipated, and an acquired service or technology may not perform as expected for a variety of reasons, including:

    - difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company,

    - risks of entering markets in which we have no or limited prior experience,

    - expenses of any undisclosed or potential legal liabilities of the acquired company,

    - the applicability of rules and regulations that might restrict our ability to operate, and

    - the potential loss of key employees of the acquired company.

    IF WE FAIL TO KEEP PACE WITH CHANGING TECHNOLOGIES, WE MAY LOSE CLIENTS.

    Our market is characterized by rapidly changing client requirements, and evolving technologies and industry standards. If we cannot keep pace with these changes, our business could suffer. The Internet's recent growth and strong influence in our industry magnifies these characteristics. To achieve our goals, we need to develop strategic business solutions and methodologies that keep pace with continuing changes in industry standards, information technology, and client preferences.

    IF WE LOSE THE SERVICES OF OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, RORY
    J. COWAN, OR OTHER KEY PERSONNEL, OUR BUSINESS AND STOCK PRICE COULD SUFFER.

    Our future success depends in large part on the continued services of a number of our key personnel, including our President and Chief Executive Officer, Rory J. Cowan. The loss of the services of Mr. Cowan or any of our other key personnel could have a material adverse effect on our business, financial condition and results of operations. We might not be able to prevent key personnel, who may leave our employ in the future, from disclosing or using our technical knowledge, practices or procedures. One or more of our key personnel might resign and join a competitor or form a competing company. As a result, we might lose existing or potential clients.

    DIFFICULTIES PRESENTED BY INTERNATIONAL ECONOMIC, POLITICAL, LEGAL, ACCOUNTING, AND BUSINESS FACTORS COULD NEGATIVELY AFFECT OUR BUSINESS IN INTERNATIONAL MARKETS.

    A large component of our operations includes our ability to operate in international markets, as evidenced by the majority of our operations currently existing outside of the United States. The following risks, among others, are inherent in doing business internationally:

    - unexpected changes in regulatory requirements,

    - changes in existing union and similar employee arrangements,

    - difficulties in staffing and managing international operations,

    - tariffs and other trade barriers,

    - long payment cycles,

    - problems in collecting accounts receivable,

    - political and economic instability,

    - international currency issues, including fluctuations in currency exchange rates and the conversion to the euro by several members of the European Union,

    - seasonal reductions in business activity, and

    - potentially adverse tax consequences.

    Any of these factors could have a material adverse effect on our business, financial condition, and results of operations.

    WE COMPETE IN A HIGHLY COMPETITIVE MARKET THAT HAS LOW BARRIERS TO ENTRY.

    Lionbridge provides a broad range of globalization and multilingual Internet service offerings to its clients. As a result, the market for our services is highly fragmented as we compete against companies in various markets. Our current competitors include the following:

    - localization or translation services providers such as Berlitz International, Bowne & Co., Lernout and Hauspie, Sykes Enterprises, and regional vendors of translation services,

    - companies providing outsourcing of technical support call centers including Stream International and Sykes Enterprises, and

    - independent testing labs providing testing and logo certification services such as National Software Testing Laboratories (a division of CMP Media), and Keylabs.

    We cannot assure you that we will compete successfully against these companies in the future. Many of these companies have longer operating histories; significantly greater financial, marketing and other resources; and greater name recognition than Lionbridge. If we fail to be competitive with these companies in the future, our business will be materially and adversely affected.

    Lionbridge also faces competition from internal localization departments in large multi-national companies. Although many companies are finding that simultaneous global release and ongoing maintenance of Web-based applications require new skill sets that are not available in-house, many companies may still perform these services in-house rather than outsourcing them. If these companies continue to localize their own products, Lionbridge's business, financial condition, and results of operations may be adversely affected.

    We may also face competition from companies that provide outsourcing of technical support call centers. As businesses shift from telephonic support centers to Web-based support, companies such as Stream International, Sykes Enterprises, and others that currently provide traditional outsourcing services may decide to provide comparable services over the Internet. If these or other companies choose to expand their service offerings, we cannot assure you that Lionbridge will be able to compete with them successfully.

    There are relatively few barriers preventing companies from competing with us. We do not own any patented technology that precludes or inhibits others from entering our market. As a result, new market entrants pose a threat to our business. In addition to our existing competitors, we may face further competition in the future from companies that do not presently offer globalization services. Companies currently providing information technology services may choose to broaden their range of services to include globalization. While we presently use translation memory software in our localization process, and to a lesser extent machine translation software, these technologies may improve and become sophisticated enough to compete with our localization service offering. We cannot assure you that we will be able to compete effectively with these potential future competitors.

    WE MAY NOT BE ABLE TO MAINTAIN OUR REPUTATION OR EXPAND OUR NAME
    RECOGNITION.

    We believe that establishing and maintaining a good reputation and name recognition is critical for attracting and expanding our targeted client base. We also believe that the importance of reputation and name recognition will increase due to the growing number of service providers in our segment. If our reputation is damaged or if potential clients do not know what services we provide, we may become less competitive or lose our market share. Promotion and enhancement of our name will depend largely on our success in providing high quality globalization and multilingual Internet services, which we cannot assure. If clients do not perceive our services to be of high value or high quality, our brand name and reputation could be materially and adversely affected.

    PROBLEMS RELATED TO THE YEAR 2000 ISSUE COULD REQUIRE US TO INCUR UNANTICIPATED DELAYS AND EXPENSES IN THE OPERATION OF OUR BUSINESS.

    Year 2000 problems could require us to incur unanticipated delays and expenses in the operation of our business. These delays and expenses could have a material adverse effect on our business, financial condition and results of operations. Clients' and potential clients' purchasing patterns may be affected by Year 2000 issues as companies expend significant resources to correct or replace their current systems for Year 2000 compliance. These clients and potential clients may have fewer funds available to purchase our services. We may experience operations difficulties because of undetected errors or defects in the technology we use in our internal systems. We have made representations to clients concerning Year 2000 compliance and may become involved in disputes regarding Year 2000 problems involving our solutions.

    RISKS RELATED TO THIS OFFERING

    THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK AND THE PRICE OF OUR COMMON STOCK AFTER THIS OFFERING MAY BE LOWER THAN THE PRICE YOU PAY.

    Prior to this offering, there has not been a public market for our common stock. We intend to include the common stock for quotation in the Nasdaq National Market. We do not know the extent to which investor interest in Lionbridge will lead to the development of a trading market for our common stock or how our common stock will trade in the future. The public offering price will be determined by negotiations between us and the representatives of the underwriters. You may not be able to resell your shares at or above the initial public offering price.

    OUR COMMON STOCK IS PARTICULARLY SUBJECT TO VOLATILITY BECAUSE OF THE INDUSTRY IN WHICH WE OPERATE.

    The market price of our common stock could fluctuate significantly as a result of:

    - variations in our operating results which may cause us to fail to meet analysts' or investors' expectations,

    - general economic and stock market conditions,

    - changes in financial estimates by securities analysts,

    - earnings and other announcements by, and changes in market valuations of, providers of similar services as well as those of our clients,

    - changes in business or regulatory conditions affecting us,

    - announcements by us or our competitors of new service offerings,

    - announcements or implementation of technological innovations, and

    - trading of our common stock.

    The securities of many companies have experienced extreme price and volume fluctuations in recent years, often unrelated to the companies' operating performance. For example, market prices for securities of technology companies have frequently reached elevated levels, often following these companies' initial public offerings. These levels may not be sustainable and may not bear any relationship to these companies' operating performances. If the market price of our common stock reaches an elevated level following this offering, it is likely to materially decline. In the past, following periods of volatility in the market price of a company's securities, that company's stockholders have often instituted securities class action litigation against the company. If we were involved in a securities class action suit, it could have a material adverse effect on our business, financial condition, and results of operations. Declines in the trading or price of our common stock could also materially and adversely affect employee morale and retention, our access to capital, and other aspects of our business.

    WE ARE CONTROLLED BY A SMALL NUMBER OF STOCKHOLDERS.

    Immediately following this offering, Rory Cowan, Morgan Stanley Dean Witter Venture Partners, Advent International, and Capital Resource Partners
collectively will beneficially own approximately    % of the outstanding shares
(or    % if the underwriters' over-allotment options are exercised in full). If these stockholders choose to act or vote in concert, they will have the power to influence the election of our directors, the appointment of new management and the approval of any other action requiring the approval of our stockholders, including any amendments to our Certificate of Incorporation and mergers or sales of all of our assets. In addition, without the consent of these stockholders, we could be prevented from entering into certain transactions that could be beneficial to us.

    SHARES ARE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY.

    After this offering, we will have outstanding          shares of common
stock. This includes the          shares we are selling in this offering and the
         shares if the underwriters exercise their over-allotment options in full, which may be resold in the public market immediately. The remaining shares, of our total outstanding shares will become available for resale in the public market as shown in the chart below.

    As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

                                                   DATE OF AVAILABILITY FOR RESALE
NUMBER OF SHARES                                          INTO PUBLIC MARKET
------------------  ----------------------------------------------------------------------------------------------
                    180 days after the date of this prospectus due to a lock-up agreement these shareholders have with Prudential Securities. However, Prudential Securities can waive this restriction at any time and without notice.
                    Between 90 and 365 days after the date of this prospectus due to the requirements of the federal securities laws.

    OUR MANAGEMENT HAS BROAD DISCRETION OVER THE USE OF A PORTION OF THE NET PROCEEDS FROM THIS OFFERING AND MAY ALLOCATE THESE NET PROCEEDS IN WAYS IN WHICH YOU DO NOT AGREE.

    Our management has significant flexibility in applying the proceeds we receive in this offering. Although we are required to repay our subordinated indebtedness and to redeem our Series B redeemable preferred stock, the remaining net proceeds will not be allocated to any specific investment or transaction.

    YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION BECAUSE THE NET TANGIBLE BOOK VALUE OF OUR COMMON STOCK ISSUED IN THIS OFFERING WILL BE LESS THAN THE OFFERING PRICE.

    The initial public offering price for this offering is substantially higher than the net tangible book value per share of the outstanding common stock immediately after the offering. If you purchase common stock in the offering, you will incur immediate and substantial dilution. Dilution is a reduction in the net tangible book value per share from the price you pay per share for our common stock. We also have outstanding a large number of stock options and warrants to purchase common stock with exercise prices significantly below the estimated initial public offering price of the common stock. To the extent these options or warrants are exercised, there will be further dilution. We intend to continue to grant a significant number of stock options to our employees.

    YOU SHOULD NOT EXPECT TO RECEIVE DIVIDENDS FROM US.

    We are not permitted to pay dividends under our commercial credit facility and do not expect to declare or pay any cash dividends in the near future.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements based largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. The words "believe", "may", "will", "estimate", "continue", "anticipate", "intend", "expect" and similar expressions, as they relate to Lionbridge, our business or our management, are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

    - general economic and business conditions, both nationally and in our markets,

    - our expectations and estimates concerning future financial performance, financing plans and the impact of competition,

    - anticipated trends in our business,

    - existing and future regulations affecting our business,

    - our acquisition opportunities, and

    - other risk factors set forth under "Risk Factors" in this prospectus.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                USE OF PROCEEDS

    The net proceeds to Lionbridge from the sale of the       shares of common
stock in this offering, assuming a public offering price of $      per share,
are estimated to be $      million, after deducting underwriting discounts and
commissions and estimated offering expenses of $         . We intend to use the
net proceeds as follows:

    - To pay off an aggregate of $12,000,000 principal amount of our senior subordinated notes. The notes accrue interest of 12.0% per year and mature upon the earlier of February (in the case of $10,000,000 of the notes) or March (in the case of $2,000,000 of the notes) 2006, and the completion of an underwritten public offering.

    - To redeem all outstanding shares of our Series B redeemable preferred stock at $100,000 per share plus and 8% annual premium upon the closing of this offering. As of May 31, 1999, the redemption amount is $15,837,000.

    - For general corporate purposes, including capital expenditures and potential acquisitions.

    Pending these uses, we may invest the net proceeds from this offering temporarily in short-term, investment-grade, interest-bearing securities or guaranteed obligations of the United States government. Lionbridge will not receive any proceeds from the sale of common stock by the selling stockholders if the underwriters exercise their over-allotment options.

                                DIVIDEND POLICY

    Lionbridge has not declared or paid and does not anticipate declaring or paying any dividends on its common stock in the near future. In addition, the terms of our credit facility with Silicon Valley Bank prohibit the payment of cash dividends on our capital stock. We currently intend to retain future earnings, if any, to fund the expansion and growth of our business. Any future determination as to the declaration and payment of dividends will be at the discretion of our Board of Directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and other factors as our Board of Directors considers relevant.

                                 CAPITALIZATION

    The following table sets forth as of March 31, 1999:

        (i) the actual capitalization of Lionbridge,

        (ii) the pro forma as adjusted capitalization of Lionbridge after giving effect upon the closing of this offering to:

    - the exchange of all outstanding shares of our Series A convertible preferred stock and Series D nonvoting convertible preferred stock into shares of our Series B redeemable preferred stock and Series C convertible preferred stock,

    - the redemption of all outstanding shares of our Series B redeemable preferred stock for $100,000 per share plus an 8% annual premium,

    - the conversion of all outstanding shares of our Series C convertible preferred stock into shares of our common stock,

    - the payment in full of the subordinated notes and the related impact on the accumulated deficit for the charge for the unamortized original issue discount on these notes,

    - the exercise of warrants to acquire 2,299,889 shares of our common stock, and

    - the sale of         shares of our common stock in this offering at an
      assumed initial public offering price of $    per share, after deducting
      underwriting discounts and commissions and estimated offering expenses, and application of the estimated net proceeds.

    You should read the following table in conjunction with Lionbridge's consolidated financial statements and related notes appearing elsewhere in this prospectus. This information excludes 3,948,800 shares of common stock issuable upon exercise of outstanding options as of June 15, 1999, of which options to purchase 436,161 shares were then exercisable, and 2,820,320 shares of common stock reserved for future issuance under our 1998 Stock Plan. This information also excludes 125,000 shares of common stock issuable upon exercise of warrants as of June 15, 1999.

                                                                                                MARCH 31, 1999
                                                                                          --------------------------
                                                                                                         PRO FORMA
                                                                                            ACTUAL      AS ADJUSTED
                                                                                          -----------  -------------
                                                                                          (UNAUDITED)   (UNAUDITED)
                                                                                            (IN THOUSANDS, EXCEPT
                                                                                          SHARE AND PER SHARE DATA)
Amounts owed to banks...................................................................   $     175     $
Short-term debt.........................................................................       4,943
Long-term debt, net of discount.........................................................       7,155

Redeemable convertible preferred stock, $0.01 par value:
  Series A convertible preferred stock, 17,271,314 shares authorized; 13,271,314 shares issued and outstanding actual; no shares issued and outstanding pro forma as
    adjusted ...........................................................................      15,660
  Series B redeemable preferred stock, 200 shares authorized; no shares issued and
    outstanding actual and pro forma as adjusted........................................          --
  Series C convertible preferred stock, 17,271,514 shares authorized; no shares issued
    and outstanding actual and pro forma as adjusted....................................          --
  Series D nonvoting convertible preferred stock, 200 shares authorized; 140 shares issued and outstanding actual; no shares issued and outstanding pro forma as
    adjusted............................................................................          --

Stockholders' equity (deficit):
  Common stock, $0.01 par value; 25,950,867 shares authorized; 3,460,598 shares issued
    and outstanding actual;         shares issued and outstanding pro forma as
    adjusted............................................................................          35
  Additional paid-in capital............................................................       9,563
  Accumulated deficit...................................................................     (17,879)
  Deferred compensation.................................................................      (2,763)
  Accumulated other comprehensive income (1)............................................         383
                                                                                          -----------  -------------
  Total stockholders' equity (deficit)..................................................     (10,661)
                                                                                          -----------  -------------
Total capitalization....................................................................   $  17,272     $
                                                                                          -----------  -------------
                                                                                          -----------  -------------

------------------------------

(1) Represents the cumulative effect of foreign currency translation adjustments. For more information, see Note 2 of notes to consolidated financial statements.

                                    DILUTION

    Purchasers of the common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the initial public offering price. Net tangible book value per share represents the amount of the total tangible assets less total liabilities of Lionbridge, divided by the number of shares of common stock outstanding. At March 31, 1999,
Lionbridge had a pro forma net tangible book value of $         or $         per
share of common stock, assuming

    - the exchange of all outstanding shares of our Series A convertible preferred stock and Series D nonvoting convertible preferred stock into shares of our Series B redeemable preferred stock and Series C convertible preferred stock upon the closing of this offering,

    - the redemption of all outstanding shares of our Series B redeemable preferred stock for $100,000 per share plus an 8% annual premium upon the closing of this offering,

    - the conversion of all outstanding shares of our Series C convertible preferred stock into shares of our common stock upon the closing of this offering, and

    - the exercise of warrants to acquire 2,299,889 shares of our common stock.

    After giving effect to the sale of        shares of common stock offered by
Lionbridge at an assumed initial public offering price of $         per share
and the deduction of underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of Lionbridge as of
March 31, 1999 would have been approximately $           , or $       per share.
This represents an immediate increase in pro forma net tangible book value of $
  per share to existing stockholders and an immediate and substantial dilution
of $           per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price......................................  $
  Pro forma net tangible book value per share at March 31,
    1999........................................................  $
  Increase attributable to new investors........................  $
                                                                  ---------
Pro forma net tangible book value after this offering......................  $
                                                                             ---------
Dilution in pro forma net tangible book value to new investors.............  $
                                                                             ---------
                                                                             ---------

    The following table summarizes, on the pro forma basis set forth above as of March 31, 1999, the differences between existing stockholders and new investors in this offering with respect to the number of shares of common stock purchased from Lionbridge, the consideration paid to Lionbridge and the average consideration paid per share (before the deduction of underwriting discounts and commissions and estimated offering expenses):

                                                                               TOTAL CONSIDERATION
                                                       SHARES PURCHASED
                                                   ------------------------  ------------------------  AVERAGE PRICE
                                                     NUMBER       PERCENT      AMOUNT       PERCENT      PER SHARE
                                                   -----------  -----------  -----------  -----------  -------------
Existing stockholders............................                        %    $                    %     $
New investors....................................                        %    $                    %     $
                                                        -----        -----        -----        -----
      Totals.....................................                     100%    $                 100%
                                                        -----        -----        -----        -----
                                                        -----        -----        -----        -----

    The foregoing discussion and tables assume no sale of shares of common stock held by existing stockholders pursuant to the underwriters' over-allotment options. The foregoing discussion and tables also do not assume exercise of any stock options or warrants after June 15, 1999. As of June 15, 1999, there were 125,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $1.60 per share. As of June 15, 1999, there were 3,948,800 shares of common stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of $1.14 per share; and 2,820,320 shares of common stock reserved for issuance under Lionbridge's 1998 Stock Plan. In addition, in June 1999, effective upon closing of this offering, Lionbridge will adopt the 1999 Employee Stock Purchase Plan, pursuant to which 1,000,000 shares of common stock were initially reserved for issuance. To the extent that these options are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    Lionbridge was incorporated on September 11, 1996 and commenced operations on December 23, 1996 through the acquisition of the localization businesses of Stream International in Europe. Stream's European localization businesses consisted of legal entities in France, Ireland, and The Netherlands. Until 1996, Stream did not maintain complete accounting records for these localization businesses in Europe. As a result, the accounting information required to prepare financial statements for any period prior to 1996 is not available; and, therefore, we cannot present selected financial data for 1994 and 1995.

    The selected financial data for the year ended December 31, 1996 relating to Stream's European localization businesses have been derived from the combined financial statements of The Localization Businesses of Stream International Holdings, Inc. in Ireland, The Netherlands and France which appear elsewhere in this prospectus and which have been audited by PricewaterhouseCoopers LLP, independent public accountants. The selected consolidated financial data as of December 31, 1997 and 1998 and for the years then ended have been derived from the consolidated financial statements of Lionbridge which appear elsewhere in this prospectus and which have been audited by PricewaterhouseCoopers LLP, independent public accountants. The selected financial data as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been derived from unaudited consolidated financial statements which appear elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements that appear elsewhere in this prospectus and include all adjustments, which are only normal recurring adjustments, necessary for a fair presentation.

    The results of operations of Lionbridge for the period from inception (September 11, 1996) to December 31, 1996, are immaterial, consisting of a net loss of $159,000 with no revenues. As a result, we do not present selected consolidated financial data for this period.

    The historical results presented are not necessarily indicative of future results. You should read the data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                           YEAR ENDED
                                                          DECEMBER 31,            THREE MONTHS ENDED
                                                    -------------------------          MARCH 31,
                                                    1996(1)   1997     1998    -------------------------
                                                    -------  -------  -------     1998          1999
                                                                               -----------   -----------
                                                                               (UNAUDITED)   (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue...........................................  $28,134  $26,462  $38,412    $ 7,438       $11,690
Cost of revenue...................................   24,977   18,914   25,546      5,344         8,195
                                                    -------  -------  -------  -----------   -----------
    Gross profit..................................    3,157    7,548   12,866      2,094         3,495
                                                    -------  -------  -------  -----------   -----------
Operating expenses:
  Sales and marketing (1).........................       --    1,306    2,735        527         1,172
  General and administrative......................    3,144    8,210   10,889      2,387         3,233
  Amortization of acquisition-related intangible
    assets........................................       --    4,400    2,145        561           766
  Nonrecurring charges............................       --      541      501        451            --
  Stock-based compensation........................       --       --       --         --            45
                                                    -------  -------  -------  -----------   -----------
    Total operating expenses......................    3,144   14,457   16,270      3,926         5,216
                                                    -------  -------  -------  -----------   -----------
Income (loss) from operations.....................       13   (6,909)  (3,404)    (1,832)       (1,721)
Interest expense:
  Interest on outstanding debt....................     (154)    (127)    (648)       (86)         (346)
  Amortization of original issue discount.........       --       --       --         --        (1,122)
Other income (expense), net.......................      (72)    (506)      49         42          (181)
                                                    -------  -------  -------  -----------   -----------
Loss before income taxes..........................     (213)  (7,542)  (4,003)    (1,876)       (3,370)
Provision for income taxes........................       --      112      259         36            45
                                                    -------  -------  -------  -----------   -----------
Net loss..........................................     (213)  (7,654)  (4,262)    (1,912)       (3,415)
Accrued dividends on preferred stock..............       --   (1,062)  (1,062)      (265)         (265)
                                                    -------  -------  -------  -----------   -----------
Net loss attributable to common stockholders......  $  (213) $(8,716) $(5,324)   $(2,177)      $(3,680)
                                                    -------  -------  -------  -----------   -----------
                                                    -------  -------  -------  -----------   -----------
Basic and diluted net loss per share attributable
  to common stockholders (2)......................           $ (5.90) $ (1.99)   $ (0.98)      $ (1.17)
Shares used in computing basic and diluted net
  loss per share attributable to common
  stockholders....................................             1,477    2,673      2,229         3,140

------------------------

(1) Results for the year ended December 31, 1996 reflect Stream International's results of operations for the businesses we acquired from Stream International on December 23, 1996. These businesses did not have any dedicated sales and marketing personnel; therefore, Stream International allocated a portion of its total sales and marketing expenses to these businesses and these expenses are reflected within general and administrative expenses for that period.

(2) See Note 2 to Lionbridge's consolidated financial statements for an explanation of the basis used to calculate net loss per share attributable to common stockholders.

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
                                                                                      MARCH 31, 1999
                                                                                 -------------------------
                                                                                   ACTUAL       PRO FORMA
                                                                                 -----------   AS ADJUSTED
                                                                                 (UNAUDITED)   -----------
                                                                                               (UNAUDITED)
                                                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash........................................................  $ 1,098  $    732    $ 3,802
Working capital (deficit)...................................   (1,476)   (7,718)      (947)
Total assets................................................   18,756    22,481     29,366
Long-term debt, net of discount.............................       --        --      7,155
Redeemable convertible preferred stock......................   14,333    15,395     15,660
Stockholders' equity (deficit)..............................   (8,063)  (13,419)   (10,661)

    The pro forma as adjusted column above gives effect upon the closing of this offering to:

    - the exchange of all outstanding shares of our Series A convertible preferred stock and Series D nonvoting convertible preferred stock into shares of our Series B redeemable preferred stock and Series C convertible preferred stock,

    - the redemption of all outstanding shares of our Series B redeemable preferred stock for $100,000 per share plus an 8% annual premium,

    - the conversion of all outstanding shares of our Series C convertible preferred stock into shares of our common stock,

    - the payment in full of the subordinated notes and the related impact on the accumulated deficit for the charge for the unamortized original issue discount on these notes,

    - the exercise of warrants to acquire 2,299,889 shares of our common stock, and

    - the sale of         shares of our common stock in this offering at an
      assumed initial public offering price of $    per share, after deducting
      underwriting discounts and commissions and estimated offering expenses, and application of the estimated net proceeds.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the accompanying financial statements and related notes included elsewhere in this prospectus.

OVERVIEW

    GENERAL

    Lionbridge is a provider of globalization and multilingual Internet services to industry-leading software publishers, computer hardware manufacturers, and telecommunications companies. Since 1996, we have focused primarily on globalization services, including localization, internationalization, and testing, that enable simultaneous worldwide release and ongoing maintenance of products and product-related technical support, training materials, and sales and marketing information in multiple languages. More recently, as product release, technical support, and training have evolved toward a Web-based business model, we have begun to offer multilingual Internet services.

    Lionbridge's revenues are derived from fees for services generated on a project-by-project basis. Projects are generally billed on a time and materials basis. Revenue is recognized using the percentage of completion method of accounting, based on management's estimate of progress against the project plan. The agreements entered into in connection with projects are generally terminable by clients upon 30 days' prior written notice. If a client terminates an agreement, it is required to pay Lionbridge for time and materials incurred through the termination date. If clients terminate existing projects or if Lionbridge is unable to enter into new engagements, our financial condition and results of operations could be materially and adversely affected.

    Lionbridge has experienced operating losses, as well as net losses, for each year of its operations and, as of March 31, 1999, had an accumulated deficit of $17.9 million.

    ACQUISITIONS

    We have grown our business through a combination of acquisitions and organic growth. Since our inception, we have acquired the following businesses and assets.

    Lionbridge was formed in 1996 in order to acquire the localization businesses of Stream International in Ireland, The Netherlands, and France. Lionbridge acquired these businesses on December 23, 1996 for $11.3 million in cash and the assumption of $100,000 of liabilities. Our acquisition of the businesses was recorded as though the purchase had occurred on December 31, 1996, as the results of operations and changes in financial position between the actual date of the purchase (December 23, 1996) and this date were immaterial. In connection with this acquisition, Lionbridge recorded $9.2 million of goodwill, which is being amortized over five years. Additionally, during 1997, Lionbridge purchased assets in Japan, China, South Korea and Taiwan from Stream International in exchange for approximately $100,000 in cash plus the assumption of liabilities of $317,000. Following this transaction, we expanded our business in Asia.

    As of January 2, 1998, Lionbridge acquired Japanese Language Services, a company specializing in Japanese localization services with operations in the United States and Japan, for $2.6 million in cash and 466,835 shares of our common stock, including payments made and shares issued subsequent to the acquisition date. The former Japanese Language Services stockholders have the option to require us to repurchase these shares of common stock at $0.90 per share at any time from July 2001 to September 2001. Lionbridge may be required to pay up to an additional $125,000 in cash based on future operating results of Japanese Language Services through December 31, 1999. In connection with this acquisition, we recorded $2.6 million of goodwill, not including any additional contingent amounts that may be paid. The goodwill is being amortized over five years. The acquisition of Japanese Language

Services provided us with a group of highly specialized individuals with expertise in the localization of products for the Japanese language.

    In April 1998, Lionbridge acquired assets of the Monterey, California-based localization services division of Lucent Technologies for $1.0 million in cash. In connection with this acquisition, Lionbridge recorded $470,000 of goodwill, which is being amortized over five years. The purchase of assets from the former Lucent business provided us with a west coast, U.S.-based operation to enable us to further penetrate U.S.-based customers.

    In January 1999, Lionbridge acquired all of the stock of VeriTest, a California-based provider of contract and logo certification testing services. Lionbridge paid $3.3 million in cash and issued notes totaling $750,000 and 100,000 shares of our common stock. Lionbridge may also be required to pay up to an additional $1.0 million in cash dependent upon future operating performance of VeriTest through December 2000. In connection with this acquisition, Lionbridge recorded $4.3 million of goodwill, not including any additional contingent amounts that may be paid. The goodwill is being amortized over five years. Our acquisition of VeriTest has provided us with a base of highly qualified career test engineers and relationships with key customers.

    We believe our acquisitions contributed to our growth by rapidly expanding our employee base, geographic coverage, client base, industry expertise, and technical skills. Lionbridge anticipates that a material portion of its future growth will be accomplished by acquiring existing businesses. Most of Lionbridge's growth in personnel to date has been through acquisitions. The success of this plan depends upon, among other things, Lionbridge's ability to integrate acquired personnel, operations, products, and technologies into its organization effectively; to retain and motivate key personnel of acquired businesses; and to retain customers of acquired firms. Lionbridge cannot guarantee that it will be able to identify suitable acquisition opportunities, obtain any necessary financing on acceptable terms to finance any acquisitions, consummate any acquisitions, or successfully integrate acquired personnel and operations.

    NONRECURRING CHARGES

    During the fourth quarter of 1997, the first quarter of 1998, and the fourth quarter of 1998, Lionbridge recorded nonrecurring charges of $541,000, $451,000 and $50,000, respectively, in operating expenses. These charges related to reductions to our workforce in France, where we reduced our technical staff by 9 and 5 employees in 1997 and 1998, respectively. All employees had been informed of their termination and related benefits in the period that the corresponding charge was recorded and have now left Lionbridge. The liabilities recorded in relation to the cost of these reductions were matched by corresponding expenditures in 1998, and we do not anticipate any future costs related to these actions.

    NON-CASH CHARGES

    DEFERRED COMPENSATION

    Lionbridge recorded deferred compensation of $2.8 million in the first quarter of 1999, representing the difference between the exercise price of stock options granted and the fair market value for accounting purposes of the underlying common stock at the date of the grant. The deferred compensation is being amortized over the four-year vesting period of the applicable options. Of the total deferred compensation amount, $45,000 had been amortized as of March 31, 1999. The amortization of deferred compensation is recorded as an operating expense. We currently expect to amortize the following remaining amounts of deferred compensation as of March 31, 1999 in the fiscal periods ending:

December 31, 1999.................................................  $ 519,000
December 31, 2000.................................................  $ 702,000
December 31, 2001.................................................  $ 702,000
December 31, 2002.................................................  $ 702,000
December 31, 2003.................................................  $ 138,000

    ORIGINAL ISSUE DISCOUNT ON SUBORDINATED NOTES

    Interest expense for the quarter ended March 31, 1999 includes $1.1 million for the accretion of the original issue discount on $12.0 million of subordinated notes issued in that period. This discount represents the $6.0 million value attributable to detachable warrants to purchase 2,299,889 shares of common stock, at an exercise price of $0.01 per share, granted in connection with this debt financing. As we are required to repay the subordinated notes upon the closing of this offering, we are recording the expense of this discount on a straight-line basis over a six-month period from date of debt issuance to the date by which we expect this offering to occur. We currently expect to record an expense for the discount remaining as of March 31, 1999 over future periods as follows:

Quarter ending June 30, 1999...................................  $3.0 million
Quarter ending September 30, 1999..............................  $1.9 million

If this offering occurs prior to the end of this six month period, we will record an extraordinary loss equal to the discount remaining at that time.

RESULTS OF OPERATIONS

    The following table presents results of operations data for Lionbridge as a percentage of total revenue for the periods presented:

                                                                        THREE MONTHS
                                      YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                 ---------------------------------  --------------------
                                   1996(1)      1997       1998       1998       1999
                                 -----------  ---------  ---------  ---------  ---------
                                                                        (UNAUDITED)
Revenue........................       100.0%      100.0%     100.0%     100.0%     100.0%
Cost of revenue................        88.8        71.5       66.5       71.8       70.1
                                      -----   ---------  ---------  ---------  ---------
Gross profit...................        11.2        28.5       33.5       28.2       29.9
                                      -----   ---------  ---------  ---------  ---------
Operating expenses:
  Sales and marketing(1).......          --         4.9        7.1        7.1       10.0
  General and administrative...        11.2        31.1       28.4       32.1       27.6
  Amortization of acquisition-
    related intangible
    assets.....................          --        16.6        5.6        7.5        6.6
  Nonrecurring charges.........          --         2.0        1.3        6.1         --
  Stock-based compensation.....          --          --         --         --        0.4
                                      -----   ---------  ---------  ---------  ---------
    Total operating expenses...        11.2        54.6       42.4       52.8       44.6
                                      -----   ---------  ---------  ---------  ---------
  Loss from operations.........          --       (26.1)      (8.9)     (24.6)     (14.7)
Interest expense...............        (0.5)       (0.5)      (1.6)      (1.2)     (12.6)
Other income (expense), net....        (0.3)       (1.9)       0.1        0.6       (1.5)
                                      -----   ---------  ---------  ---------  ---------
Loss before income taxes.......        (0.8)      (28.5)     (10.4)     (25.2)     (28.8)
Provision for income taxes.....          --         0.4        0.7        0.5        0.4
                                      -----   ---------  ---------  ---------  ---------
Net loss.......................        (0.8)%     (28.9)%     (11.1)%     (25.7)%     (29.2)%
                                      -----   ---------  ---------  ---------  ---------
                                      -----   ---------  ---------  ---------  ---------

------------------------

(1) Results for the year ended December 31, 1996 reflect Stream International's results of operations for the businesses we acquired from Stream International on December 23, 1996. These businesses did not have any dedicated sales and marketing personnel; therefore, Stream International allocated a portion of its total sales and marketing expenses to these businesses and these expenses are reflected within general and administrative expenses for that period.

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

    REVENUE. Revenue for the three months ended March 31, 1999 increased 57.2% to $11.7 million as compared to $7.4 million for the same period of the prior year. This increase results from additional project volume during the first quarter of 1999 as compared to the first quarter of 1998, reflecting the continued impact of a strengthened sales organization. In addition, the first quarter of 1999 also reflects revenue derived from the operations of VeriTest and the Monterey facility, which were not included in the first quarter of 1998.

    COST OF REVENUE. Cost of revenue consists primarily of outsourcing expense incurred for translation services provided by third parties as well as salaries and associated employee benefits for personnel related to client projects. As a percentage of revenue, cost of revenue decreased to 70.1% for the three months ended March 31, 1999 as compared to 71.8% for the corresponding period of the prior year. This decrease is principally due to improved utilization of employees as we continued to realize increased operating leverage from our services personnel.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions and associated employee benefits, travel expenses of sales and marketing personnel, and promotional expenses. Sales and marketing expenses increased 122.4% to $1.2 million for the three months ended March 31, 1999 from $527,000 for the three months ended March 31, 1998. This increase is attributable to increases in the number of employees and additional marketing initiatives to support the continued growth of the business. As a percentage of revenue, sales and marketing expenses increased to 10.0% for the three months ended March 31, 1999 from 7.1% for the three months ended March 31, 1998. Sales and marketing expenses are expected to continue to increase in absolute dollars as we continue to expand our marketing programs and sales force.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist of salaries of the management, purchasing, process and technology, finance and administrative groups, and associated employee benefits; facilities costs, including depreciation and amortization; information systems costs; professional fees; travel; and all other site and corporate costs. General and administrative expenses increased 35.4% to $3.2 million for the three months ended March 31, 1999 from $2.4 million for the three months ended March 31, 1998. This increase was principally due to increased staffing and additional depreciation expense from a larger fixed asset base necessary to support Lionbridge's continued growth. As a percentage of revenue, general and administrative expenses decreased to 27.6% for the quarter ended March 31, 1999 from 32.1% for the corresponding quarter of 1998 as we continued to realize the operating leverage from our established infrastructure.

    AMORTIZATION OF ACQUISITION-RELATED INTANGIBLE ASSETS. Amortization of acquisition-related intangible assets consists of amortization of goodwill and other intangible assets resulting from acquired businesses. Amortization increased 36.5% to $766,000 for the three months ended March 31, 1999 from $561,000 for the three months ended March 31, 1998. This increase was due to the amortization of goodwill recognized on the acquisition of VeriTest in the first quarter of 1999.

    INTEREST EXPENSE. Interest expense represents interest payable on debt and the accretion of original issue discount on subordinated notes with detachable warrants. Interest expense increased to $1.5 million for the three months ended March 31, 1999 as compared to $86,000 for the three months ended March 31, 1998. This increase was principally due to accretion of $1.1 million on the original issue discount on our subordinated notes issued in 1999 and to increased interest as a result of greater borrowings through notes issued, and our commercial credit facility.

    OTHER INCOME (EXPENSE) NET. Other income (expense), net consists primarily of foreign currency transaction gains or losses arising from exchange rate fluctuations on transactions denominated in currencies other than the local currencies of the countries in which the transactions are recorded. As a percentage of revenue, other income (expense), net decreased to (1.5)% for the quarter ended March 31, 1999 from 0.6% for the corresponding quarter of 1998.

    PROVISION FOR INCOME TAXES. The provision for income taxes in the three-month periods ended March 31, 1999 and 1998 represents taxes generated in foreign jurisdictions for which U.S. tax credit utilization is currently uncertain. We recorded no tax benefit for losses generated during these periods due to the uncertainty of realizing any benefit.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUE. In 1998, revenue increased 45.2% to $38.4 million from $26.5 million in 1997. This increase results from additional project volume during 1998 as compared to 1997, reflecting the impact of a more established sales and marketing organization in 1998. Additionally, 1998 results reflect the impact of the Japanese Language Services acquisition and opening of the Monterey and Ballina facilities in that year.

    COST OF REVENUE. As a percentage of revenue, cost of revenue decreased to 66.5% during 1998 as compared to 71.5% during 1997 due to improved utilization of employees as Lionbridge realized increased operating leverage from its services personnel.

    SALES AND MARKETING. Sales and marketing costs increased 109.4% to $2.7 million in 1998 from $1.3 million in 1997. This increase was primarily due to expenses associated with the hiring of additional direct sales personnel in fiscal 1998 as we continued to establish our sales and marketing organization. As a percentage of revenue, sales and marketing expenses increased to 7.1% from 4.9% during 1997.

    GENERAL AND ADMINISTRATIVE. General and administrative costs increased 32.6% to $10.9 million in 1998 from $8.2 million in 1997 as a result of the hiring of additional employees and other personnel-related costs as well as the additional infrastructure costs of adding the Japanese Language Services, Monterey and Ballina facilities. As a percentage of revenue, general and administrative expenses decreased to 28.4% in 1998 from 31.1% in 1997 as we began to realize the operating leverage from our infrastructure.

    AMORTIZATION OF ACQUISITION-RELATED INTANGIBLE ASSETS Amortization decreased 51.3% to $2.1 million in 1998 from $4.4 million in 1997. This decrease is due to the amortization of a six-month non-compete agreement between Lionbridge and Stream International, valued at $2.6 million, which was fully amortized in 1997. Partially offsetting this decrease is amortization expense attributable to goodwill on the acquisition of the Japanese Language Services and Lucent businesses in 1998.

    INTEREST EXPENSE. Interest expense increased 410.2% to $648,000 in 1998 from $127,000 in 1997. The increase is due to additional interest incurred on our commercial credit facility during 1998 as outstanding borrowings rose from $2.2 million at December 31, 1997 to $7.7 million at December 31, 1998 to support our growth.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net, was $49,000 for the twelve months ended December 31, 1998 as compared to $(506,000) for the twelve months ended December 31, 1997, or 0.1% and (1.9)% of revenue, respectively.

    PROVISION FOR INCOME TAXES. The provision for income taxes for the years ended December 31, 1998 and 1997 represents taxes generated in foreign jurisdictions for which U.S. tax credit utilization is currently uncertain. The benefit from our utilization of net operating loss carryforwards in Europe during those periods was recorded as a reduction of goodwill, rather than a tax provision benefit, since the deferred tax assets associated with these carryforwards had been fully reserved at the time we acquired Stream International's localization businesses. We recorded no tax benefit for losses generated during these periods due to the uncertainty of realizing any benefit.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUE. In 1997, revenue decreased 5.9% to $26.5 million as compared to Stream International's revenues from the European localization business of $28.1 million in 1996. The decrease is primarily due to the expiration of two large contracts at the end of 1996 and beginning of 1997. In addition, because Stream International did not transfer any sales and marketing personnel to us, we needed to build a sales and marketing team. As a result, sales in 1997 were adversely impacted as we built this team.

    OPERATING COSTS AND EXPENSES. Operating costs and expenses consist of cost of revenue, sales and marketing, general and administrative expenses, and nonrecurring charges. Our operating costs and expenses increased 3.0% to $29.0 million in 1997 from $28.1 million in 1996. As a percentage of revenue, operating costs and expenses increased to 109.5% of revenue in 1997, up from 100.0% in 1996, reflecting the costs of establishing our direct sales force, increased marketing activities, and the addition of centralized management and finance functions after the purchase of Stream International's businesses in 1996.

    PROVISION FOR INCOME TAXES. The provision for income taxes for the year ended December 31, 1997 represents taxes generated in foreign jurisdictions for which U.S. tax credit utilization is currently uncertain. The benefit from our utilization of net operating loss carryforwards in Europe during that period was recorded as a reduction of goodwill, rather than a tax provision benefit, since the deferred tax assets associated with these carryforwards had been fully reserved at the time we acquired Stream International's localization businesses. We recorded no tax benefit for losses generated during this period due to the uncertainty of realizing any benefit. There was no tax provision recorded for the year ended December 31, 1996 because Stream International benefited the tax provision with the utilization of previously unrecognized net operating loss carryforwards.

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth unaudited consolidated quarterly financial data for the periods indicated. We derived this data from our unaudited consolidated financial statements, and, in the opinion of management, they have been prepared on the same basis as the audited financial statements contained elsewhere in this prospectus and include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial results for the periods. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                                   QUARTER ENDED
                                                    ----------------------------------------------------------------------------
                                                    JUNE 30,  SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                                      1997      1997        1997       1998        1998       1998        1998
                                                    --------  ---------   --------   ---------   --------   ---------   --------

                                                                                   (IN THOUSANDS)
Revenue...........................................  $ 6,838    $ 6,866    $ 7,382     $ 7,438    $10,694     $10,021    $10,259
Cost of revenue...................................    4,519      5,161      5,138       5,344      6,882       6,550      6,770
                                                    --------  ---------   --------   ---------   --------   ---------   --------
    Gross profit..................................    2,319      1,705      2,244       2,094      3,812       3,471      3,489
                                                    --------  ---------   --------   ---------   --------   ---------   --------
Operating expenses:
  Sales and marketing.............................      316        341        369         527        679         749        780
  General and administrative......................    2,104      2,139      2,327       2,387      2,851       2,690      2,961
  Amortization of acquisition-related intangible
    assets........................................    1,100      1,100      1,100         561        633         441        510
  Nonrecurring charges............................       --         --        541         451         --          --         50
  Stock-based compensation........................       --         --         --          --         --          --         --
                                                    --------  ---------   --------   ---------   --------   ---------   --------
    Total operating expenses......................    3,520      3,580      4,337       3,926      4,163       3,880      4,301
                                                    --------  ---------   --------   ---------   --------   ---------   --------
Loss from operations..............................   (1,201 )   (1,875)    (2,093)     (1,832)      (351)       (409)      (812)
Interest expense..................................      (16 )      (36)       (27)        (86)      (179)       (196)      (187)
Other income (expense), net.......................        8         60       (535)         42        (64)        (22)        93
                                                    --------  ---------   --------   ---------   --------   ---------   --------
Loss before income taxes..........................   (1,209 )   (1,851)    (2,655)     (1,876)      (594)       (627)      (906)
Provision for income taxes........................       --         --        112          36         17          36        170
                                                    --------  ---------   --------   ---------   --------   ---------   --------
Net loss..........................................  $(1,209 )  $(1,851)   $(2,767)    $(1,912)   $  (611)    $  (663)   $(1,076)
                                                    --------  ---------   --------   ---------   --------   ---------   --------
                                                    --------  ---------   --------   ---------   --------   ---------   --------
AS A PERCENTAGE OF REVENUE:
Revenue...........................................    100.0%     100.0%     100.0%      100.0%     100.0%      100.0%     100.0%
Cost of revenue...................................     66.1       75.2       69.6        71.8       64.4        65.4       66.0
                                                    --------  ---------   --------   ---------   --------   ---------   --------
    Gross profit..................................     33.9       24.8       30.4        28.2       35.6        34.6       34.0
                                                    --------  ---------   --------   ---------   --------   ---------   --------
Operating expenses:
  Sales and marketing.............................      4.6        5.0        5.0         7.1        6.3         7.5        7.6
  General and administrative......................     30.8       31.1       31.5        32.1       26.7        26.8       28.9
  Amortization of acquisition-related intangible
    assets........................................     16.1       16.0       14.9         7.5        5.9         4.4        5.0
  Nonrecurring charges............................       --         --        7.3         6.1         --          --        0.4
  Stock-based compensation........................       --         --         --          --         --          --         --
                                                    --------  ---------   --------   ---------   --------   ---------   --------
    Total operating expenses......................     51.5       52.1       58.7        52.8       38.9        38.7       41.9
                                                    --------  ---------   --------   ---------   --------   ---------   --------
Loss from operations..............................    (17.6 )    (27.3)     (28.3)      (24.6)      (3.3)       (4.1)      (7.9)
Interest expense..................................     (0.2 )     (0.5)      (0.4)       (1.2)      (1.7)       (2.0)      (1.8)
Other income (expense), net.......................      0.1        0.8       (7.3)        0.6       (0.6)       (0.2)       0.9
                                                    --------  ---------   --------   ---------   --------   ---------   --------
Loss before income taxes..........................    (17.7 )    (27.0)       (36)      (25.2)      (5.6)       (6.3)      (8.8)
Provision for income taxes........................       --         --        1.5         0.5        0.1         0.3        1.7
                                                    --------  ---------   --------   ---------   --------   ---------   --------
Net loss..........................................    (17.7 )%    (27.0)%   (37.5)%     (25.7)%     (5.7)%      (6.6)%    (10.5)%
                                                    --------  ---------   --------   ---------   --------   ---------   --------
                                                    --------  ---------   --------   ---------   --------   ---------   --------


                                                    MARCH 31,
                                                      1999
                                                    ---------

Revenue...........................................   $11,690
Cost of revenue...................................     8,195
                                                    ---------
    Gross profit..................................     3,495
                                                    ---------
Operating expenses:
  Sales and marketing.............................     1,172
  General and administrative......................     3,233
  Amortization of acquisition-related intangible
    assets........................................       766
  Nonrecurring charges............................        --
  Stock-based compensation........................        45
                                                    ---------
    Total operating expenses......................     5,216
                                                    ---------
Loss from operations..............................    (1,721)
Interest expense..................................    (1,468)
Other income (expense), net.......................      (181)
                                                    ---------
Loss before income taxes..........................    (3,370)
Provision for income taxes........................        45
                                                    ---------
Net loss..........................................   $(3,415)
                                                    ---------
                                                    ---------
AS A PERCENTAGE OF REVENUE:
Revenue...........................................     100.0%
Cost of revenue...................................      70.1
                                                    ---------
    Gross profit..................................      29.9
                                                    ---------
Operating expenses:
  Sales and marketing.............................      10.0
  General and administrative......................      27.6
  Amortization of acquisition-related intangible
    assets........................................       6.6
  Nonrecurring charges............................        --
  Stock-based compensation........................       0.4
                                                    ---------
    Total operating expenses......................      44.6
                                                    ---------
Loss from operations..............................     (14.7)
Interest expense..................................     (12.6)
Other income (expense), net.......................      (1.5)
                                                    ---------
Loss before income taxes..........................     (28.8)
Provision for income taxes........................       0.4
                                                    ---------
Net loss..........................................     (29.2)%
                                                    ---------
                                                    ---------

    Lionbridge has experienced quarter-to-quarter variability in its revenues and gross profit. This variability is due to fluctuations in our clients' product release cycles, the length of our sales cycle, rapid growth, acquisitions, the emerging nature of the markets in which we compete and other factors outside our control. We believe that quarter-to-quarter comparisons of results of operations are not necessarily meaningful. You should not rely on these comparisons as a measure of future performance.

LIQUIDITY AND CAPITAL RESOURCES

    Since its formation, Lionbridge has relied primarily on private sales of equity securities (totaling approximately $13.3 million through December 31, 1998) and borrowings to fund operations. We have incurred significant losses since our inception and, at March 31, 1999, had an accumulated deficit of $17.9 million and a working capital deficit of $947,000.

    We have a commercial credit facility that allows Lionbridge to borrow up to $8.0 million, and which expires on August 20, 1999. The facility requires Lionbridge to maintain financial ratios and restricts the payment of dividends. The facility bears interest at the bank's prime rate plus 1% (8.75% at May 31, 1999) and is collateralized by worldwide accounts receivable and work in process. As of March 31, 1999, $4.2 million was outstanding under the facility.

    In the first quarter of 1999, we entered into subordinated loan agreements with a stockholder and a third party. Under the terms of the agreements, we issued $12.0 million of subordinated notes with detachable warrants to purchase 2,299,889 shares of our common stock at an exercise price of $.01 per share. These notes bear interest at 12% per year and are due upon the earlier of the closing of this offering or between 2003 and 2006.

    Net cash used in operations was $1.4 million in 1997, $1.7 million in 1998, and $1.6 million in the three months ended March 31, 1999. Cash used in these periods was primarily to fund the net losses of $7.7 million, $4.3 million and $3.4 million incurred during these periods, respectively, offset in part by depreciation, amortization and other non-cash expenses and increases in operating assets and liabilities. Increases in operating assets and liabilities were largely the result of the growth of our business operations during these periods.

    Net cash used in investing activities was $426,000 in 1997, $4.5 million in 1998, and $3.8 million in the three months ended March 31, 1999. Investing activities for these periods were primarily purchases of equipment, the acquisitions of Japanese Language Services in 1998 and VeriTest in 1999, and the purchase of assets from Lucent in 1998.

    Net cash provided by financing activities was $1.3 million in 1997, $5.9 million in 1998, and $8.5 million in the three months ended March 31, 1999, primarily due to the borrowings against our bank line of credit in each period as well as the issuance of the subordinated debt in 1999.

    As of March 31, 1999, Lionbridge's other significant financial commitments consisted of $750,000 of notes payable as well as obligations under operating leases. Additionally, we will redeem our Series B redeemable preferred stock upon the closing of this offering. The redemption amount at March 31, 1999 was approximately $15.7 million.

    As of March 31, 1999, we had cash of $3.8 million and an additional $3.8 million available for borrowing under the bank line of credit. Our future financing requirements will depend upon a number of factors, including the Company's operating performance and increases in operating expenses associated with growth in our business. We anticipate that the net proceeds of this offering, together with existing cash and available financing, should provide adequate cash to fund our currently anticipated cash needs through at least the next 12 months. We cannot assure you that additional financing, if needed, will be available to Lionbridge at terms acceptable to us, if at all.

YEAR 2000 READINESS DISCLOSURE

    The Year 2000 problem is the potential for system and processing failures of date-related data arising from the use of two digits by computer-controlled systems, rather than four digits, to define the applicable year. Because we and our clients are dependent, to a very substantial degree, upon the proper functioning of our and their computer systems, a failure of our or their systems to correctly recognize dates beyond December 31, 1999 could materially disrupt our operations, which could materially and adversely affect our business, results of operations, and financial condition. Additionally, our failure to provide Year 2000-compliant services to our clients could result in financial loss, harm to our reputation and legal liability. Likewise, the failure of computer systems and products of the third parties with which we transact business to be Year 2000-compliant could materially disrupt their and our operations.

    STATE OF READINESS. We have made a preliminary assessment of the Year 2000 readiness of our information technology ("IT") systems, including the hardware and software that enable us to provide services. Our Year 2000 readiness plan consists of:

    - quality assurance testing of our internally developed proprietary software,

    - contacting third-party vendors and licensors of material software and services that are both directly and indirectly related to the delivery of our services,

    - assessing our repair and replacement requirements, and

    - creating contingency plans in the event of Year 2000 failures.

    We have begun to contact our third party vendors and service providers to assess their Year 2000 compliance. We have been informed by all of our material software component vendors that the products we use are currently Year 2000-compliant. We are currently assessing our non-IT systems and will seek assurance of Year 2000 compliance from providers of material non-IT systems. Until testing is complete and we contact these vendors and providers, we will not be able to completely evaluate whether our IT systems or non-IT systems will need to be revised or replaced.

    COSTS. We have made the majority of our equipment and other purchases over the course of the last two years, and we believe this equipment is Year 2000-compliant. As a result, we have not incurred any material costs in identifying or evaluating Year 2000 compliance issues. Based on our assessment to date, we do not anticipate that costs associated with remediating our non-compliant IT systems or non-IT systems will be material. We expect that our existing employees or consultants will perform any significant work pertaining to Year 2000 compliance.

    RISKS. We believe that our internal software and hardware systems will function properly with respect to dates in the Year 2000 and thereafter, but we can give you no assurance in this regard until these systems are operational in the Year 2000. In addition, Year 2000 problems of our clients, suppliers and service providers could affect our systems or operations. Our primary vendors consist of individual translators and other service professionals who are not expected to be materially impacted by the Year 2000 issue. We do have relationships with various financial institutions and telecommunications providers throughout the world which could be materially impacted by this problem. In addition, we cannot assure you that governmental agencies, utility companies, Internet access companies, third party service providers, and others outside our control will be Year 2000-compliant. Because we depend heavily on the availability of the Internet to conduct our business and provide services to our clients, disruptions in the use of the Internet arising from Year 2000 problems could materially affect our business, financial condition, and results of operations.

    Widespread Year 2000 difficulties could also decrease demand for our services as companies expend resources upgrading their computer systems. Although, as a general matter, we do not specifically contract with or warrant to our clients that our work will be Year 2000-compliant, certain clients have requested and received this warranty. In these cases, we do not warrant the compliance of the client's source material; rather, we warrant only that the localized version created by us will not include new routines which fail to be Year 2000-compliant. However, even absent a Year 2000 warranty, there is a risk that clients for whom we have localized or tested software will attempt to hold us liable for any damages that result in connection with Year 2000 problems.

    CONTINGENCY PLAN. As discussed above, we are engaged in an ongoing Year 2000 assessment and are developing contingency plans in case of Year 2000 disruptions. We will take into account the results of our Year 2000 simulation testing and the responses received from third party vendors and service providers in determining the nature and extent of any contingency plans.

FOREIGN CURRENCY EXCHANGE RATE LOSSES

    A significant portion of our revenues, costs and expenses are denominated in foreign currencies. In the future, an increasing percentage of our revenue may be impacted by fluctuations in these currencies and the value of these currencies relative to the U.S. dollar. In addition, a portion of our assets and liabilities are denominated in foreign currencies. Therefore, we are exposed to foreign currency exchange risks. We have not historically tried to reduce our exposure to exchange rate fluctuations by using hedging transactions. However, we may choose to do so in the future. We may not be able to do this successfully. Accordingly, we may experience economic loss and a negative impact on earnings and equity as a result of foreign currency exchange rate fluctuations.

CONVERSION TO THE EURO

    On January 1, 1999, 11 European countries began using the "euro" as their single currency, while still continuing to use their own notes and coins for cash transactions. Banknotes and coins denominated in euros are expected to be in circulation by 2002, at which time local notes and coins will cease to be legal tender. Lionbridge conducts a significant amount of business in these countries. The introduction of the euro has not resulted in any material adverse impact upon our operations, although we continue to monitor the effects of the conversion.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair values. Changes in the fair values of derivatives are recorded each period in current earnings or other comprehensive income (loss), depending on whether or not a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction. SFAS No. 133 is expected to be effective for Lionbridge's fiscal quarter beginning January 1, 2001, and we do not expect its adoption will have a material impact on our financial position or results of operations.

    In April 1998, AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective for our fiscal 1999 financial statements, and we do not expect its adoption will have a material effect on our financial position or results of operations.

                                    BUSINESS

OVERVIEW

    Lionbridge is a provider of globalization and multilingual Internet services to industry-leading software publishers, computer hardware manufacturers, and telecommunications companies. Since 1996, we have focused primarily on globalization services, including localization, internationalization, and testing, that enable simultaneous worldwide release and ongoing maintenance of products and related technical support, training materials, and sales and marketing information in multiple languages. More recently, as product releases, technical support, and training have evolved toward a Web-based business model, we have begun to offer multilingual Internet services.

    Lionbridge is positioned at the intersection of four business trends that are transforming the world market for technology products and related services, and are in turn transforming the market for our globalization and multilingual Internet services:

    - increasingly global operations of companies around the world,
    - growth in the use of information technology products and services,

    - the Internet's revolutionary impact on how businesses communicate internally and interact with their customers and business partners on a worldwide basis, and

    - businesses' focus on core competencies, leading to the increasing use of outsourcing for technology services.

    Lionbridge's multilingual Internet services are organized into four services offerings, called ERELEASE, ESUPPORT, ELEARNING and ECOMMERCE, each designed to meet the unique requirements of our clients' product development, support, training, and sales and marketing organizations. We apply the Lionbridge RAPID GLOBALIZATION METHODOLOGY in each of these service areas. Our RAPID GLOBALIZATION METHODOLOGY integrates project management and engineering with language and workflow technologies to create multilingual, localized versions of our clients' products, technical support, training materials, and sales and marketing information.

    We service our industry-leading technology clients, including IBM, Microsoft, Motorola, Novell, Oracle, and Sun Microsystems from our facilities in the United States, Europe, and Asia.

INDUSTRY BACKGROUND

    Companies around the world are increasingly operating on a global scale. To operate efficiently, companies must standardize their hardware, software, and telecommunications infrastructures throughout their global organization. As a result, technology companies that provide hardware, software, and telecommunications products must also operate on a global scale to address their customers' needs. It is for this reason that in 1997 approximately 54% of worldwide software sales were generated outside of the U.S., according to International Data Corporation ("IDC").

    Historically, technology companies first developed products for their home markets and then created foreign language versions that were compatible with local operating systems and standards. The complexity of developing these localized versions often resulted in product releases being delayed from six months to a year after delivery of the home-country version. In the interim, end users of technology products often faced version and compatibility conflicts throughout their global organizations. As a result, global end users of technology now demand:

    - simultaneous product release of the home-country and localized versions,

    - independent third party testing and certification to provide assurance of compatibility with local operating systems and international standards, and

    - customer support, testing, and training in local languages wherever the end user operates around the world.

    To meet these demands, the market for globalization services has evolved beyond translation to encompass:

    - LOCALIZATION (L10N). The re-engineering and translation of user interfaces, online help, documentation, technical support databases ("knowledgebases"), training materials, and sales and marketing information.

    - INTERNATIONALIZATION (I18N). The re-engineering of source code so that products and applications are compatible with country-specific operating systems and software.

    - MULTILINGUAL PRODUCT TESTING. The assurance that foreign language versions appear and function properly and are compatible with local operating systems and standards.

    With the increasing complexity of many technology products today, product globalization requires the integration of a broad range of disciplines and specialized technical resources with a global communications and project management infrastructure.

    The Internet is transforming business worldwide by removing the barriers of time and geography. As the world becomes more technology-enabled, companies are using the Internet to conduct operations, manage constituents, distribute products, and communicate both internally and externally on a worldwide basis. Internet content is predominantly in English, but a growing percentage of Internet users do not speak English as their first language. Computer Economics, an independent research firm, predicts that by 2002 a majority of Internet users will be non-English speaking. Although the Internet offers significant opportunities, companies cannot take full advantage of these opportunities unless they accommodate users' local languages, cultures, and technical environments.

    Technology companies now use the Internet to:

    - RELEASE PRODUCTS. Software products are increasingly distributed over the Internet or redesigned as Web-based applications. Today, many software publishers regularly post product updates and enhancements on their Web sites.

    - PROVIDE TECHNICAL SUPPORT. Demonstrated cost benefits and improved customer satisfaction are driving businesses to provide Web-based technical support for their end users. As a result, companies are supplementing technical support call centers with Web-based self-help offerings such as Frequently Asked Questions ("FAQs") and knowledgebases. Gartner Group has estimated that the cost of providing Internet-based support ranges between $0.25 and $3.50 per request compared to $5.01 per call using traditional telephone-based customer support. IDC estimates that this market was approximately $1.8 billion in 1998 and expects it to grow to approximately $13.9 billion in 2003.

    - DELIVER PRODUCT TRAINING. Self-directed Web-based courseware, product training, and accreditation is beginning to replace classroom-based, instructor-led training. IDC estimates that the market for Internet-based information technology learning will grow from $440 million in 1998 to $4.1 billion in 2002.

    - MARKET AND SELL PRODUCTS. Lionbridge believes that e-commerce, while predominately U.S.-based today, will become a global phenomenon. Today, companies routinely localize their sales and marketing information for posting to their Web site. Lionbridge believes this trend will expand to include Internet storefronts and e-commerce applications.

    The following diagram depicts the effect the Internet is having on the way companies conduct business.

                                 [GRAPHIC]

    Few companies have the combination of engineering, linguistic, testing, and project management skills needed to successfully globalize their products and services for simultaneous worldwide release. In addition, because the demand for globalization services at most companies is variable, it is usually not cost-effective for them to maintain a full suite of in-house globalization resources. Lionbridge believes that technology companies recognize that localization is not a core competency. As a result, they are increasingly outsourcing their globalization and multilingual Internet activities in order to accelerate time-to-market, minimize their fixed costs, and reallocate their resources to core product development activities.

    Although many companies provide translation and other discrete localization-related services, Lionbridge believes few companies offer a complete globalization and multilingual Internet solution. Lionbridge believes that technology companies are demanding a one-stop globalization and multilingual Internet service provider to meet their global product development, technical support, training, and sales and marketing requirements.

LIONBRIDGE'S SOLUTION

    We offer a complete globalization and multilingual Internet solution to businesses, particularly industry-leading software publishers, computer hardware manufacturers, and telecommunications companies. We provide a full suite of services that improve the quality, consistency, and timeliness of our clients' international product releases, technical support, training materials, and sales and marketing information. Lionbridge serves as a globalization partner throughout a client's product development and support lifecycle by offering:

    - localization, translation, and internationalization services,

    - compliance, compatibility, and localization testing of software and hardware, and

    - project management throughout the globalization process.

    We have invested in our proprietary RAPID GLOBALIZATION METHODOLOGY ("RGM"), a process which is at the heart of each client engagement. RGM standardizes processes, defines key activities, and specifies goals for each project. RGM benefits our clients by enabling Lionbridge to provide consistent quality and timely delivery of localized versions of products and related materials across multiple geographies and languages. RGM emphasizes the integration of process and technology into the globalization process to achieve operational efficiencies and predictable, measurable results. RGM also facilitates the identification, capture, and sharing of valuable knowledge and best practices throughout our organization, enabling us to continuously improve the quality and efficiency of our services. RGM is generally supported by our proprietary internal LIONTRACK workflow systems, LIONTRACK WORKGROUP and LIONTRACK ENTERPRISE.

    - LIONTRACK WORKGROUP enables our clients to submit files and translation instructions to us via the Internet for automated routing throughout the localization process. Our clients can use LIONTRACK WORKGROUP to monitor the real-time progress of individual components of an assignment, which allows them to plan their product release schedule more effectively.

    - LIONTRACK ENTERPRISE is being designed for the demanding localization requirements of large, complex Web sites that are subject to continuous updating, and is expected to be operational in July 1999. LIONTRACK ENTERPRISE will connect directly to our client's Web site, automatically detecting and extracting required changes through our Web-crawling technology. LIONTRACK ENTERPRISE will route those changes for translation and localization, and automatically insert the localized material into the client's multilingual Web sites. We expect LIONTRACK ENTERPRISE to enable clients to maintain continuously updated multilingual Web sites without disruption, freeing them to focus on content development.

    We believe that expanded global competition and worldwide Internet access will increase the demand for our services. We also believe that by offering a one-stop solution to globalization and multilingual Internet service needs, Lionbridge is an attractive strategic partner to companies operating in a global marketplace.

LIONBRIDGE'S GROWTH STRATEGY

    Lionbridge's goal is to become the leading provider of globalization and multilingual Internet services. The following are the key elements of our strategy:

    LEVERAGE EXISTING CLIENTS. We seek to increase the services we provide to our existing clients by selling to other product groups within the same client organization. In addition, we seek to leverage product knowledge acquired on one project (for example, globalization of a product release) to sell services to different enterprise functions within the same client (for example, compliance testing, logo certification, localization of customer support knowledgebases, and training materials).

    CONTINUE STRATEGIC ACQUISITIONS. We intend to continue pursuing strategic acquisitions that provide greater niche expertise, complementary service offerings, additional geographic reach, and new clients. In 1998, we acquired businesses that gave us valuable expertise in Japanese localization and a facility on the west coast of the United States. In 1999, we acquired compliance testing and certification capabilities.

    EVOLVE OUR METHODOLOGY AND WORKFLOW SYSTEMS. Lionbridge intends to continue investing in development of our RAPID GLOBALIZATION METHODOLOGY and ongoing development of our LIONTRACK workflow systems. We have a dedicated process and technology group who work closely with our operations groups to refine and enhance our core methodology and systems based on best practices and client feedback. This focus enables Lionbridge to continuously improve the quality, predictability, and efficiency of our services across geographies and languages.

    PURSUE MULTI-YEAR RELATIONSHIPS WITH CLIENTS. We intend to pursue multi-year relationships with clients who seek an outsourcing partner. This could involve the acquisition of selected companies' internal localization operations and entering into multi-year agreements with the sellers of these operations.

    EXPAND INTO ADDITIONAL VERTICAL MARKETS. We initially focused on providing globalization and multilingual Internet services to software publishers and computer hardware manufacturers. Our client base has since expanded to include telecommunications companies. We intend to continue expanding into additional industries that are global and information-intensive, such as the automotive and medical device industries.

LIONBRIDGE SERVICES

    We provide a full suite of globalization and multilingual Internet services to businesses--primarily technology businesses--to improve the quality, consistency, and timeliness of their international product releases, technical support, training materials, and sales and marketing information. Our services consist of the following:

    - SOFTWARE LOCALIZATION. Lionbridge creates foreign language versions of software products and applications, including the user interface, online help systems, and documentation. We provide our clients with re-engineered, fully tested, and culturally adapted multilingual versions of their products and applications.

    - INTERNATIONALIZATION. Lionbridge provides source code analysis and engineering services that enable software to be compatible with country-specific operating systems and localized software. Through a complex and highly specialized process, we re-engineer code to support the "double-byte" character set requirements of the Japanese, Chinese, and Korean languages.

    - TRANSLATION. Lionbridge uses a combination of internal and external translators, as well as translation software, for its projects. We have established relationships with a global network of over 2,000 in-country translators, including independent agencies and freelance professionals. We develop and apply glossaries to ensure consistent terminology across projects for a specific company or industry. We also use translation memory software to identify previously translated material for re-use. Our project editors review translated material to ensure that it meets our standards for quality and accuracy.

    - LOCALIZATION AND COMPATIBILITY TESTING. We provide both localization and compatibility testing for software, hardware, and telecommunications products through our global network of VeriTest labs. Testing provides an opportunity to uncover errors before the product is placed into production and into the hands of end users. The goal of localization testing is to ensure that local language versions of the product perform consistently with the source language version. Compatibility testing is necessary to ensure that localized products function properly in the local hardware and software environment, including local operating systems, peripheral devices, and networking and communications standards.

    - LOGO CERTIFICATION. Lionbridge, under its VeriTest brand, provides logo certification programs for many of the leading software companies, including Autodesk, BMC Software, Microsoft, Oracle, and Sun Microsystems. These sponsoring companies retain Lionbridge to develop and administer test criteria that independent software vendors must satisfy before they may display the sponsor's logo (such as Microsoft's CERTIFIED FOR WINDOWS 2000-TM-) on their products. The logo is an indication of software quality and compatibility for end users. Other Lionbridge logo programs include BUILT WITH OBJECT ARX-TM- (Autodesk), BMC CERTIFIED FOR PATROL-TM-, DESIGNED FOR MICROSOFT WINDOWS NT AND WINDOWS 98-TM-, ORACLE E-CERTIFIED WAREHOUSE-TM-, and SUN MICROSYSTEMS SOLARIS READY-TM-.

    - MULTILINGUAL TECHNICAL PUBLISHING. We localize user manuals, marketing and training materials, and other product support information using a variety of desktop publishing and graphics software. Using workflow technology, multiple language versions are simultaneously delivered to our clients in formats ready for printing or Internet delivery.

    As our clients increasingly use the Internet to deliver products, technical support, training materials, and sales and marketing information, we are adapting our service offerings to support our clients' Web-based initiatives. We are organizing our multilingual Internet services in four key areas:

    ERELEASE

    Lionbridge localizes software products and Web applications into multiple languages. With the emergence of the Internet, our clients are redesigning their software products as Web components and applications, then releasing them and providing continuous updates over the Internet. Lionbridge provides the methodology and workflow systems to support continuous release of multilingual products and updates via the Web.

    ESUPPORT

    We offer localization and maintenance of technical support Web sites, including Frequently Asked Questions, product specifications, white papers, and knowledgebases. As our clients continuously update this Web-based information, we automatically update the multilingual versions as well. We have also begun to assist our clients in providing local language responses to technical support questions through e-mail.

    ELEARNING

    Our multilingual eLearning services enable our clients to provide updated training materials on the Web in multiple languages and culturally appropriate formats as they move from instructor-led classroom training to Internet distance learning.

    ECOMMERCE

    We localize Web-based sales and marketing materials for our clients who sell their products via the Internet. Our services support continuous updates and revisions to these materials.

    As corporate Web sites become an integrated global resource, Lionbridge believes that our multilingual Internet services will assist multinational corporations in maintaining the quality and consistency of their Web-based products and content in multiple languages.

SALES AND MARKETING
    Substantially all of Lionbridge's revenue has been generated through its dedicated direct sales force. We currently have 20 direct sales professionals based in the United States, Europe, and Asia who sell the full range of Lionbridge globalization and multilingual Internet services. Our sales approach is highly consultative and often involves planning for an organization's ongoing requirements, including future versions of products, and ongoing support, maintenance, and training, related to both traditional and Web deployment. There are often several different functional areas within the same organization that require one or more of our services. Many of our clients do not coordinate these purchases but buy these services at the department head level. As a result, our sales professionals may call on several functional departments and at various management levels within the same client organization. Our sales cycle varies significantly, but typically takes six to twelve months.

    Lionbridge's marketing efforts are designed to create brand recognition and demand for Lionbridge services throughout the world. Lionbridge's seven-person corporate marketing team is supplemented by marketing representatives in each country in order to provide a consistent global message. Marketing programs include targeted industry and solution-specific advertising campaigns, trade show participation, speaking engagements, and promotion of customer success stories. We plan to continue expanding our sales and marketing activities.

CLIENTS

    Lionbridge customers are generally large multi-national organizations in the software, hardware and telecommunications industries. The following companies are representative Lionbridge clients in 1998:

3Com                      Corel                     Novell
Adobe                     Data General              Oce
Aurum                     Gateway                   Oracle
Autodesk                  IBM                       Page Factory
Avio                      J.D. Edwards              Parametric Technology
Baan                      Kodak                     Portal
Bentley Systems           Macromedia                PowerQuest
Bull                      Microsoft                 Silicon Graphics
Candle Corporation        Motorola                  SPSS
Cognos                    Network Associates        Sun Microsystems

    In 1998, Lionbridge's largest client, IBM, accounted for approximately 14% of total revenue. In 1997 and 1998, our five largest clients accounted for approximately 52% and 39%, respectively, of revenue. Revenues from existing clients increased 59% in 1998 as compared to revenues from these clients in 1997.

COMPETITION

    Lionbridge provides a broad range of globalization and multilingual Internet service offerings to its clients. As a result, the market for our services is highly fragmented as we compete against companies in various markets. Lionbridge believes the principal competitive factors in providing its services include project management expertise, quality, speed of service delivery, vertical industry knowledge, the ability to provide to clients end-to-end localization solutions, corporate reputation, and expertise in Internet-related services. Our current competitors include the following:

    - localization or translation services providers such as Berlitz International, Bowne & Co., Lernout and Hauspie, Sykes Enterprises and regional vendors of translation services,

    - companies providing outsourcing of technical support call centers including Stream International and Sykes Enterprises, and

    - independent testing labs providing testing and logo certification services such as National Software Testing Laboratories (a division of CMP Media), and Keylabs.

    Although we have competed favorably with these companies to date, we cannot assure you that we will be able to do so in the future. Many of these companies have longer operating histories; significantly greater financial, marketing and other resources; and greater name recognition than Lionbridge. If we fail to be competitive with these companies in the future, our business will be materially and adversely affected.

    Lionbridge also faces competition from internal localization departments in large multi-national companies. Although many companies are finding that simultaneous global release and ongoing maintenance of Web-based applications require new skill sets that are not available in-house, many companies may still perform these services in-house rather than outsourcing them. If these companies continue to localize their own products, Lionbridge's business, financial condition and results of operations may be adversely affected.

    We may also face competition from companies that provide outsourcing of technical support call centers. As businesses shift from telephonic support centers to Web-based support, companies such as Stream International, Sykes Enterprises and others that currently provide traditional outsourcing services may decide to provide comparable services over the Internet. If these or other companies choose to expand their service offerings, we cannot assure you that Lionbridge will be able to compete with them successfully.

    There are relatively few barriers preventing companies from competing with us. We do not own any patented technology that precludes or inhibits others from entering our market. As a result, new market entrants pose a threat to our business. In addition to our existing competitors, we may face further competition in the future from companies that do not presently offer globalization services. Companies currently providing information technology services may choose to broaden their range of services to include globalization. While we presently use translation memory software in our localization process, and to a lesser extent machine translation software, these technologies may improve and become sophisticated enough to compete with our localization service offering. We cannot assure you that we will be able to compete effectively with these potential future competitors.

INTELLECTUAL PROPERTY RIGHTS

    Our success is dependent, in part, upon our proprietary RAPID GLOBALIZATION METHODOLOGY, our LIONTRACK workflow systems, and other intellectual property rights. We do not have any patents or patent applications pending. Lionbridge relies on a combination of trade secret, nondisclosure and other contractual agreements, and copyright and trademark laws to protect its proprietary rights. Existing trade secret and copyright laws afford us only limited protection. We enter into confidentiality agreements with our employees, require that our consultants and generally our clients enter into these agreements, and limit access to and distribution of Lionbridge's proprietary information. We cannot assure you that these arrangements will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

EMPLOYEES

    As of May 31, 1999, we had 449 employees. Of these, 358 were consulting and service delivery professionals and 91 were management and administrative personnel performing marketing, sales, operations, process and technology, finance, accounting, and administrative functions.

    We have been successful in hiring individuals with leading-edge technical skills and project management experience. In addition, Lionbridge is committed to employee training and retention. Lionbridge has a dedicated process and technology team that initiates and oversees the training and development of Lionbridge professionals. Key organizational development initiatives include ongoing technical and project management classes as well as career path management and guidance. We plan to continue to invest in attracting the best employees.

    Lionbridge's employees in Paris, France are represented by a labor union, and we have a works council in The Netherlands. We have never experienced a work stoppage. We believe our employee relations are good.

FACILITIES

    We maintain offices in the United States, Ireland, France, The Netherlands, China, Japan, and South Korea. We maintain sales offices in Charlotte, North Carolina and the metropolitan areas of

Seattle, Houston, Los Angeles, and San Francisco in the United States; Dublin, Ireland; Paris, France; Beijing, China; Tokyo, Japan; and Osaka, Japan.

    Lionbridge's headquarters and principal administrative, finance, legal, and marketing operations are located in leased office space in Waltham, Massachusetts. Lionbridge's lease is for a term of 3 years and expires on August 1, 2002. Lionbridge maintains a facility in metropolitan Dublin, Ireland and leases three floors under three separate leases expiring between September 14, 2025 and March 1, 2026. We also lease office space in Santa Monica, California; Monterey, California; Ballina, Ireland; Velizy, France; Sophia Antipolis, France; Amsterdam, The Netherlands; Seoul, South Korea; Beijing, China; Tokyo, Japan; and Osaka, Japan. Lionbridge expects that it will need additional space as it expands its business and believes that it will be able to obtain additional space as needed on commercially reasonable terms.

LEGAL PROCEEDINGS

    Lionbridge is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table presents information about each of Lionbridge's executive officers and directors.

NAME                               AGE                            POSITION
------------------------------     ---     -------------------------------------------------------
Rory J. Cowan.................         46  Chairman of the Board, Chief Executive Officer and
                                           President
Stephen J. Lifshatz...........         40  Chief Financial Officer, Treasurer and Secretary
Myriam Martin-Kail............         45  Vice President, Operations
Peter H. Wright...............         37  Vice President, Sales
Guy L. de Chazal..............         51  Director
Marcia J. Hooper..............         44  Director
Stephen M. Jenks..............         40  Director
Paul Kavanagh.................         57  Director
Claude P. Sheer...............         49  Director

    RORY J. COWAN founded Lionbridge in September 1996. Mr. Cowan served as Chairman and Chief Executive Officer of Stream International, Inc., a software and services provider, from May 1995 to June 1996. Mr. Cowan was also the Chief Executive Officer of Interleaf, Inc. from October 1996 to January 1997. He was an Executive Vice President of R.R. Donnelley & Sons, a provider of commercial print and print-related services, from January 1991 to June 1996. Mr. Cowan also serves as a director of NewsEDGE Corporation and Interleaf, Inc., where he is Chairman of the Board.

    STEPHEN J. LIFSHATZ joined Lionbridge in January 1997. Mr. Lifshatz served as the Chief Financial Officer of The Dodge Group from May 1996 to January 1997. He served in a number of senior financial roles, including Chief Financial Officer, of Marcam Corporation, a publicly traded software company from May 1984 to May 1996.

    MYRIAM MARTIN-KAIL joined Lionbridge in December 1996. Ms. Martin-Kail served as European Director for Localization of Stream International, Inc. from April 1995 to December 1996 and Operations Manager, Dublin from September 1994 to September 1995. She was Internationalization Manager for Digital Equipment Corporation in Europe from January 1992 to November 1994.

    PETER H. WRIGHT joined Lionbridge in January 1997. Mr. Wright was previously the Sales Director at Berlitz International, Inc. for their localization business from August 1991 to November 1996.

    GUY L. DE CHAZAL has been a director of Lionbridge since February 1998. Mr. de Chazal has been with Morgan Stanley since 1984, most recently as a managing director of Morgan Stanley and the President and a general partner of Morgan Stanley Dean Witter Venture Partners. Mr. de Chazal is a director of PageMart Wireless, Inc. and several private companies.

    MARCIA J. HOOPER has been a director of Lionbridge since December 1996. Since May 1996, Ms. Hooper has been a partner with the Information Technology Group of Advent International Corporation, a venture capital company. From July 1994 to April 1996, she served as a partner of Viking Capital Group, a venture capital company focused on early stage investments. Ms. Hooper was a partner of Paine Webber/Ampersand Ventures, a venture capital company, from September 1985 to June 1994. Ms. Hooper is also a director of Wang Laboratories, Inc., Interleaf, Inc., Worldgate Communications, Inc. and PolyMedica Corporation.

    STEPHEN M. JENKS has been a director of Lionbridge since March 1999. Mr. Jenks has been a member of Capital Resource Management, LLC since 1993. He is also a director of several privately held companies.

    PAUL KAVANAGH has been a director of Lionbridge since December 1996. Mr. Kavanagh has served as an industry consultant since January 1998. Mr. Kavanagh served as President of Europe of Stream International, Inc. from May 1995 to January 1998. From January 1990 to May 1995, Mr. Kavanagh was European Managing Director of R.R. Donnelley & Sons.

    CLAUDE P. SHEER has been a director of Lionbridge since March 1999. Mr. Sheer has served as Chief Internet Strategist of Ziff Davis since November 1998. From 1980 to November 1998, Mr. Sheer served in a number of executive roles for Ziff Davis, including President, ZD Publishing; President US Publications; and President, Business Media Group.

    The Board of Directors is currently fixed at six members. Lionbridge's second amended and restated certificate of incorporation, as in effect immediately following this offering, divides the Board of Directors into three classes. The members of each class of directors serve for staggered three-year terms. The Board of Directors is composed of (i) two Class I directors (Messrs. Jenks and Sheer), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2000, (ii) two Class II directors (Mr. de Chazal and Ms. Hooper), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2001, and (iii) two Class III directors (Messrs. Cowan and Kavanagh), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2002.

    Our executive officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among any of our executive officers and directors.

COMMITTEES OF THE BOARD OF DIRECTORS

    We have a standing compensation committee and audit committee of the Board of Directors. The members of the compensation committee consist of Messrs. de Chazal, Kavanagh and Sheer. The compensation committee's duties are to review and evaluate the salaries and incentive compensation of our management and employees and administer our 1998 Stock Plan and, upon adoption at the closing of this offering, our 1999 Employee Stock Purchase Plan.

    The members of the audit committee consist of Messrs. Jenks and Kavanagh and Ms. Hooper. The audit committee is responsible for the selection of and determination of fees paid to Lionbridge's independent public accountants, reviewing the scope and results of audits and other services provided by our independent public accountants and reviewing Lionbridge's system of internal accounting and financial controls. The audit committee also reviews other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

DIRECTOR COMPENSATION

    Lionbridge does not currently compensate its directors. Each director is reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors or of any committee of the Board. Non-employee directors are eligible to receive options to purchase shares of our common stock.

EXECUTIVE COMPENSATION

    The following summary compensation table sets forth the total compensation paid or accrued for the year ended December 31, 1998 for our Chief Executive Officer and all other executive officers whose salary and bonus for services rendered in any capacities to Lionbridge for the fiscal year ended December 31, 1998 exceeded $100,000. We will use the term "named executive officers" to refer to these people later in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                                                          LONG-TERM
                                                                        ANNUAL COMPENSATION             COMPENSATION
                                                             -----------------------------------------  -------------
                                                                                           OTHER         SECURITIES
                                                                                          ANNUAL         UNDERLYING
NAME AND PRINCIPAL POSITION                                    SALARY      BONUS       COMPENSATION     OPTIONS/SARS
-----------------------------------------------------------  ----------  ----------  -----------------  -------------
Rory J. Cowan..............................................  $  249,144  $  112,500             --           --
  Chairman of the Board, President and Chief Executive
  Officer
Stephen J. Lifshatz........................................  $  182,750  $   41,250             --           55,000
  Chief Financial Officer, Treasurer and Secretary
Myriam Martin-Kail.........................................  $  128,256  $   31,205             --           30,000
  Vice President, Operations
Peter H. Wright............................................  $  151,614  $   30,000             --           50,000
  Vice President, Sales

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table summarizes the options granted to each of Lionbridge's named executive officers during the fiscal year ended December 31, 1998.

                                                                                                     POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                                               INDIVIDUAL GRANTS                       ANNUAL RATES OF
                                             ------------------------------------------------------         STOCK
                                              NUMBER OF     PERCENT OF                                PRICE APPRECIATION
                                             SECURITIES    TOTAL OPTIONS                                     FOR
                                             UNDERLYING     GRANTED TO                                  OPTION TERM(2)
                                               OPTIONS     EMPLOYEES IN     EXERCISE    EXPIRATION   --------------------
NAME                                           GRANTED      FISCAL YEAR     PRICE(1)       DATE         5%         10%
-------------------------------------------  -----------  ---------------  -----------  -----------  ---------  ---------
Rory J. Cowan..............................          --             --             --           --          --         --
Stephen J. Lifshatz........................      55,000           9.0%      $    0.20      2/08/08   $   6,918  $  17,531
Myriam Martin-Kail.........................      30,000           4.9%      $    0.20      2/08/08   $   3,773  $   9,562
Peter H. Wright............................      50,000           8.2%      $    0.20      4/01/08   $   6,289  $  15,937

------------------------

(1) The exercise price equals the fair market value of the common stock as of the grant date as determined by our board of directors.

(2) The potential realizable value is calculated based on the term of the option at the time of grant (10 years). Assumed stock price appreciation of 5% and 10% is based on the fair value at time of the grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth information with respect to exercisable and unexercisable stock options held as of December 31, 1998 by each of the named executive officers and with respect to stock options exercised by the named executive officers during the fiscal year ended December 31, 1998.

                                                                        NUMBER OF SECURITIES
                                                                             UNDERLYING             VALUE OF UNEXERCISED
                                                                        UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                             SHARES                     AT DECEMBER 31, 1998      AT DECEMBER 31, 1998(2)
                                            ACQUIRED       VALUE     --------------------------  --------------------------
NAME                                       ON EXERCISE  REALIZED(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
Rory J. Cowan............................     281,536    $  53,492      281,536      1,126,148
Stephen J. Lifshatz......................     145,732    $  34,004           --        297,890
Myriam Martin-Kail.......................          --           --      182,184        333,643
Peter H. Wright..........................          --           --       67,155        128,593

(1) The value realized by Messrs. Cowan and Lifshatz upon the exercise of these options represents the aggregate amount of the difference between the fair market value for a share of our common stock on the date of exercise and the exercise price per share, multiplied by the number of shares underlying such options.

(2) There was no public trading market for our common stock as of December 31, 1998. Accordingly, as permitted by the rules of the Securities and Exchange Commission, the value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share payable upon exercise of such options and an assumed initial public
    offering price of $     .

STOCK PLANS

    1998 STOCK PLAN. The 1998 Stock Plan has a total of 8,283,048 shares of common stock reserved for issuance. The 1998 Stock Plan provides for the grant of stock-based awards to our employees, officers, directors, and consultants. Under the 1998 Stock Plan, we may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, options not intended to qualify as incentive stock options, stock-based awards and opportunities to make direct purchases of stock. Incentive stock options may be granted only to employees of Lionbridge. In general, options granted pursuant to the 1998 Stock Plan are exercisable within ten years of the original grant date and become exercisable over a period of four years as follows: 25% on the first anniversary of the date of grant and semi-annually thereafter, in six equal installments over the remaining three-year period. As of June 15, 1999, an aggregate of 3,948,800 shares of common stock at an average exercise price of $1.14 per share were outstanding under the 1998 Stock Plan. The maximum number of shares with respect to which options, awards or purchase rights may be granted to any employee under the 1998 Stock Plan shall not exceed 3,500,000 shares of common stock during any fiscal year of Lionbridge.

    The 1998 Stock Plan is administered by the compensation committee. Subject to the provisions of the 1998 Stock Plan, the compensation committee has the authority to select the persons to whom options, awards or purchase rights are granted and determine the terms of each option, award or purchase right, including the number of shares of common stock subject to the option or award. The compensation committee may also provide that any option shall become immediately exercisable, in full or in part. Payment of the exercise price of an option or award or purchase rights may be made in cash or check or, if approved by the compensation committee, shares of common stock, a promissory note, an assignment of common stock proceeds or any combination of the foregoing. Incentive stock options are not assignable or transferable except by wills or the laws of decent or distribution. Non-qualified stock options and other awards or purchase rights are assignable or transferable to the extent set forth in the agreement relating to the non-qualified stock option or award or purchase rights.

    1999 EMPLOYEE STOCK PURCHASE PLAN. The 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan") was adopted by the Board of Directors and our stockholders on June 15, 1999, to be effective upon the closing of this offering. The 1999 Purchase Plan provides for the issuance of a maximum of 1,000,000 shares of common stock.

    The 1999 Purchase Plan will be administered by the compensation committee of the Board of Directors. All employees of Lionbridge whose customary employment is for more than 20 hours per week and for more than three months in any calendar year are eligible to participate in the 1999 Purchase Plan. Employees who would own 5% or more of the total combined voting power or value of our stock immediately after the grant of the option may not participate in the 1999 Purchase Plan. To participate in the 1999 Purchase Plan, an employee must authorize us to deduct an amount (not less than one percent nor more than 10 percent of a participant's total cash compensation) from his or her pay during six-month payment periods (each, a "Payment Period"). The first Payment Period will commence on the earlier to occur of (1) November 1, 1999 and (2) the first day of the first calendar month following the effective date of the Registration Statement on Form S-8 filed with respect to the shares issued under the 1999 Purchase Plan and shall end April 30, 2000. Thereafter, the Payment Periods will commence on the six-month periods commencing on May 1 and November 1, respectively, and ending on the following October 31 and April 30, respectively, of each year, but in no case shall an employee be entitled to purchase more than 500 shares in any one Payment Period. The exercise price for the option granted in each Payment Period is 85% of the lesser of the average market price of the common stock on the first or last business day of the Payment Period, in either event rounded up to the nearest cent. If an employee is not a participant on the last day of the Payment Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. Options granted under the 1999 Purchase Plan may not be transferred or assigned. An employee's rights under the 1999 Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the 1999 Purchase Plan.

401(K) PLAN

    We maintain a 401(k) plan qualified under Section 401(a) of the Code. Most of our U.S.-based employees who are at least 21 years of age are eligible to participate in the 401(k) plan. Under the 401(k) plan, a participant may contribute a maximum of 15% of his or her pre-tax salary, commissions and bonuses through payroll deductions (up to the statutorily prescribed annual limit of $10,000 in calendar year 1999) to the 401(k) plan. The percentage elected by more highly compensated participants may be required to be lower. In addition, at the discretion of the Board of Directors, we may make matching contributions to the 401(k) plan for all eligible employees. During the plan year ended December 31, 1998, we made no matching contributions to the 401(k) plan.

PENSION PLANS

    We maintain a defined contribution pension plan for our employees in Ireland. Our permanent employees in Ireland are eligible to participate in the plan after one year of employment with us. Under the Ireland pension plan, we contribute 5% of a participant's gross salary (excluding any overtime or bonus payments) to the plan and a participant is entitled to contribute between 5% and 15% of his or her total earnings (gross salary plus bonus, overtime, and other earnings) to the plan.

    We also maintain a defined benefit pension plan for our employees in France as required by and in accordance with French law. All of our employees in France are entitled to participate in the plan.

We and our employees in France contribute to the plan in varying amounts based upon French statutory requirements.

    We maintain a defined benefit pension plan for our employees in The Netherlands. All of our employees in the Netherlands with a fixed contract are entitled to participate in the plan. The cost of funding the plan is split equally between us and the participants. For married employees, 8% of their salaries are contributed to the plan on an annual basis. and, for single employees, 5% of their salaries are contributed to the plan on an annual basis.

EMPLOYMENT AND NON-COMPETITION AGREEMENTS

    Rory J. Cowan entered into an employment agreement with Lionbridge on December 23, 1996. Mr. Cowan's employment agreement provides for a two-year term with automatic one-year renewals. Under the terms of his employment agreement, Mr. Cowan receives a base salary of $225,000, subject to increase from time to time by the Board of Directors in its sole discretion, and an annual discretionary bonus in an amount up to Mr. Cowan's then current base salary. Pursuant to his employment agreement, we also issued Mr. Cowan options to purchase up to 2,252,293 shares of our common stock at an exercise price of $.10 per share. Mr. Cowan's options vest over a four-year period and 50% of any unvested options held by Mr. Cowan will vest and become immediately exercisable upon a merger or sale of all or substantially all of the assets of Lionbridge or upon the disposition by certain stockholders of Lionbridge of more than 50% of the aggregate amount of our capital stock owned by the stockholders. If Lionbridge terminates Mr. Cowan's employment other than for cause, he is entitled to receive twelve monthly severance payments, each in an amount equal to his then current monthly base compensation (i.e., 1/12(th) of Mr. Cowan's base salary). If Mr. Cowan is terminated for cause, he will not be entitled to any severance payments or other benefits except as required by law.

    Mr. Cowan entered into a non-competition agreement with Lionbridge on December 23, 1996. The agreement provides that Mr. Cowan will not, during the course of his employment and the twelve months following the date of the termination of his employment with Lionbridge (1) engage or otherwise have a financial interest in any business activity which is in competition with any of the products or services being provided by Lionbridge, (2) solicit our employees or (3) solicit or do business with any present or past customer of ours, or any prospective customer of ours in connection with any business activity which would be in violation of the non-competition agreement.

    Stephen J. Lifshatz entered into an employment agreement with Lionbridge on February 11, 1997. Mr. Lifshatz's employment agreement provides for a one-year term with automatic one-year renewals. Under the terms of his employment agreement, Mr. Lifshatz receives a base salary of $165,000, subject to increase from time to time by the Board of Directors in its sole discretion, and an annual discretionary bonus in an amount up to 50% of his then current base salary. In connection with his employment agreement, we also issued Mr. Lifshatz options to purchase up to 388,622 shares of our common stock at an exercise price of $.10 per share. Mr. Lifshatz's options vest over a four-year period. If, during the six-month period following a change in control of Lionbridge, Mr. Lifshatz ceases to be the Chief Financial Officer of the parent of the surviving entity or suffers a substantial diminution of his responsibilities, 50% of any unvested options then held by Mr. Lifshatz shall vest and become immediately exercisable. If Lionbridge terminates Mr. Lifshatz's employment other than for cause, he is entitled to receive six monthly severance payments, each in an amount equal to his then current monthly base compensation (i.e., 1/12(th) of Mr. Lifshatz's base salary). If Mr. Lifshatz is terminated for cause, he will not be entitled to any severance payments or other benefits except as required by law.

    Mr. Lifshatz entered into a non-competition agreement with Lionbridge on February 11, 1997. The agreement provides that Mr. Lifshatz will not, during the course of his employment and the twelve months following the date of the termination of his employment with Lionbridge (1) engage or otherwise have a financial interest in any business activity which is in competition with any of the products or services being provided by Lionbridge,
(2) solicit our employees or (3) solicit or do business with any present or past customer of ours, or any prospective customer of ours in connection with any business activity which would be in violation of the non-competition agreement.

    Myriam Martin-Kail entered into an employment agreement with Lionbridge on January 1, 1997. Under the terms of her employment agreement, Ms. Martin-Kail receives a base salary of 650,000 French Francs, subject to increase from time to time by the Board of Directors in its sole discretion, and an annual discretionary bonus in an amount up to 50% of her then current base salary. Ms. Martin-Kail is also entitled to a car allowance of up to 63,000 French Francs per year. In connection with her employment agreement, we also issued Ms. Martin-Kail options to purchase up to 485,827 shares of our common stock at an exercise price of $.10 per share. Ms. Martin-Kail's options vest over a four-year period. If Lionbridge terminates Ms. Martin-Kail's employment, she is entitled to receive twelve monthly severance payments, each in an amount equal to her then current monthly base compensation (i.e., 1/12(th) of Ms. Martin-Kail's base salary).

    Ms. Martin-Kail entered into a non-competition agreement with Lionbridge on February 24, 1997. The agreement provides that Ms. Martin-Kail will not, during the course of her employment and the twelve months following the date of the termination of her employment with Lionbridge (1) engage or otherwise have a financial interest in any business activity which is in competition with any of the products or services being provided by Lionbridge or (2) solicit or do business with any present or past customer of ours or any prospective customer of ours which would be in violation of the non-competition agreement.

    Peter H. Wright entered into an employment agreement with Lionbridge on February 28, 1997. Mr. Wright's employment agreement provides for a one-year term with automatic one-year renewals. Under the terms of his employment agreement, Mr. Wright receives a base salary of $125,000, subject to increase from time to time by the Board of Directors in its sole discretion, and an annual discretionary bonus in an amount up to 50% of his then current base salary. In connection with his employment agreement, we issued Mr. Wright options to purchase up to 145,748 shares of our common stock at an exercise price of $.10 per share. Mr. Wright's options vest over a four-year period. If Lionbridge terminates Mr. Wright's employment other than for cause, he is entitled to receive six monthly severance payments, each in an amount equal to his then current monthly base compensation (i.e., 1/12(th) of Mr. Wright's base salary). If Mr. Wright is terminated for cause, he will not be entitled to any severance payments or other benefits except as required by law.

    Mr. Wright entered into a non-competition agreement with Lionbridge on February 28, 1997. The agreement provides that Mr. Wright will not, during the course of his employment and the six months following the date of the termination of his employment with Lionbridge (1) engage or otherwise have a financial interest in any business activity which is in competition with any of the products or services being provided by Lionbridge, (2) solicit our employees or (3) solicit or do business with any present or past customer of ours, or any prospective customer of ours which would be in violation of the non-competition agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to June 1999, we did not have a separate compensation committee or other board committee performing equivalent functions. These functions were performed by our board of directors. In June 1999, we established a compensation committee and appointed Messrs. de Chazal, Kavanagh and Sheer to serve on the compensation committee.

    The compensation committee evaluates the salaries and incentive compensation of management and employees of Lionbridge and administers our equity incentive plans. No member of this committee was at any time during the past year an officer or employee of Lionbridge, was formerly an officer of

Lionbridge or any of its subsidiaries, or had any relationship with Lionbridge. During the last year, none of our executive officers served as:

    - a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the compensation committee of Lionbridge;

    - a director of another entity, one of whose executive officers served on the compensation committee of Lionbridge; or

    - a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of Lionbridge.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF LIONBRIDGE

    In September 1996, Lionbridge America, Inc., our predecessor holding company and current wholly owned subsidiary, issued 3,000 shares of its common stock to Rory J. Cowan, our President and Chief Executive Officer at a purchase price of $.10 per share, for an aggregate of $30.

SALES OF STOCK OF LIONBRIDGE AMERICA

    In December 1996, Lionbridge America issued 701,454 shares of its Series A convertible preferred stock at a purchase price of $1.00 per share, for an aggregate of $701,454, and an option to purchase up to 2,252,293 shares of its common stock at an exercise price of $.10 per share to Mr. Cowan.

    In December 1996, Lionbridge America issued an aggregate of 1,000 shares of its Series AA preferred stock to five affiliated limited partnerships (collectively, the "Advent entities") of Advent International Corporation, at a purchase price of $.01 per share, for an aggregate purchase price of $10.00. In December 1996, Lionbridge Technologies Holdings, B.V., a subsidiary of Lionbridge, issued an aggregate of 248 of its ordinary shares to the Advent entities at purchase price of $24,193.55 per share, for an aggregate of $6,000,000. Marcia J. Hooper, a partner of Advent, has served as a member of the Board of Directors of Lionbridge since December 1996.

    In December 1996, Lionbridge America issued an aggregate of 6,000,000 shares of its Series A convertible preferred stock to Morgan Stanley Venture Capital Fund II Annex, L.P. and Morgan Stanley Venture Investors Annex, L.P. (collectively, the "Morgan Stanley entities") at purchase price of $1.00 per share, for an aggregate of $6,000,000. Guy L. de Chazal, the managing general partner of Morgan Stanley Venture Partners II, L.P., the general partner of each of the Morgan Stanley entities, has served as a member of the Board of Directors of Lionbridge since February 1998.

SALES OF STOCK, NOTES AND WARRANTS OF LIONBRIDGE

    In February 1998, Lionbridge America became a subsidiary of Lionbridge. We accomplished this by issuing an aggregate of 2,039,990 shares of our common stock, 13,271,314 shares of our Series A convertible preferred stock and 140 shares of our Series D nonvoting convertible preferred stock to Mr. Cowan, the Advent entities, the Morgan Stanley entities, and the other stockholders of Lionbridge America in exchange for all of the outstanding shares of capital stock of Lionbridge America held by these stockholders and the outstanding ordinary shares of Lionbridge Technologies Holdings, B.V. held by the Advent entities. Lionbridge America also redeemed all of the outstanding shares of its Series AA preferred stock held by the Advent entities at the original purchase price of $.01 per share, for an aggregate of $10.00.

    In January 1999, Lionbridge borrowed $4,000,000 from Capital Resource Lenders, III, L.P. ("CRL") under a 12% senior subordinated convertible note due January 8, 2000. In connection with our issuance of the note to CRL, many of our subsidiaries executed guarantees in favor of CRL. In February 1999, we borrowed an additional $2,000,000 from CRL under an amended and restated 12% senior subordinated note due February 26, 2006 in the aggregate principal amount of $6,000,000 and issued to CRL and an affiliated entity of CRL common stock purchase warrants exercisable for an aggregate of 1,916,574 shares of our common stock at an exercise price of $.01 per share. These warrants will be exercised in connection with this offering.

    In February 1999, our indirect wholly owned subsidiary, Lionbridge Technologies Holdings, B.V. borrowed $4,000,000 from CRL under a 12% senior subordinated note due February 26, 2006. In connection with Lionbridge Technologies Holdings, B.V.'s issuance of the note to CRL, many of our subsidiaries executed guarantees in favor of CRL. Stephen M. Jenks, a member of Capital Research Partners III, L.L.C. which is the general partner of CRL, has served as a member of our Board of Directors since March 1999.

    In March 1999, Lionbridge and Lionbridge Technologies Holdings, B.V. borrowed an aggregate of $2,000,000 from the Morgan Stanley entities under 12% senior subordinated notes due March 9, 2006 and issued to the Morgan Stanley entities common stock purchase warrants (the "Morgan Stanley Warrants") exercisable for an aggregate of 383,315 shares of our common stock at an exercise price of $.01 per share. In connection with our issuance of the notes to the Morgan Stanley entities, many of our subsidiaries executed guarantees in favor of the Morgan Stanley entities. These warrants will be exercised in connection with this offering.

TRANSACTIONS OCCURRING AT THE CLOSING OF THIS OFFERING

    Upon closing of this offering:

    - the notes issued to CRL and the Morgan Stanley entities will be paid in full,

    - the 13,271,314 outstanding shares of our Series A convertible preferred stock and 140 outstanding shares of our Series D nonvoting convertible preferred stock will automatically exchanged for an aggregate of 132.7145 shares of our Series B redeemable preferred stock and 13,271,454 shares of our Series C convertible preferred stock,

    - the 132.7145 outstanding shares of our Series B redeemable preferred stock will be redeemed for $100,000 per share plus an 8% annual premium,

    - the 13,271,454 outstanding shares of our Series C convertible preferred stock will automatically convert into 13,271,454 shares of our common stock, and

    - the warrants issued to CRL and the Morgan Stanley entities will be exercised to acquire 2,299,889 shares of our common stock.

STOCKHOLDERS' AGREEMENT

    Lionbridge, Mr. Cowan, the Advent entities, the Morgan Stanley entities, CRL and each of the other preferred stockholders of Lionbridge are parties to a Second Restated Stockholders' Agreement dated as of February 26, 1999. The stockholders agreement contains arrangements with respect to voting, rights of first refusal, rights of first offer, as well as other agreements relating to corporate governance. This agreement will terminate upon the closing of this offering.

REGISTRATION RIGHTS AGREEMENT

    We have entered into a Second Restated Registration Rights Agreement dated as of February 26, 1999 with Mr. Cowan, the Advent entities, the Morgan Stanley entities, Capital Resource Lenders III, L.P., CRP Investment Partners III, L.L.C. and each of our other preferred stockholders. This registration rights agreement provides these holders with rights with respect to the registration by Lionbridge of their shares under the Securities Act.

    Lionbridge believes that all transactions described above were made on terms no less favorable to us than would have been obtained from unaffiliated third parties. All future transactions, if any, with our executive officers, directors and affiliates will be on terms no less favorable to us than could be obtained from unrelated third parties and will be approved by a majority of the Board of Directors and by a majority of the disinterested members of the Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of our common stock as of June 15, 1999, and as adjusted to reflect the sale of the shares of common stock offered hereby, by:

    - each of Lionbridge's directors and named executive officers,

    - all directors and executive officers of Lionbridge as a group, and

    - each person who is known by us to own beneficially more than five percent of the outstanding shares of our common stock.

    Except as noted below, the address of each person listed on the table is c/o Lionbridge Technologies, Inc., 950 Winter Street, Suite 4300, Waltham, Massachusetts 02451, and each person has sole voting and investment power over the shares shown as beneficially owned, except to the extent authority is shared by spouses under applicable law unless otherwise noted below.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. For purposes of calculating the percentage of shares beneficially owned, the number of shares of our common stock deemed outstanding as of June 15, 1999 includes (i) 16,829,130 shares outstanding as of June 15, 1999 and (ii) 2,299,889 shares to be issued pursuant to warrants issued to the CRL entities and the Morgan Stanley entities which will be exercised upon the closing of this offering. Except for these warrants, shares of common stock issuable by Lionbridge to a person or entity named below pursuant to options which may be exercised within 60 days after June 15, 1999 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity. The number of shares of common stock deemed outstanding after this
offering includes an additional         shares that are being offered for sale
by us in this offering.

                                                                                          SHARES BENEFICIALLY
                                                    SHARES BENEFICIALLY
                                                           OWNED                                 OWNED
                                                   PRIOR TO THE OFFERING                   AFTER THE OFFERING
                                                   ----------------------               ------------------------
                                                                             SHARES
NAME OF BENEFICIAL OWNER                            NUMBER      PERCENT      OFFERED      NUMBER       PERCENT
-------------------------------------------------  ---------  -----------  -----------  -----------  -----------
Rory J. Cowan (1)................................  3,586,053        18.5%

Marcia J. Hooper (2).............................  6,000,000        31.4
  c/o Advent International Corporation
  75 State Street
  Boston, MA 02109

Guy L. de Chazal (3).............................  6,383,315        33.4
  c/o Morgan Stanley Dean Witter Venture Capital
  1221 Avenue of the Americas, 33(rd) Floor
  New York, New York 10020

Paul Kavanagh (4)................................    102,500           *
  "Arcachon"
  Strathmore Road
  Killiney, Co. Dublin, Ireland

Stephen M. Jenks (5).............................  1,916,574        10.0
  c/o Capital Resource Lenders III, L.P.
  85 Merrimac Street, Suite 200
  Boston, MA 02114

                                                                                          SHARES BENEFICIALLY
                                                    SHARES BENEFICIALLY
                                                           OWNED                                 OWNED
                                                   PRIOR TO THE OFFERING                   AFTER THE OFFERING
                                                   ----------------------               ------------------------
                                                                             SHARES
NAME OF BENEFICIAL OWNER                            NUMBER      PERCENT      OFFERED      NUMBER       PERCENT
-------------------------------------------------  ---------  -----------  -----------  -----------  -----------
Claude P. Sheer..................................          0           *
  240 Main Street
  Boxford, MA 01921

Myriam Martin-Kail (6)...........................    314,890         1.6

Stephen J. Lifshatz (7)..........................    263,513         1.4

Peter H. Wright (8)..............................    128,591           *

Morgan Stanley entities (9)......................  6,383,315        33.4
  1221 Avenue of the Americas, 33(rd) Floor
  New York, New York 10020

Advent entities (10).............................  6,000,000        31.4
  75 State Street
  Boston, MA 02109

CRL entities (11)................................  1,916,574        10.0
  85 Merrimac Street, Suite 200
  Boston, MA 02114

All executive officers and directors as a group
  (9 persons)....................................  18,695,436       94.3

------------------------

*   Less than 1% of the outstanding shares.

 (1) Includes an aggregate of 300,000 shares held by affiliated trusts of Mr. Cowan. Includes 281,537 shares deemed to be beneficially owned by Mr. Cowan pursuant to options exercisable within 60 days of June 15, 1999.

 (2) Includes 491,999 shares held by Advent Euro-Italian Direct Investment Program Limited Partnership; 132,000 shares held by Advent Partners Limited Partnership; 3,593,994 shares held by Global Private Equity II Limited Partnership; 755,999 shares held by Global Private Equity II-- Europe Limited Partnership; and 1,025,998 shares held by Global Private Equity II--PGGM Limited Partnership (collectively, the "Advent entities"). Ms. Hooper is a partner of Advent International Corporation, which is the general partner of Advent International Limited Partnership, the general partner of each of the Advent entities. Ms. Hooper may be deemed to beneficially own the shares held by the Advent entities. Ms. Hooper disclaims beneficial ownership of all such shares, except to the extent of her pecuniary interest therein.

 (3) Includes 5,615,461 shares, including 337,202 shares deemed to be beneficially owned pursuant to warrants which will be exercised upon the closing of this offering, held by Morgan Stanley Venture Capital Fund II Annex, L.P. and 767,854 shares, including 46,113 shares deemed to be beneficially owned pursuant to warrants which will be exercised upon the closing of this offering, held by Morgan Stanley Venture Investors Annex, L.P. (collectively, the "Morgan Stanley entities"). Mr. de Chazal is a general partner of Morgan Stanley Venture Partners II, L.P., which is the managing general partner of each of the Morgan Stanley entities. Mr. de Chazal may be deemed to beneficially own the shares held by the Morgan Stanley entities. Mr. de Chazal disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

 (4) Includes 2,500 shares deemed to be beneficially owned by Mr. Kavanagh pursuant to options exercisable within 60 days of June 15, 1999.

 (5) Represents an aggregate of 1,916,574 shares held by Capital Resource Lenders III, L.P. and CRP Investment Partners III, L.L.C. (the "CRL entities") deemed to be beneficially pursuant to warrants which will be exercised upon the closing of this offering. Mr. Jenks is a member of Capital Resource Partners III, L.L.C., which is the general partner of Capital Resource Lenders III, L.P., and a manager of CRP Investment Partners III, L.L.C.

 (6) Represents 314,890 shares deemed to be beneficially owned by Ms. Martin-Kail pursuant to options exercisable within 60 days of June 15, 1999.

 (7) Includes 55,453 shares deemed to be beneficially owned by Mr. Lifshatz pursuant to options exercisable within 60 days at June 15, 1999.

 (8) Includes 36,968 shares deemed to be beneficially owned by Mr. Wright pursuant to options exercisable within 60 days of June 15, 1999.

 (9) Includes 5,615,461 shares, including 337,202 shares deemed to be beneficially owned pursuant to warrants which will be exercised upon the closing of this offering, held by Morgan Stanley Venture Capital Fund II Annex, L.P. and 767,854 shares, including 46,113 shares deemed to be beneficially owned pursuant to warrants which will be exercised upon the closing of this offering, held by Morgan Stanley Venture Investors Annex, L.P. The managing general partner of each of the Morgan Stanley entities is Morgan Stanley Venture Partners II, L.P. Morgan Stanley Venture Capital II, Inc. is the managing general partner of Morgan Stanley Venture Partners II, L.P. and exercises sole voting and investment power with respect to all shares held of record by the Morgan Stanley entities; individually, no stockholder, director or officer of Morgan Stanley Venture Capital II, Inc. is deemed to have or share such voting or investment power.

(10) Includes 491,999 shares held by Advent Euro-Italian Direct Investment Program Limited Partnership; 132,000 shares held by Advent Partners Limited Partnership; 3,593,994 shares held by Global Private Equity II Limited Partnership; 755,999 shares held by Global Private Equity II-- Europe Limited Partnership; and 1,025,998 shares held by Global Private Equity II--PGGM Limited Partnership (collectively, the "Advent entities"). The general partner of each of the Advent entities is Advent International Limited Partnership. Advent International Corporation is the general partner of Advent International Limited Partnership and exercises sole voting and investment power with respect to all shares held of record by the Advent entities; individually, no stockholder, director or officer of Advent International Corporation is deemed to have or share such voting or investment power.

(11) Represents an aggregate of 1,916,574 shares held by the CRL entities deemed to be beneficially owned pursuant to warrants which will be exercised upon the closing of this offering.

                          DESCRIPTION OF CAPITAL STOCK

    Effective upon the closing of this offering and the filing of our Second Amended and Restated Certificate of Incorporation, the authorized capital stock of Lionbridge will consist of 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

    The following summary description of Lionbridge's capital stock, as of the closing of this offering, is not intended to be complete and is qualified by reference to the provisions of applicable law and to Lionbridge's Second Amended and Restated Certificate of Incorporation and Amended and Restated By-laws filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

    As of June 15, 1999, there were 19,129,019 shares of common stock outstanding and held of record by 34 stockholders, after giving effect to (1) the exchange of all of the 13,271,314 outstanding shares of Series A convertible preferred stock and 140 outstanding shares of Series D nonvoting convertible preferred stock for an aggregate of 132.7145 shares of Series B redeemable preferred stock and 13,271,454 shares of Series C convertible preferred stock,
(2) the redemption of all of the 132.7145 outstanding shares of Series B redeemable preferred stock for $100,000 per share plus an 8% annual premium, (3) the conversion of all of the 13,271,454 outstanding shares of our Series C convertible preferred stock into 13,271,454 shares of common stock, and (4) the exercise of warrants to acquire 2,299,889 shares of our common stock upon the closing of this offering. Based upon the number of shares outstanding as of June 15, 1999 and giving effect to the issuance of the shares of common stock offered
by Lionbridge hereby, there will be       shares of common stock outstanding
upon the closing of this offering. In addition, as of June 15, 1999, there were outstanding stock options and warrants for the purchase of a total of 4,073,800 shares of common stock.

    Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by the Board of Directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution or winding up of the affairs of Lionbridge, whether voluntarily or involuntarily, the holders of common stock will be entitled to receive pro rata all of the remaining assets of Lionbridge available for distribution to its stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of common stock are fully paid and non-assessable. The shares of common stock to be issued by Lionbridge in this offering, when issued in consideration of payment, will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Lionbridge may designate and issue in the future.

PREFERRED STOCK

    The Board of Directors is authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. The Board of Directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the designations, preferences, rights and any qualifications, limitation or restrictions of the shares of any series, including the dividend rights, dividend rates, conversion rights, voting rights, redemption terms and prices, liquidation preferences and the number of shares constituting any series. The Board of Directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

    Upon the closing of this offering, there will be no shares of preferred stock outstanding. Lionbridge has no current plans to issue any preferred stock. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding common stock of Lionbridge.

REGISTRATION RIGHTS

    The Second Restated Registration Rights Agreement dated as of February 26, 1999, provides holders (the "Registration Rights Holders") of 18,323,780 shares of our common stock (the "Registrable Shares") certain rights with respect to the registration of the Registrable Shares under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of another securityholder, the Registration Rights Holders are entitled to notice of such registration and to include the Registrable Shares in such registration. However, in the event of a registration pursuant to an underwritten public offering of common stock, the underwriters shall have the right, subject to certain conditions, to limit the number of shares included in the registration. The Registration Rights Holders currently have piggyback registration rights in connection with this offering. These holders have agreed to waive their piggyback registration rights with respect to this offering. In addition, a majority of the Registration Rights Holders have entered into a 180-day lock-up agreement with the underwriters. After expiration of this lock-up period, these Registration Rights Holders will have the ability to exercise the registration rights set forth above.

    In addition, six months after this offering, the holders of at least 40% of the then outstanding Registrable Shares issued are entitled to request that we file a registration statement under the Securities Act covering the sale of some or all of the shares held by the requesting holder or holders. Upon the receipt of a request, Lionbridge is required to use its best efforts to effect a registration, subject to certain conditions and limitations. Lionbridge is not required to effect more than two such demand registrations for the Registration Rights Holders, and each such demand registration must cover the sale shares of common stock representing at least 20% of the Registrable Shares or any lesser percentage, so long as anticipated offering price for such shares exceeds $5,000,000.

    Once Lionbridge has qualified to use Form S-3 to register securities under the Securities Act, the Registration Rights Holders have the right to request that we file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of their Registrable Shares, provided that the reasonably anticipated aggregate price to the public of such offering would be at least $1,000,000. Upon the receipt of such a request, Lionbridge is required to use its best efforts to effect such registration, subject to certain conditions and limitations.

    In general, all fees, costs and expenses of such registrations (other than underwriting discounts and selling commissions), including the fees and disbursements of one counsel to the Registration Rights Holders, will be borne by us. Lionbridge has agreed to indemnify the Registration Rights Holders against, and provide contribution with respect to, certain liabilities relating to any registration in which any Registrable Shares of Registration Rights Holders are sold under the Securities Act.

    The previously described registration rights shall terminate for a Registration Rights Holder upon the earlier to occur of (i) the fifth anniversary of the closing of this offering, (ii) such time as the particular holder remains an "affiliate" of Lionbridge pursuant to Rule 144 under the Securities Act and could sell all of such holder's shares under Rule 144 within any three month period, or (iii) such time as the particular holder ceases to be an "affiliate" of Lionbridge pursuant to Rule 144 and could sell all of such holder's shares under the terms of Rule 144(k) under the Securities Act.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF LIONBRIDGE'S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BY-LAWS AND DELAWARE LAW

    Lionbridge's Second Amended and Restated Certificate of Incorporation (the "Charter"), Lionbridge's Amended and Restated By-Laws (the "By-Laws") and Delaware General Corporation Law contain provisions that could discourage, delay or prevent a change in control of Lionbridge or an acquisition of Lionbridge at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of common stock.

    CHARTER AND BY-LAWS

    The Charter provides for the division of the Board of Directors into three classes as nearly as equal in size as possible with staggered three-year terms. In addition, the Charter provides that directors may be removed without cause by the affirmative vote of the holders of 75% of the shares of capital stock of Lionbridge entitled to vote or with cause by the affirmative vote of the holders of a majority of the shares. The By-Laws provide that, except as otherwise provided by law or the Charter, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board may be filled only by:

    - a majority of the directors then in office, even though less than a quorum may then be in office, or

    - the sole remaining director.

These provisions prevent a stockholder from enlarging the Board and filling the new directorships with this stockholder's own nominees without Board approval.

    These provisions of the By-Laws may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Lionbridge, or attempting to change the composition or policies of the Board, even though these attempts might be beneficial to Lionbridge or its stockholders.

    The Charter and By-Laws provide that, unless otherwise prescribed by law, only the Chairman of the Board, a majority of the Board of Directors, or the President is able to call a special meeting of stockholders. The Charter and the By-Laws also provide that, unless otherwise prescribed by law, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board, except at an annual meeting.

    The By-Laws provide that any action required or permitted to be taken by the stockholders of Lionbridge at an annual meeting or special meeting of stockholders may only be taken if Lionbridge is given proper advance notice of the action (the "Notice Procedure"). The Notice Procedure affords the Board an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals, and, to the extent deemed appropriate by the Board, to inform stockholders about such matters. The Notice Procedure also provides a more orderly procedure for conducting annual meetings of stockholders. The By-Laws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action. However, the Notice Procedure may prevent a contest for the election of directors or the consideration of stockholder proposals. This could deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Lionbridge and its stockholders.

    Lionbridge, without stockholder approval, can issue shares of common stock and preferred stock up to the number of shares authorized for issuance in its Charter, except as limited by Nasdaq rules. Lionbridge could use these additional shares for a variety of corporate purposes. These purposes include future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Lionbridge's ability to issue these shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of Lionbridge by means of a proxy contest, tender offer, merger or otherwise.

    The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares issued and outstanding is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Charter requires the affirmative vote of the holders of at least 75% of the issued and outstanding shares of our capital stock to amend many Charter provisions, including provisions relating to any reduction in the number of authorized shares of our capital stock, our staggered board, and director and officer indemnification. The By-Laws require the affirmative vote of the holders of at least 75% of the issued and outstanding shares of capital stock of Lionbridge entitled to vote to amend or repeal any of the foregoing provisions of the By-Laws. The 75% stockholder vote would be in addition to any separate class vote that might be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

    DELAWARE LAW

    Lionbridge is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder.

    Section 203 does not apply if:

    - prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

    Section 203 defines "business combination" to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, lease, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

    - subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    - any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years, and any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

LIMITATION OF LIABILITY

    The Charter provides that no director of Lionbridge shall be personally liable to Lionbridge or to its stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

    The Charter further provides for the indemnification of Lionbridge's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of Lionbridge's directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors from liability under federal and state securities laws.

STOCK TRANSFER AGENT

    The transfer agent and registrar for the common stock is Boston EquiServe, L.P.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that these sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

    After this offering,         shares of common stock will be outstanding. Of
these shares, the         shares (        shares if the underwriters exercise
their over-allotment options in full) sold in this offering will be freely tradeable without restriction under the Securities Act except for any shares purchased by "affiliates" of Lionbridge as defined in Rule 144 under the Securities Act. The remaining 19,129,019 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act. The restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rules 144 or 701 under the Securities Act.

    We, our officers and directors, and a majority of our stockholders have entered into lock-up agreements pursuant to which we and they have agreed not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus without the prior written consent of Prudential Securities, on behalf of the underwriters. Transfers or dispositions can be made in the case of gifts or estate planning transfers where the donee signs a lock-up agreement. Prudential Securities may, at any time and without notice, waive any of the terms of these lock-up agreements specified in the underwriting agreement. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless these sales meet the conditions and restrictions of Rules 144 or 701 as described below.

    As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them, or are perceived by the market as intending to sell them.

                                                   DATE OF AVAILABILITY FOR RESALE
NUMBER OF SHARES                                          INTO PUBLIC MARKET
------------------  ----------------------------------------------------------------------------------------------
                    180 days after the date of this prospectus due to a lock-up agreement these stockholders have with Prudential Securities. However, Prudential Securities can waive this restriction at any time and without notice.
                    Between 180 and 365 days after the date of this prospectus due to the requirements of the federal securities laws.

    In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

    - 1% of the then-outstanding shares of common stock and

    - the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission.

    Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about Lionbridge.

    In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of Lionbridge at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering.

         shares of common stock outstanding after completion of this offering will be eligible to be sold under Rule 144(k). The foregoing summary of Rule 144 is not intended to be a complete description.

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from Lionbridge by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act. To be eligible for resale under Rule 701, shares must have been issued pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of the offering). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and by affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements. The foregoing summary of Rule 701 is not intended to be a complete description.

    Ninety days following the consummation of this offering, Lionbridge intends to file a registration statement under the Securities Act to register the shares of common stock available for issuance pursuant to its stock option plans as of the date of this prospectus. Shares issued pursuant to these plans after the effective date of such registration statement will be available for sale in the open market subject to the lock-up period and, for affiliates of Lionbridge, subject to certain conditions and restrictions of Rule 144.

                                  UNDERWRITING

    We have entered into an underwriting agreement with the underwriters named below, for whom Prudential Securities Incorporated, U.S. Bancorp Piper Jaffray and Adams, Harkness & Hill, Inc. are acting as representatives. We and the selling stockholders are obligated to sell, and the underwriters are obligated to purchase, all of the shares offered on the cover page of this prospectus, if any are purchased. Subject to conditions of the underwriting agreement, each underwriter has severally agreed to purchase the shares indicated opposite its name:

                                                                                                          NUMBER
     UNDERWRITERS                                                                                       OF SHARES
------------------------------------------------------------------------------------------------------  ----------
Prudential Securities Incorporated....................................................................
U.S. Bancorp Piper Jaffray Inc........................................................................

Adams, Harkness & Hill, Inc. .........................................................................
                                                                                                        ----------
    Total.............................................................................................
                                                                                                        ----------
                                                                                                        ----------

    The underwriters may sell more shares than the total number of shares offered on the cover page of this prospectus and they have, for a period of 30 days from the date of this prospectus, over-allotment options to purchase up to additional shares from the selling stockholders. If any additional shares are purchased, the underwriters will severally purchase the shares in the same proportion as per the table above.

    The representatives of the underwriters have advised us and the selling stockholders that the shares will be offered to the public at the offering price indicated on the cover page of this prospectus. The underwriters may allow to
selected dealers a concession not in excess of $         per share and such
dealers may reallow a concession not in excess of $         per share to certain
other dealers. After the shares are released for sale to the public, the representatives may change the offering price and the concessions. The representatives have informed us that the underwriters do not intend to sell shares to any investor who has granted them discretionary authority.

    We and the selling stockholders have agreed to pay to the underwriters the following fees, assuming both no exercise and full exercise of the underwriters' over-allotment options to purchase additional shares:

                                                               TOTAL FEES
                                             -----------------------------------------------
                                                        WITHOUT EXERCISE
                                                               OF          FULL EXERCISE OF
                                              FEE PER    OVER-ALLOTMENT     OVER-ALLOTMENT
                                               SHARE         OPTIONS            OPTIONS
                                             ---------  -----------------  -----------------
Fees paid by us............................  $              $                  $
Fees paid by the selling stockholders......  $              $                  $

    In addition, we estimate that we will spend approximately $         in
expenses for this offering including those of the selling stockholders. We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of these liabilities.

    We, our officers and directors, and a majority of our stockholders, including the selling stockholders, have entered into lock-up agreements pursuant to which we and they have agreed not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus without the prior written consent of Prudential Securities, on behalf of the underwriters. Prudential Securities may, at any time and without notice, waive the terms of these lock-up agreements specified in the underwriting agreement.

    Prior to this offering, there has been no public market for the common stock of Lionbridge. The public offering price, negotiated among Lionbridge and the representatives, is based upon various factors such as Lionbridge's financial and operating history and condition, our prospects, the prospects for our industry, and prevailing market conditions.

    Prudential Securities, on behalf of the underwriters, may engage in the following activities in accordance with applicable securities rules:

    - over-allotments involving sales in excess of the offering size, creating a short position. Prudential Securities may elect to reduce this short position by exercising some or all of the over-allotment options.

    - stabilizing and short covering; stabilizing bids to purchase the shares are permitted if they do not exceed a specified maximum price. After the distribution of shares has been completed, short covering purchases in the open market may also reduce the short position. These activities may cause the price of the shares to be higher than would otherwise exist in the open market.

    - penalty bids permitting the representatives to reclaim concessions from a syndicate member for the shares purchased in the stabilizing or short covering transactions.

    Such activities, which may be commenced and discontinued at any time, may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    Each underwriter has represented that it has complied and will comply with all applicable laws and regulations in connection with the offer, sale or delivery of the shares and related offering materials in the United Kingdom, including:

    - the Public Offers of Securities Regulation 1995,

    - the Financial Services Act 1986, and

    - the Financial Services Act 1986, (Investment Advertisements) (Exemptions) Order 1986 (as amended).

    We have asked the underwriters to reserve shares for sale at the same offering price directly to our officers, directors, employees, and other business affiliates or related third parties. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase the reserved shares.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for Lionbridge by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. George W. Lloyd, a partner at Testa, Hurwitz & Thibeault, LLP, is the beneficial owner of 25,000 shares of common stock of Lionbridge. Certain legal matters will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Washington, District of Columbia.

                                    EXPERTS

    The consolidated financial statements of Lionbridge Technologies, Inc. as of December 31, 1998 and 1997 and for the years then ended, the combined financial statements of The Localization Businesses of Stream International Holdings, Inc. in Ireland, The Netherlands and France for the year ended December 31, 1996, and the financial statements of VeriTest, Inc. as of December 31, 1998 and for the year then ended, included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    Lionbridge has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Lionbridge and the common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to such exhibit. Copies of the registration statement may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, or by calling the Commission at 1-800-SEC-0330, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Lionbridge, that make electronic filings with the Commission.

    Lionbridge intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm.

                         LIONBRIDGE TECHNOLOGIES, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
LIONBRIDGE TECHNOLOGIES, INC.
Report of Independent Accountants..........................................................................  F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998 and March 31, 1999 (unaudited)................  F-3
Consolidated Statements of Operations for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 (unaudited)................................................................  F-4
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999 (unaudited)...................  F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999 (unaudited)................................................................  F-6
Notes to Consolidated Financial Statements.................................................................  F-7

THE LOCALIZATION BUSINESSES OF STREAM INTERNATIONAL HOLDINGS, INC. IN IRELAND,
  THE NETHERLANDS AND FRANCE
Report of Independent Accountants..........................................................................  F-26
Combined Statement of Operations for the year ended December 31, 1996......................................  F-27
Combined Statement of Cash Flows for the year ended December 31, 1996......................................  F-28
Notes to Combined Financial Statements.....................................................................  F-29

VERITEST, INC.
Report of Independent Accountants..........................................................................  F-33
Balance Sheet as of December 31, 1998......................................................................  F-34
Statement of Operations for the year ended December 31, 1998...............................................  F-35
Statement of Shareholders' Equity for the year ended December 31, 1998.....................................  F-36
Statement of Cash Flows for the year ended December 31, 1998...............................................  F-37
Notes to Financial Statements..............................................................................  F-38

UNAUDITED PRO FORMA FINANCIAL INFORMATION
Introduction to Unaudited Pro Forma Financial Statements...................................................  F-42
Unaudited Pro Forma Statement of Operations for the year ended December 31, 1998...........................  F-43
Unaudited Pro Forma Statement of Operations for the three months ended March 31, 1999......................  F-44
Notes to Unaudited Pro Forma Financial Statements..........................................................  F-45

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Lionbridge Technologies, Inc.:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Lionbridge Technologies, Inc. at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 4, 1999

                         LIONBRIDGE TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

       (AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1997       1998
                                                                         ---------  ---------   MARCH 31,    PRO FORMA
                                                                                                  1999       MARCH 31,
                                                                                               -----------     1999
                                                                                               (UNAUDITED)  -----------
                                                                                                            (UNAUDITED)
                                                                                                             (NOTE 2)
ASSETS
Current assets:
  Cash.................................................................  $   1,098  $     732   $   3,802    $   3,802
  Accounts receivable, net of allowances of $366, $573 and $572 at
    December 31, 1997 and 1998 and March 31, 1999 (unaudited),
    respectively.......................................................      6,902      7,321       6,849        6,849
  Work in process......................................................      2,386      3,929       4,473        4,473
  Other current assets.................................................        624        805       1,141        1,141
                                                                         ---------  ---------  -----------  -----------
      Total current assets.............................................     11,010     12,787      16,265       16,265

Property and equipment, net............................................        951      1,840       1,785        1,785
Goodwill, net..........................................................      6,710      7,450      11,057       11,057
Other assets...........................................................         85        404         259          259
                                                                         ---------  ---------  -----------  -----------
      Total assets.....................................................  $  18,756  $  22,481   $  29,366    $  29,366
                                                                         ---------  ---------  -----------  -----------
                                                                         ---------  ---------  -----------  -----------
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS'
  DEFICIT
Current liabilities:
  Amounts owed to banks................................................         88        416         175          175
  Short-term debt......................................................      2,200      7,693       4,943       32,603
  Accounts payable.....................................................      3,118      3,964       4,659        4,659
  Accrued compensation and benefits....................................      2,057      2,356       1,816        1,816
  Other accrued expenses...............................................      4,499      5,664       5,344        5,344
  Deferred revenue.....................................................        524        412         275          275
                                                                         ---------  ---------  -----------  -----------
      Total current liabilities........................................     12,486     20,505      17,212       44,872
                                                                         ---------  ---------  -----------  -----------

Long-term debt, net of discount........................................         --         --       7,155           --

Redeemable convertible preferred stock, $0.01 par value:
  Series A convertible preferred stock, 17,271,314 shares authorized;
    13,271,314 shares issued and outstanding at December 31, 1997 and
    1998 and March 31, 1999 (unaudited); no shares issued and
    outstanding on a pro forma basis (unaudited).......................     14,333     15,395      15,660           --
  Series B redeemable preferred stock, 200 shares authorized; no shares
    issued and outstanding.............................................         --         --          --           --
  Series C convertible preferred stock, 17,271,514 shares authorized;
    no shares issued and outstanding...................................         --         --          --           --
  Series D nonvoting convertible preferred stock, 200 shares authorized; 140 shares issued and outstanding at December 31, 1997 and 1998 and March 31, 1999 (unaudited); no shares issued and
    outstanding on a pro forma basis (unaudited).......................         --         --          --           --

Commitments and contingencies (Note 7)

Stockholders' deficit:
  Common stock, $0.01 par value; 25,950,867 shares authorized;
    2,039,990, 2,945,414 and 3,460,598 shares issued and outstanding at
    December 31, 1997 and 1998 and March 31, 1999 (unaudited), respectively, and 19,031,941 shares issued and outstanding on a pro
    forma basis (unaudited)............................................         20         29          35          190
  Additional paid-in capital...........................................         51        370       9,563        9,408
  Accumulated deficit..................................................     (8,875)   (14,199)    (17,879)     (22,724)
  Deferred compensation................................................         --         --      (2,763)      (2,763)
  Accumulated other comprehensive income...............................        741        381         383          383
                                                                         ---------  ---------  -----------  -----------
      Total stockholders' deficit......................................     (8,063)   (13,419)    (10,661)     (15,506)
                                                                         ---------  ---------  -----------  -----------
        Total liabilities, redeemable convertible preferred stock and
          stockholders' deficit........................................  $  18,756  $  22,481   $  29,366    $  29,366
                                                                         ---------  ---------  -----------  -----------
                                                                         ---------  ---------  -----------  -----------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                         LIONBRIDGE TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            YEAR ENDED          THREE MONTHS ENDED
                                                           DECEMBER 31,             MARCH 31,
                                                       --------------------  ------------------------
                                                         1997       1998        1998         1999
                                                       ---------  ---------  -----------  -----------
                                                                             (UNAUDITED)  (UNAUDITED)
Revenue..............................................  $  26,462  $  38,412   $   7,438    $  11,690
Cost of revenue......................................     18,914     25,546       5,344        8,195
                                                       ---------  ---------  -----------  -----------
      Gross profit...................................      7,548     12,866       2,094        3,495
                                                       ---------  ---------  -----------  -----------
Operating expenses:
  Sales and marketing................................      1,306      2,735         527        1,172
  General and administrative.........................      8,210     10,889       2,387        3,233
  Amortization of acquisition-related intangible
    assets...........................................      4,400      2,145         561          766
  Nonrecurring charges (Note 10).....................        541        501         451           --
  Stock-based compensation...........................         --         --          --           45
                                                       ---------  ---------  -----------  -----------
      Total operating expenses.......................     14,457     16,270       3,926        5,216
                                                       ---------  ---------  -----------  -----------
Loss from operations.................................     (6,909)    (3,404)     (1,832)      (1,721)
Interest expense.....................................       (127)      (648)        (86)      (1,468)
Other income (expense), net..........................       (506)        49          42         (181)
                                                       ---------  ---------  -----------  -----------
Loss before income taxes.............................     (7,542)    (4,003)     (1,876)      (3,370)
Provision for income taxes...........................        112        259          36           45
                                                       ---------  ---------  -----------  -----------
Net loss.............................................     (7,654)    (4,262)     (1,912)      (3,415)
Accrued dividends on preferred stock.................     (1,062)    (1,062)       (265)        (265)
                                                       ---------  ---------  -----------  -----------
Net loss attributable to common stockholders.........  $  (8,716) $  (5,324)  $  (2,177)   $  (3,680)
                                                       ---------  ---------  -----------  -----------
                                                       ---------  ---------  -----------  -----------
Basic and diluted net loss per share attributable to
  common stockholders................................  $   (5.90) $   (1.99)  $   (0.98)   $   (1.17)
Shares used in computing basic and diluted net loss
  per share attributable to common stockholders......      1,477      2,673       2,229        3,140
Unaudited pro forma basic and diluted net loss
  per share..........................................             $                        $
Shares used in computing unaudited pro forma
  basic and diluted net loss per share...............

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

\

                         LIONBRIDGE TECHNOLOGIES, INC.

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                             STOCKHOLDERS' DEFICIT

                (AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                             REDEEMABLE CONVERTIBLE
                                                 PREFERRED STOCK            COMMON STOCK        ADDITIONAL
                                             -----------------------  ------------------------    PAID-IN     ACCUMULATED
                                               SHARES      AMOUNT      SHARES      PAR VALUE      CAPITAL       DEFICIT
                                             ----------  -----------  ---------  -------------  -----------  -------------
Balance at December 31, 1996...............  13,673,098   $  13,673   1,476,913    $      15                   $    (159)
Stock options exercised....................                             563,077            5     $      51
Issuance of Series A convertible preferred
  stock....................................     570,010         570
Repurchase of Series A convertible
  preferred stock to be retired............    (971,654)       (972)
Accrual of dividends on preferred stock....                   1,062                                               (1,062)
Comprehensive loss:
  Net loss.................................                                                                       (7,654)
  Other comprehensive income:
    Translation adjustment.................
  Comprehensive loss.......................
                                             ----------  -----------  ---------          ---    -----------  -------------
Balance at December 31, 1997...............  13,271,454      14,333   2,039,990           20            51        (8,875)
Issuance of put option on common stock in
  connection with the acquisition of
  Japanese Language Services, Inc..........                                                            200
Issuance of common stock in connection with
  the acquisition of Japanese Language
  Services, Inc............................                             430,435            4            82
Stock options exercised....................                             474,989            5            37
Accrual of dividends on preferred stock....                   1,062                                               (1,062)
Comprehensive loss:
  Net loss.................................                                                                       (4,262)
  Other comprehensive loss:
    Translation adjustment.................
  Comprehensive loss.......................
                                             ----------  -----------  ---------          ---    -----------  -------------
Balance at December 31, 1998...............  13,271,454      15,395   2,945,414           29           370       (14,199)
Issuance of common stock in connection with
  the acquisition of VeriTest, Inc.........                             100,000            1           343
Issuance of common stock in connection with
  the acquisition of Japanese Language
  Services, Inc............................                              36,400            1            34
Issuance of warrants in connection with
  debt financing...........................                                                          5,967
Deferred compensation......................                                                          2,808
Amortization of deferred compensation......
Stock options exercised....................                             378,784            4            41
Accrual of dividends on preferred stock....                     265                                                 (265)
Comprehensive loss:
  Net loss.................................                                                                       (3,415)
  Other comprehensive income:
    Translation adjustment.................
  Comprehensive loss.......................
                                             ----------  -----------  ---------          ---    -----------  -------------
Balance at March 31, 1999 (unaudited)......  13,271,454   $  15,660   3,460,598    $      35     $   9,563     $ (17,879)
                                             ----------  -----------  ---------          ---    -----------  -------------
                                             ----------  -----------  ---------          ---    -----------  -------------

                                                                ACCUMULATED
                                                                   OTHER           TOTAL
                                                DEFERRED       COMPREHENSIVE   STOCKHOLDERS'   COMPREHENSIVE
                                              COMPENSATION        INCOME          DEFICIT          LOSS
                                             ---------------  ---------------  -------------  ---------------
Balance at December 31, 1996...............                                      $    (144)
Stock options exercised....................                                             56
Issuance of Series A convertible preferred
  stock....................................
Repurchase of Series A convertible
  preferred stock to be retired............
Accrual of dividends on preferred stock....                                         (1,062)
Comprehensive loss:
  Net loss.................................                                         (7,654)      $  (7,654)
  Other comprehensive income:
    Translation adjustment.................                      $     741             741             741
                                                                                              ---------------
  Comprehensive loss.......................                                                      $  (6,913)
                                                                   -------     -------------  ---------------
                                                                                              ---------------
Balance at December 31, 1997...............                            741          (8,063)
Issuance of put option on common stock in
  connection with the acquisition of
  Japanese Language Services, Inc..........                                            200
Issuance of common stock in connection with
  the acquisition of Japanese Language
  Services, Inc............................                                             86
Stock options exercised....................                                             42
Accrual of dividends on preferred stock....                                         (1,062)
Comprehensive loss:
  Net loss.................................                                         (4,262)      $  (4,262)
  Other comprehensive loss:
    Translation adjustment.................                           (360)           (360)           (360)
                                                                                              ---------------
  Comprehensive loss.......................                                                      $  (4,622)
                                                                   -------     -------------  ---------------
                                                                                              ---------------
Balance at December 31, 1998...............                            381         (13,419)
Issuance of common stock in connection with
  the acquisition of VeriTest, Inc.........                                            344
Issuance of common stock in connection with
  the acquisition of Japanese Language
  Services, Inc............................                                             35
Issuance of warrants in connection with
  debt financing...........................                                          5,967
Deferred compensation......................     $  (2,808)                              --
Amortization of deferred compensation......            45                               45
Stock options exercised....................                                             45
Accrual of dividends on preferred stock....                                           (265)
Comprehensive loss:
  Net loss.................................                                         (3,415)      $  (3,415)
  Other comprehensive income:
    Translation adjustment.................                              2               2               2
                                                                                              ---------------
  Comprehensive loss.......................                                                      $  (3,413)
                                                  -------          -------     -------------  ---------------
                                                                                              ---------------
Balance at March 31, 1999 (unaudited)......     $  (2,763)       $     383       $ (10,661)
                                                  -------          -------     -------------
                                                  -------          -------     -------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                         LIONBRIDGE TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                            YEAR ENDED          THREE MONTHS ENDED
                                                           DECEMBER 31,             MARCH 31,
                                                       --------------------  ------------------------
                                                         1997       1998        1998         1999
                                                       ---------  ---------  -----------  -----------
                                                                             (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
  Net loss...........................................  $  (7,654) $  (4,262)  $  (1,912)   $  (3,415)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Amortization of acquisition-related intangible
      assets.........................................      4,400      2,145         561          766
    Compensation expense for stock options granted...         --         --          --           45
    Accretion of discount on subordinated notes
      payable........................................         --         --          --        1,122
    Depreciation and amortization of property and
      equipment......................................      1,164      1,187         189          360
    Provision for doubtful accounts..................        380        182          19            1
    Deferred income taxes............................        112        206          --           --
    Foreign currency (gain) loss on intercompany
      transactions...................................        353        (67)         --           --
    Changes in operating assets and liabilities, net
      of effects of acquisitions:
      Accounts receivable............................        187        214       2,082          784
      Work in process................................       (592)      (828)     (1,072)        (544)
      Other current assets...........................        690       (295)         (1)        (290)
      Other assets...................................        (78)      (193)        (47)         154
      Accounts payable...............................       (426)      (401)       (332)         676
      Accrued compensation and benefits..............        781        341         307         (540)
      Other accrued expenses.........................        184        478         481         (366)
      Deferred revenue...............................       (943)      (440)        423         (311)
                                                       ---------  ---------  -----------  -----------
        Net cash provided by (used in) operating
          activities.................................     (1,442)    (1,733)        698       (1,558)
                                                       ---------  ---------  -----------  -----------
Cash flows from investing activities:
  Purchases of property and equipment................       (923)    (1,363)       (476)        (210)
  Payments for businesses acquired, net of cash
    acquired.........................................        (18)    (3,141)     (2,233)      (3,627)
  Payments for Asian asset purchase, net of cash
    acquired.........................................        (85)        --          --           --
  Transfer of funds from escrow......................        600         --          --           --
                                                       ---------  ---------  -----------  -----------
        Net cash used in investing activities........       (426)    (4,504)     (2,709)      (3,837)
                                                       ---------  ---------  -----------  -----------
Cash flows from financing activities:
  Net increase (decrease) in amounts owed to banks...       (522)       328         (97)        (241)
  Net increase (decrease) in short-term debt.........      1,197      5,551       3,894       (3,324)
  Proceeds from long-term debt.......................         --         --          --       12,000
  Proceeds from issuance of preferred stock..........        570         --          --           --
  Proceeds from exercise of common stock options.....         56         42          10           45
                                                       ---------  ---------  -----------  -----------
        Net cash provided by financing activities....      1,301      5,921       3,807        8,480
                                                       ---------  ---------  -----------  -----------
Net increase (decrease) in cash......................       (567)      (316)      1,796        3,085
Effects of exchange rate changes on cash.............       (130)       (50)         30          (15)
Cash at beginning of period..........................      1,795      1,098       1,098          732
                                                       ---------  ---------  -----------  -----------
Cash at end of period................................  $   1,098  $     732   $   2,924    $   3,802
                                                       ---------  ---------  -----------  -----------
                                                       ---------  ---------  -----------  -----------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                         LIONBRIDGE TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION:

    NATURE OF THE BUSINESS

    Lionbridge Technologies, Inc. and its subsidiaries (collectively, "Lionbridge") is a provider of globalization services to software publishers, computer hardware manufacturers and telecommunications companies. Globalization services, including localization, internationalization and testing, enable simultaneous worldwide release and ongoing maintenance of products and product-related technical support, training materials, and sales and marketing information in multiple languages. Lionbridge has its head office in the United States, with operations in France, Ireland, The Netherlands, China, Japan, South Korea and the United States.

    FORMATION OF LIONBRIDGE AND BASIS OF PRESENTATION

    Lionbridge was incorporated on September 11, 1996 in order to effect the acquisition of certain elements of the localization businesses of Stream International Holdings, Inc. ("Stream"). Funding for the acquisition was provided through the issuance of common and preferred stock in Lionbridge and in a majority-owned subsidiary of Lionbridge.

    On December 23, 1996, Lionbridge entered into an agreement with Stream to acquire its localization businesses in Ireland, The Netherlands and France (see
Note 4). The purchase accounting for the acquisition of the businesses was recorded as though the purchase had occurred on December 31, 1996, as the results of operations and changes in financial position between December 23, 1996 and this date were immaterial.

    The December 23, 1996 agreement with Stream also contemplated the acquisition of certain businesses in Asia. However, Lionbridge did not acquire such businesses as planned, and renegotiated the agreement in July 1997. As a result, a note payable for $840,000 issued to Stream in contemplation of the December 23, 1996 agreement was canceled, and restricted cash of $600,000, which was held in escrow at December 31, 1996 and was to be paid to Stream on completion of the Asian acquisition, was returned to Lionbridge, net of certain payments otherwise due.

    On July 3, 1997, Lionbridge entered into a new agreement with Stream to purchase work in process and certain other assets of Stream's Japanese, Chinese and Taiwanese localization businesses as of April 1, 1997, and of the South Korean business as of July 3, 1997, in exchange for approximately $100,000 of cash plus the assumption of liabilities of $317,000 for the completion of work under existing customer contracts. The assets acquired were recorded at cost as they did not comprise businesses.

2. SIGNIFICANT ACCOUNTING POLICIES:

    The accompanying consolidated financial statements of Lionbridge reflect the application of certain significant accounting policies as described below:

    PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Lionbridge and its wholly owned subsidiaries from the effective date of their acquisition or formation. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

                         LIONBRIDGE TECHNOLOGIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    UNAUDITED INTERIM FINANCIAL STATEMENTS

    The consolidated financial statements and related notes of Lionbridge for the three months ended March 31, 1998 and 1999 are unaudited. Management believes the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations in such periods. Results of operations for the three months ended March 31, 1998 and 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999, or for any other future period.

    UNAUDITED PRO FORMA BALANCE SHEET

    Upon the closing of Lionbridge's anticipated initial public offering of securities, certain transactions will occur automatically. The unaudited pro forma information included on the balance sheet at March 31, 1999 reflects these transactions as if they had occurred on March 31, 1999, as follows (see Notes 6 and 8):

    - the exchange of an aggregate of 13,271,454 shares of Series A convertible preferred stock and Series D nonvoting convertible preferred stock outstanding as of March 31, 1999 for 132.7145 shares of Series B redeemable preferred stock and 13,271,454 shares of Series C convertible preferred stock;

    - the redemption of the 132.7145 shares of Series B redeemable preferred stock for $15,660,000, including accrued and unpaid dividends, presented as a reclassification of long-term debt, net of discount to short-term debt;

    - the conversion of the 13,271,454 shares of Series C convertible preferred stock into the same number of shares of common stock;

    - the repayment of subordinated notes payable for $12,000,000, presented as a reclassification of long-term debt, net of discount to short-term debt, and the associated impact on accumulated deficit of the write-off of the unamortized discount on these notes of $4,845,000 as of March 31, 1999; and

    - the exercise of warrants to acquire 2,299,889 shares of common stock for nominal consideration.

    REVENUE RECOGNITION

    Lionbridge recognizes revenue from the provision of services to its customers on the percentage-of-completion method of accounting, based on costs incurred as a percentage of management's estimates of total costs of individual contracts. Anticipated losses by project, if any, are recognized in the period in which determined.

    ADVERTISING COSTS

    Advertising costs are included in sales and marketing expenses and are expensed as incurred.

                         LIONBRIDGE TECHNOLOGIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    FOREIGN CURRENCY TRANSLATION

    The functional currency for each of Lionbridge's foreign operations is the local currency of the country in which those operations are based. Revenues and expenses of foreign operations are translated into U.S. dollars at the average rates of exchange during the period. Assets and liabilities of foreign operations are translated into U.S. dollars at period-end rates of exchange. Resulting cumulative translation adjustments are reflected as a separate component of accumulated other comprehensive income (loss) in stockholders' deficit. Foreign currency transaction gains or losses, arising from exchange rate fluctuations on transactions denominated in currencies other than the functional currencies, are included in other income (expense), net in the consolidated statements of operations and were $(472,000) and $49,000 in 1997 and 1998, respectively.

    For the purpose of the disclosure of comprehensive loss, Lionbridge does not record tax provisions or benefits for the net changes in foreign currency translation adjustments, as Lionbridge intends to permanently reinvest undistributed earnings in its foreign subsidiaries.

    WORK IN PROCESS

    Work in process represents the value of work performed but not billed. Work in process is calculated using the percentage-of-completion method based on total anticipated costs and is stated at cost plus estimated profit, but not in excess of net realizable value.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method, based upon the following asset lives:

Computer software and equipment   1 to 5 years
Furniture and office equipment    3 to 5 years
Leasehold improvements            Shorter of lease term or useful life of
                                  asset

    Upon retirement or other disposition, the cost and related accumulated depreciation of the assets are removed from the accounts and the resulting gain or loss is reflected in the determination of net income or loss. Expenditures for maintenance and repairs are expensed as incurred.

    INTANGIBLE ASSETS

    Goodwill represents the excess of cost over the fair value of the net assets of businesses acquired. Goodwill is amortized using the straight-line method over five years.

    LONG-LIVED ASSETS

    Lionbridge periodically evaluates the net realizable value of long-lived assets, including goodwill and property and equipment, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. An impairment in the carrying value of an asset is assessed when the undiscounted, expected future operating cash flows derived from the asset are less than its carrying value.

                         LIONBRIDGE TECHNOLOGIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INCOME TAXES

    Deferred income taxes are recognized based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. Valuation allowances are provided if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

    NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS AND PRO FORMA NET
     LOSS PER SHARE

    Basic and diluted earnings per share are computed in accordance with SFAS No. 128, "Earnings per Share." Basic net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding. There is no difference between basic and diluted earnings per share since potential common shares from the conversion of preferred stock and exercises of stock options and warrants are anti-dilutive for all periods presented.

    Unaudited pro forma basic and diluted net loss per share for the year ended December 31, 1998 and the quarter ended March 31, 1999 is computed using the weighted average number of common shares outstanding, adjusted to include the impact of certain transactions that will occur automatically or are deemed to occur for pro forma purposes upon the closing of Lionbridge's anticipated initial public offering of securities, as follows:

    - the addition of 13,271,454 shares of common stock for each of the year ended December 31, 1998 and the three months ended March 31, 1999, resulting from the exchange of an aggregate of 13,271,454 shares of Series A and Series D convertible preferred stock for 13,271,454 shares of Series C convertible preferred stock, and the conversion of these shares into 13,271,454 shares of common stock;

    - the addition of 0 and 796,443 shares of common stock for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively, resulting from the exercise of warrants to acquire 2,299,889 shares of common stock for nominal consideration, weighted from the warrant issuance dates; and

    - the addition of     and     shares of common stock for the year ended
      December 31, 1998 and the three months ended March 31, 1999, respectively, to reflect the number of shares of common stock from the anticipated initial public offering from which proceeds are deemed to be used to repay the subordinated notes of $12,000,000 and to redeem the 132.7145 shares of Series B redeemable preferred stock with accrued dividends for $15,660,000, based on an assumed net offering price of $ per share, weighted from the beginning of the periods for the preferred stock and from the date of issuance for the subordinated notes.

    ACCOUNTING FOR STOCK-BASED COMPENSATION

    Lionbridge accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Lionbridge's common stock at the date of grant. When the exercise price of stock options

                         LIONBRIDGE TECHNOLOGIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) granted to employees is less than the fair market value of common stock at the date of grant, Lionbridge records that difference multiplied by the number of shares under option as deferred compensation, which is then amortized over the vesting period of the options. Lionbridge has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (see
Note 8). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Estimates are used when accounting for the collectibility of receivables, calculating revenue using the percentage-of-completion method, and valuing intangible assets, deferred tax assets and net assets of businesses acquired.

    CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Financial instruments which potentially subject Lionbridge to concentrations of credit risk consist principally of trade accounts receivables. Concentrations of credit risk with respect to trade accounts receivable are limited due to the dispersion of customers across different geographic regions, although globally some customers constitute a significant percentage of total revenue (see Note
11). Lionbridge does not require collateral or other security against trade receivable balances; however, it maintains reserves for potential credit losses and such losses have been within management's expectations.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial instruments, including cash, accounts receivable, accounts payable, redeemable preferred stock and debt, are carried in the consolidated financial statements at amounts that approximate fair values at December 31, 1997 and 1998 and March 31, 1999 (unaudited). Fair values are based on quoted market prices and assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The standard requires that all derivative instruments be recorded on the balance sheet at their fair values. Changes in the fair values of derivatives are recorded each period in current earnings or other comprehensive income (loss), depending on whether or not a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction. SFAS No. 133 is expected to be effective for Lionbridge's fiscal quarter beginning January 1, 2001 and its adoption is not expected to have a material impact on Lionbridge's financial position or results of operations.

    In April 1998, AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of

                         LIONBRIDGE TECHNOLOGIES, INC.

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) start-up activities should be expensed as incurred. SOP 98-5 is effective for Lionbridge's fiscal 1999 financial statements, and Lionbridge does not expect its adoption to have a material effect on its financial position or results of operations.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consisted of the following at December 31:

                                                                      1997           1998
                                                                  -------------  -------------
Computer software and equipment.................................  $   1,400,000  $   2,035,000
Furniture and office equipment..................................        527,000        708,000
Leasehold improvements..........................................        138,000        327,000
                                                                  -------------  -------------
                                                                      2,065,000      3,070,000
Less: Accumulated depreciation and amortization.................     (1,114,000)    (1,230,000)
                                                                  -------------  -------------
                                                                  $     951,000  $   1,840,000
                                                                  -------------  -------------
                                                                  -------------  -------------

4. BUSINESS COMBINATIONS:

LOCALIZATION BUSINESS OF STREAM

    On December 23, 1996, Lionbridge acquired the localization businesses of Stream in Ireland, The Netherlands and France (see Note 1). In accordance with the acquisition agreement, Lionbridge paid Stream aggregate cash consideration of $11,300,000 in exchange for all of the outstanding common stock of R.R. Donnelley Language Solutions International B.V. and Stream International Language Solutions as well as the assumption of tax liabilities of $100,000 incurred in connection with the transaction.

    The business combination was accounted for using the purchase method of accounting, and the results of the acquired localization business have been included in Lionbridge's financial statements as of December 31, 1996 (see Note
1). As part of the fair valuation of assets and liabilities acquired, $2,559,000 of the purchase price was allocated to a non-compete agreement with Stream and $438,000 was allocated to previously unrecorded application software licenses. The net difference between the total purchase price of $12,034,000 (including direct costs of the acquisition) and the fair value of assets and liabilities acquired was recognized as goodwill, totaling $9,224,000 at the acquisition date. In 1997, Lionbridge submitted a claim to Stream for the reimbursement of a portion of the purchase consideration under the indemnity terms of the December 23, 1996 agreement. This claim was ultimately resolved through a settlement agreement with Stream, effective December 31, 1997 (see Note 6). Under the terms of this agreement, the purchase price for the European businesses was reduced by $531,000. This amount was deducted from goodwill at December 31, 1997.

    During 1997 and 1998, acquired net operating loss carryforwards of $1,120,000 and $1,291,000, respectively, were utilized to offset taxable income in Ireland and The Netherlands. As the deferred tax assets associated with these losses had been fully reserved at the time of the Stream acquisition, the benefits were recorded as reductions to goodwill of $112,000 and $207,000 in 1997 and 1998, respectively.

                         LIONBRIDGE TECHNOLOGIES, INC.

4. BUSINESS COMBINATIONS: (CONTINUED)
    JAPANESE LANGUAGE SERVICES

    On February 27, 1998, Lionbridge entered into an agreement to acquire all of the outstanding stock of Japanese Language Services, Inc., a company based in Massachusetts with additional operations in Japan, for total initial consideration of $2,523,000 consisting of cash of $2,237,000, 430,435 shares of common stock valued at $86,000, and a common stock put option valued at $200,000. This put option gives the holder the right to require Lionbridge to repurchase all of the 430,435 shares of common stock at a price of $0.90 per share at any time from July 2001 to September 2001. The agreement also requires certain contingent stock issuances, limited to 36,400 shares of common stock, and cash payments, limited to $625,000, dependent on future operating results of Japanese Language Services, Inc. through December 31, 1999. This agreement was effective January 2, 1998, when operating control of Japanese Language Services, Inc. was assumed by Lionbridge. The acquisition was accounted for using the purchase method of accounting, and the results of Japanese Language Services, Inc. have been included in Lionbridge's financial statements as of the effective date. The net difference between the total purchase price of $2,592,000 at the date of acquisition (including direct costs of the acquisition) and the fair value of assets and liabilities acquired was recognized as goodwill, totaling $2,199,000. The initial calculation of goodwill did not include any anticipated contingent consideration. Additional goodwill of $375,000 was recorded at December 31, 1998 in connection with an incremental payment being due under the contingent payment arrangement. Future payments under the contingent payment arrangement, if any, will similarly increase goodwill. Pro forma statements of operations would not differ materially from reported results.

    ILT SOLUTIONS GROUP

    On April 1, 1998, Lionbridge acquired certain assets and operations of the ILT Solutions Group of Lucent Technologies, Inc. for cash of $1,000,000. The acquisition was accounted for using the purchase method of accounting. The net difference between the total purchase price of $1,013,000 (including direct costs of the acquisition) and the fair value of assets and liabilities acquired was recognized as goodwill, totaling $470,000 at the acquisition date. The results of the ILT Solutions Group are included in these financial statements from the date of the acquisition. Pro forma statements of operations would not differ materially from reported results.

    VERITEST, INC. (UNAUDITED)

    On January 11, 1999, Lionbridge entered into an agreement to acquire all of the stock of VeriTest, Inc., a company based in California, for total initial consideration of $4,354,000 consisting of cash of $3,260,000, 100,000 shares of common stock valued at $344,000, and a note payable for $750,000. The agreement also requires certain contingent cash payments, limited to $1,000,000, dependent on future operating performance through December 31, 2000. This acquisition was accounted for using the purchase method of accounting. The net difference between the total purchase price of $4,419,000 at the date of acquisition (including direct costs of the acquisition) and the fair value of assets and liabilities acquired was recognized as goodwill, totaling $4,338,000. The initial calculation of goodwill did not include any contingent consideration. Future payments, if any, under the contingent payment arrangement will increase goodwill. The results of VeriTest, Inc. are included in these financial statements from the date of acquisition.

                         LIONBRIDGE TECHNOLOGIES, INC.

4. BUSINESS COMBINATIONS: (CONTINUED)
    The following unaudited pro forma consolidated results of operations for the year ended December 31, 1998 and the three-month period ended March 31, 1999 assume that the acquisition of VeriTest, Inc. occurred as of January 1, 1998:

                                                                    1998       1999
                                                                  ---------  ---------
Revenue.........................................................  $  42,147  $  11,690
Net loss........................................................     (6,615)    (3,632)
Basic and diluted net loss per share attributable to common
  stockholders..................................................      (2.77)     (1.24)

    For each period presented, the pro forma results include estimates of the interest expense on debt used to finance the purchase and the depreciation and amortization of intangible and other fixed assets based on the purchase price allocation. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred on January 1, 1998 or that may be obtained in the future.

    The expense of amortizing goodwill from all acquisitions prior to December 31, 1998 was $1,841,000 and $2,145,000 in 1997 and 1998, respectively.
Additionally, amortization of $2,559,000 was recorded in 1997 in connection with a noncompete agreement between Lionbridge and Stream.

5. AMOUNTS OWED TO BANKS:

    Amounts owed to banks represent temporary, unsecured overdraft facilities utilized by Lionbridge's operations in Ireland, France, Holland and the United States.

6. DEBT:

    SETTLEMENT AGREEMENT

    On June 10, 1998, Lionbridge entered into an agreement with certain companies that had previously been part of the Stream organization to settle various outstanding amounts due between Lionbridge and Stream, including the indemnity claim submitted by Lionbridge (see Note 4); a note payable to Stream of $569,000, together with accrued interest of $39,000; and the amount due to Stream on the exercise of its put option to sell 971,654 shares of Series A convertible preferred stock to Lionbridge (see Note 8). The effective date of this agreement was December 31, 1997, and its impact was reflected in the consolidated financial statements as of that date.

    In settlement of all amounts due to and from Stream (or successor companies), Lionbridge agreed to pay an interest-free amount of $700,000 in seven equal monthly installments beginning February 1998. This note was recorded in current liabilities at December 31, 1997 and was paid during 1998.

    LINE OF CREDIT

    On September 26, 1997, Lionbridge entered into a line of credit agreement with a commercial bank. The agreement was subsequently amended on May 21, 1998 and May 20, 1999 (unaudited) and expires on August 20, 1999. At the time of the May 1998 amendment, Lionbridge issued a warrant for the purchase of 125,000 shares of common stock at an exercise price of $1.60 per share. This warrant was exercisable immediately and expires on May 21, 2003. The value ascribed to this warrant was

                         LIONBRIDGE TECHNOLOGIES, INC.

6. DEBT: (CONTINUED)
immaterial. Under the amended terms of the agreement, Lionbridge may borrow up to $8,000,000, based on the value of certain eligible current assets worldwide.

    The interest rate payable on any outstanding borrowings is prime plus 1% per year (9.5 % and 8.8 % at December 31, 1997 and 1998, respectively), and Lionbridge was required to pay a facility fee of $50,000 on the signing of the agreement. This fee and other direct arrangement expenses were amortized over the initial term of the agreement, which expired on May 22, 1998. Borrowings outstanding under the line of credit agreement are collateralized by certain assets of Lionbridge. The amount outstanding on the line of credit at December 31, 1997 and 1998 was $1,500,000 and $7,693,000, respectively, and $4,193,000 as of March 31, 1999 (unaudited).

    The agreement requires Lionbridge to maintain certain financial ratios and restricts the payment of dividends. As of December 31, 1997 and 1998, Lionbridge was in compliance with the financial covenants as subsequently amended by the bank.

    ADDITIONAL FINANCING (UNAUDITED)

    On January 8, 1999, Lionbridge entered into a bridge loan agreement with a third party. Under the terms of the agreement, Lionbridge issued a $4,000,000, 12% senior subordinated note. On February 26, 1999, Lionbridge entered into a new subordinated debt agreement with the same party and terminated the bridge loan agreement. Under the terms of the new agreement, Lionbridge issued $10,000,000, 12% senior subordinated convertible notes. The notes are repayable in quarterly installments beginning in March 2003, with final settlement of the principal and interest due in February 2006. The notes are subject to certain covenant restrictions, including the maintenance of a defined minimum current asset to current liability ratio and a minimum profitability measure, and are collateralized by certain assets of Lionbridge. In connection with the issuance of these notes, Lionbridge issued detachable warrants to purchase 1,916,574 shares of common stock at a price of $0.01 per share, valued at $4,972,000.

    On March 9, 1999, Lionbridge entered into a subordinated debt agreement with a stockholder. Under the terms of the agreement, Lionbridge issued $2,000,000, 12% senior subordinated convertible notes. The notes are repayable in quarterly installments beginning in March 2003, with final settlement of the principal and interest due in March 2006. The notes are collateralized by certain assets of Lionbridge and are subject to certain covenant restrictions, including the maintenance of a defined minimum current asset to current liability ratio and a minimum profitability measure. In connection with the issuance of these notes, Lionbridge issued detachable warrants to purchase 383,315 shares of common stock at a price $0.01 per share, valued at $995,000.

    Lionbridge is required to repay each of the above notes, together with all accrued and unpaid interest, upon the closing of certain defined liquidity events, including the initial public offering of securities with aggregate proceeds of at least $25,000,000. The detachable warrants issued in connection with these financings expire on the later of (i) the seventh anniversary of the issuance of the warrant and (ii) the date when each related note is paid in full. If not otherwise exercised, the warrants will be automatically exercised in accordance with their terms immediately prior to any expiration. The aggregate value of these warrants was recorded as a discount on subordinated notes payable and is being amortized as additional interest expense using the straight-line method over the period from issuance until August 1999, based on the expected repayment of the debt upon the initial public offering of securities by Lionbridge.

                         LIONBRIDGE TECHNOLOGIES, INC.

6. DEBT: (CONTINUED)

    As of March 31, 1999, Lionbridge was not in compliance with one of the covenants common to each of the above notes. Lionbridge subsequently obtained waivers from the debtholders which release it from the requirement to comply with that covenant for the quarter ended March 31, 1999 and for the quarters ending June 30 and September 30, 1999.

7. COMMITMENTS AND CONTINGENCIES:

LEASE COMMITMENTS

    The Company leases certain equipment and office space under noncancelable agreements and leases which expire at various dates through 2003. Future minimum lease payments under noncancelable operating leases at December 31, 1998 were as follows:

YEAR ENDING DECEMBER 31,
--------------------------------------------------------------------------------
1999............................................................................  $    746,000
2000............................................................................       564,000
2001............................................................................       334,000
2002............................................................................       229,000
2003............................................................................       298,000
Thereafter......................................................................     2,019,000
                                                                                  ------------
                                                                                  $  4,190,000
                                                                                  ------------
                                                                                  ------------

    Total rental expenses charged to operations were $697,000 and $952,000 in 1997 and 1998, respectively.

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT:

SERIES A AND SERIES D CONVERTIBLE PREFERRED STOCK

    VOTING

    The holders of Series A preferred stock are entitled to one vote for each whole share of common stock issuable upon conversion to Series C preferred stock and thereon to common stock. The holders of Series A preferred stock vote with the holders of common stock, and certain other outstanding preferred stock, as a single class. The holders of Series D preferred stock have no voting rights.

    DIVIDENDS

    Holders of Series A and Series D preferred stock are entitled to receive dividends or other distributions in an amount based upon, and in advance of, the planned dividend or other distribution to holders of common stock.

    LIQUIDATION

    In the event of any liquidation, dissolution or winding up of Lionbridge, the holders of Series A and Series D preferred stock are entitled to be paid out of the assets available for distribution, in preference to any payment to the holders of common or more junior preferred stock, but subordinated

                         LIONBRIDGE TECHNOLOGIES, INC.

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT: (CONTINUED) to payments to the holders of more senior preferred stock, an amount of $1.00 per share, plus any dividends declared but unpaid, plus a premium of $0.08 per year from the date of issue, plus an amount per share that would have been payable had each share of Series A and Series D preferred stock been converted into shares of common stock immediately prior to liquidation, dissolution or winding up.

    In the event of a merger or consolidation of Lionbridge with another corporation, with certain exemptions, or the sale of substantially all the assets of Lionbridge, holders of 66 2/3% or more of the Series A or Series D preferred stock may elect to consider the event to be a liquidation of Lionbridge.

    EXCHANGE

    Each share of Series A and Series D preferred stock is exchangeable, at the option of the holder, into 1/100,000 of a share of Series B preferred stock and a specified number of shares of Series C preferred stock based on an exchange price of $1.00 per share, subject to adjustment under specified terms and conditions (one-for-one at December 31, 1998). Certain terms exist to protect the exchange rights of the holders of Series A and Series D preferred stock in the event of further issuances of common stock or a merger or reorganization of Lionbridge.

    In the event of a public offering satisfying certain specified monetary criteria, all shares of Series A and Series D preferred stock will automatically be exchanged for shares of Series B and C preferred stock at the effective exchange rates.

SERIES B REDEEMABLE PREFERRED STOCK

    VOTING

    The holders of Series B preferred stock are not entitled to vote, except in certain specified circumstances.

    DIVIDENDS

    Holders of Series B preferred stock are not entitled to receive dividends.

    LIQUIDATION

    In the event of any liquidation, dissolution or winding up of Lionbridge, the holders of Series B preferred stock are entitled to be paid out of the assets available for distribution, in preference to any payment to the holders of common or more junior preferred stock, but subordinated to payments to the holders of more senior preferred stock, an amount of $100,000 per share, plus any dividends declared but unpaid, plus a premium of $8,000 per share per year.

    REDEMPTION

    On December 23, 2001, the Series B preferred stock becomes redeemable at the request of 66 2/3% or more of the holders and to the extent permitted by legally available funds. The redemption price is equal to $100,000 per share, plus any unpaid dividends, plus a premium of $8,000 per share per year, for all shares of Series B preferred stock issued or issuable upon conversion of the outstanding Series A preferred stock and Series D preferred stock. In any event, to the extent permitted by legally

                         LIONBRIDGE TECHNOLOGIES, INC.

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT: (CONTINUED) available funds, all outstanding shares of Series B preferred stock become redeemable on December 23, 2003.

    In the event of a public offering satisfying certain specified monetary criteria, the merger or consolidation of Lionbridge with another corporation, with certain exemptions, or the sale of substantially all the assets of Lionbridge, all shares of Series B preferred stock become redeemable at a price equal to $100,000 per share, plus any unpaid dividends, plus a premium of $8,000 per share per year, up to a maximum payment equal to 50% of the Lionbridge's consolidated net income before taxes for the preceding fiscal year.

SERIES C CONVERTIBLE PREFERRED STOCK

    VOTING

    The holders of Series C preferred stock are entitled to one vote for each whole share of common stock issuable upon conversion. The holders of Series C preferred stock vote with the holders of common stock, and any other outstanding preferred stock, as a single class.

    DIVIDENDS

    Holders of Series C preferred stock are entitled to receive dividends or other distributions in an amount based upon, and in advance of, the planned dividend or other distribution to holders of common stock.

    LIQUIDATION

    In the event of any liquidation, dissolution or winding up of Lionbridge, the holders of Series C preferred stock are entitled to be paid out of the assets available for distribution, in preference to any payment to the holders of common or more junior preferred stock, but subordinated to payments to the holders of more senior preferred stock, an amount per share that would have been payable had each share of Series C preferred stock been converted into shares of common stock.

    In the event of a merger or consolidation of Lionbridge with another corporation, with certain exemptions, or the sale of substantially all the assets of Lionbridge, holders of 66 2/3% or more of the Series C preferred stock may elect to consider the event to be a liquidation of Lionbridge.

    CONVERSION

    Each share of Series C preferred stock is convertible, at the option of the holder, into a specified number of shares of common stock based on a conversion price of $1.00 per share, subject to adjustment under specified terms and conditions (one-for-one at December 31, 1998). Certain terms exist to protect the conversion rights of the holders of Series C preferred stock in the event of further issuances of common stock or a merger or reorganization of Lionbridge.

    In the event of a public offering satisfying certain specified monetary criteria, all shares of Series C preferred stock will automatically be converted into shares of common stock at the effective conversion rate.

                         LIONBRIDGE TECHNOLOGIES, INC.

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT: (CONTINUED) TREASURY STOCK

    In connection with the December 23, 1996 financing of Lionbridge, Stream was granted a put option to sell 971,654 shares of Series A preferred stock to Lionbridge.

    On September 25, 1997, Stream exercised its put option and Lionbridge acquired 971,654 shares of its Series A preferred stock at a cost of $971,654. Settlement of this amount due to Stream was resolved through a subsequent agreement (see Note 6). In 1998, Lionbridge retired all of the shares acquired.

STOCK OPTION PLANS

    Lionbridge maintains a stock option plan (the "Plan") for the issuance of incentive and nonqualified stock options. The number of shares of common stock available for issuance under the Plan was 4,283,048 shares, an amount which increased to 5,283,048 shares on April 23, 1998. Options to purchase common stock are granted at the discretion of the Board of Directors.

    Generally, stock options vest over a four-year period as follows: 25% on the first anniversary of the date of grant and semi-annually thereafter in equal installments over the remaining three-year period. Stock options generally expire ten years (five years in certain cases) from the date of grant.

    Under the terms of the Plan, the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. The exercise price of nonqualified stock options may be less than the fair market value of the common stock on the date of grant, as determined by the Board of Directors, but in no case may the exercise price be less than the statutory minimum. The Board of Directors, in assessing the fair market value of Lionbridge's common stock, considers factors relevant at the time, including recent third-party transactions, significant new customers, composition of the management team, recent hiring results, Lionbridge's financial condition and operating results and the lack of a public market for Lionbridge's common stock.

    Transactions involving the Plan for the period from January 1, 1997 to December 31, 1998 are summarized as follows:

                                                                                     WEIGHTED-
                                                                                      AVERAGE
                                                                        NUMBER OF    EXERCISE
                                                                          SHARES       PRICE
                                                                        ----------  -----------
Outstanding at January 1, 1997........................................   2,252,293   $    0.11
Granted...............................................................   2,208,833        0.10
Exercised.............................................................    (563,077)       0.10
Canceled..............................................................    (573,544)       0.10
                                                                        ----------
Outstanding at December 31, 1997......................................   3,324,505        0.11
Granted...............................................................     610,234        0.35
Exercised.............................................................    (474,989)       0.09
Canceled..............................................................    (171,563)       0.13
                                                                        ----------
Outstanding at December 31, 1998......................................   3,288,187        0.15
                                                                        ----------
                                                                        ----------

                         LIONBRIDGE TECHNOLOGIES, INC.

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT: (CONTINUED) Options for 0 and 631,893 shares were exercisable at December 31, 1997 and
1998, respectively.

    There were 395,466 and 956,795 shares available for future grant under the Plan at December 31, 1997 and 1998, respectively.

    The following table summarizes information about stock options outstanding at December 31, 1998:

                                  OPTIONS OUTSTANDING      OPTIONS EXERCISABLE
                                 ----------------------  ------------------------
                                 WEIGHTED-
                                  AVERAGE    WEIGHTED-                 WEIGHTED-
                                 REMAINING    AVERAGE                   AVERAGE
RANGE OF EXERCISE     NUMBER     CONTRACTUAL  EXERCISE     NUMBER      EXERCISE
      PRICES        OUTSTANDING    LIFE        PRICE     EXERCISABLE     PRICE
------------------  -----------  ---------  -----------  -----------  -----------
   $0.10 - $0.11                      8.09
                     2,700,528       years   $    0.11      631,893    $    0.11
     0.20 - 0.30                      9.13
                       428,695       years        0.20           --         0.20
            0.60                      9.58
                       104,725       years        0.60           --         0.60
            1.00                      9.83
                        54,239       years        1.00           --         1.00
                    -----------                          -----------
                     3,288,187                              631,893
                    -----------                          -----------
                    -----------                          -----------

    Had compensation cost for stock options granted to employees been determined based on the fair value at the date of grant for awards in the period from inception (September 11, 1996) to December 31, 1998, consistent with the provisions of SFAS No. 123, Lionbridge's net loss for 1997 and 1998 would have been increased to $7,668,000 and $4,283,000, and the net loss per common share attributable to common stockholders for 1997 and 1998 would have been increased to $5.91 and $2.00, respectively. The fair value of options granted during 1997 and 1998 was $0.02 and $0.06, respectively.

    For these pro forma calculations, the fair value of each option granted was estimated on the date of grant using the minimum value option pricing model, utilizing the following weighted-average assumptions: (1) weighted-average risk free interest rates of 6.11% and 5.40% for 1997 and 1998, respectively, (2) weighted-average expected option life of 4.0 years, and (3) expected dividend yield of 0.

    The effects of applying the fair value method may be material to the pro forma results of operations in future years because the determination of the fair value of all options granted after Lionbridge becomes a public entity will include an expected volatility factor, additional option grants are expected to be made subsequent to December 31, 1998, and most options vest over several years.

DEFERRED COMPENSATION (UNAUDITED)

    During the three months ended March 31, 1999, Lionbridge granted stock options to purchase 708,500 shares of its common stock with an exercise price of $1.00 per share. Lionbridge recorded deferred compensation relating to these options totaling $2,808,000, representing the aggregate difference between the estimated fair market value of Lionbridge's common stock on the date of grant and the exercise price of each option. This deferred compensation is being amortized over the four-year vesting period of the related options, resulting in amortization of $45,000 in the three months ended March 31, 1999.

                         LIONBRIDGE TECHNOLOGIES, INC.

9. INCOME TAXES:

    The provisions for income taxes for the years ended December 31, 1997 and 1998 are due to taxable income generated in foreign jurisdictions for which US tax credit utilization is currently uncertain. The benefit from the utilization of net operating loss carryforwards in Europe during the years ended December 31, 1997 and 1998 was recorded as a reduction of goodwill of $112,000 and $207,000, respectively, rather than a tax provision benefit, since the deferred tax assets associated with these carryforwards had been fully reserved at the time of the acquisition of the businesses from Stream (see Note 4). Lionbridge recorded no tax benefit for losses generated during these periods due to the uncertainty of realizing such benefits.

    The consolidated deferred tax assets of the Company were as follows at December 31:

                                                                                           1997           1998
                                                                                       -------------  ------------
U.S. net operating loss carryforwards................................................  $     564,000  $  1,309,000
Foreign net operating loss carryforwards.............................................      1,623,000     1,696,000
Difference in accounting for amortization and depreciation...........................      1,136,000     1,113,000
Other................................................................................         77,000        32,000
Valuation allowance..................................................................     (3,400,000)   (4,150,000)
                                                                                       -------------  ------------
Net deferred tax asset...............................................................             --            --
                                                                                       -------------  ------------
                                                                                       -------------  ------------

    Management of Lionbridge has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Under the applicable accounting standards, management has considered Lionbridge's history of losses and concluded that it is more likely than not that Lionbridge will not generate future taxable income prior to the expiration of these net operating losses. Accordingly, the deferred tax assets have been fully reserved. Management reevaluates the positive and negative evidence periodically.

    At December 31, 1998, Lionbridge had net operating loss carryforwards for U.S. Federal and state income tax purposes of approximately $3,252,000 which may be used to offset future taxable income, beginning to expire in 2011. Additionally, Lionbridge has net operating loss carryforwards in France of approximately $4,218,000 which may be used to offset future taxable income, beginning to expire in 1999; net operating loss carryforwards in Japan of approximately $247,000 which expire in 2003; and net operating loss carryforwards in The Netherlands of approximately $483,000 which may be carried forward indefinitely.

    Tax benefits recognized for the utilization of foreign net operating loss carryforwards acquired in the December 23, 1996 acquisition of businesses from Stream (see Note 4) are recorded as a reduction to goodwill, rather than as a tax provision benefit.

    Under the provisions of the Internal Revenue Code, certain substantial changes in Lionbridge's ownership may limit in the future the amount of net operating loss carryforwards which could be used annually to offset future taxable income and income tax liability.

                         LIONBRIDGE TECHNOLOGIES, INC.

10. NONRECURRING CHARGES:

    During the fourth quarter of 1997, the first quarter of 1998 and the fourth quarter of 1998, Lionbridge recorded nonrecurring charges of $541,000, $451,000 and $50,000, respectively, in operating expenses. These charges related to workforce reductions in France, consisting of nine technical staff in 1997 and five technical and administrative staff in 1998. All employees had been informed of their termination and related benefits in the period that the corresponding charge was recorded. Lionbridge had balances of $541,000, $0 and $0 (unaudited) remaining at December 31, 1997 and 1998 and at March 31, 1999, respectively, in other accrued expenses in relation to these charges. As of March 31, 1999 (unaudited), none of these employees remained with Lionbridge and management does not anticipate any future expenditures related to these actions.

11. SIGNIFICANT CUSTOMERS:

    Lionbridge's two largest customers accounted for the following percentages of total revenues for the periods ended:

                                                         DECEMBER 31,           MARCH 31,
                                                     --------------------  --------------------
                                                       1997       1998       1998       1999
                                                     ---------  ---------  ---------  ---------
                                                                               (UNAUDITED)
Customer A.........................................        19%        14%        16%        14%
Customer B.........................................        10%         6%        10%         2%

12. OPERATING SEGMENT AND GEOGRAPHICAL INFORMATION:

    In June 1998, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires that public business enterprises report certain information about operating segments in annual and interim financial statements filed with the SEC and issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing their performance.

    Lionbridge provides localization services to the information technology industry, including language translation, cultural reformatting and testing of applications. Lionbridge provides a full service offering to its clients on a global basis and, although customers may utilize the results of Lionbridge's services in a number of different formats, for example, through software manuals or the Internet, management does not allocate resources or assess performance on the basis of this end-use. As a result, management considers Lionbridge to have only one operating segment.

                         LIONBRIDGE TECHNOLOGIES, INC.

12. OPERATING SEGMENT AND GEOGRAPHICAL INFORMATION: (CONTINUED)
    A summary of Lionbridge's operations and other financial information by geographical region follows:

                                              YEAR ENDED DECEMBER     THREE MONTHS ENDED
                                                      31,                  MARCH 31,
                                             ----------------------  ---------------------
                                                1997        1998       1998        1999
                                             ----------  ----------  ---------  ----------
                                                                     (UNAUDITED) (UNAUDITED)
Net revenues:
  United States............................  $       --  $4,683,000  $ 752,000  $2,709,000
  Asia.....................................   1,510,000   4,801,000    674,000   1,411,000
  France...................................  11,070,000   9,094,000  2,211,000   2,787,000
  Ireland..................................  11,157,000  14,296,000  2,548,000   3,992,000
  The Netherlands..........................   3,724,000   6,799,000  1,406,000   1,398,000
  Eliminations.............................    (999,000) (1,261,000)  (153,000)   (607,000)
                                             ----------  ----------  ---------  ----------
                                             $26,462,000 $38,412,000 $7,438,000 $11,690,000
                                             ----------  ----------  ---------  ----------
                                             ----------  ----------  ---------  ----------

                                                                DECEMBER 31,
                                                        ----------------------------                  MARCH 31,
                                                            1997           1998                         1999
                                                        -------------  -------------                -------------
                                                                                                     (UNAUDITED)
Long-lived assets:
  United States.......................................  $   6,776,000  $   8,069,000                $  11,852,000
  Asia................................................        146,000        320,000                      365,000
  France..............................................        121,000        207,000                       55,000
  Ireland.............................................        595,000        989,000                      742,000
  The Netherlands.....................................        108,000        109,000                       87,000
                                                        -------------  -------------                -------------
                                                        $   7,746,000  $   9,694,000                $  13,101,000
                                                        -------------  -------------                -------------
                                                        -------------  -------------                -------------

    Foreign revenue is presented based on the country in which projects are managed. Long-lived assets in the United States as of December 31, 1997 and 1998 and March 31, 1999 include goodwill from acquisitions of $6,710,000, $7,450,000 and $11,057,000, respectively.

                         LIONBRIDGE TECHNOLOGIES, INC.

13. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

                                                                        YEAR ENDED           THREE MONTHS ENDED
                                                                       DECEMBER 31,              MARCH 31,
                                                                   ---------------------  ------------------------
                                                                     1997        1998        1998         1999
                                                                   ---------  ----------  -----------  -----------
                                                                                          (UNAUDITED)  (UNAUDITED)
Interest paid....................................................  $ 127,000  $  648,000   $  83,000    $ 332,000
                                                                   ---------  ----------  -----------  -----------
                                                                   ---------  ----------  -----------  -----------

Noncash investing and financing activities:

  Cancellation of note payable (Note 1)..........................  $ 840,000          --          --           --

  Issuance of warrants for common stock in connection with debt
    (Note 6).....................................................         --          --          --    $5,967,000

  Lionbridge entered into an agreement to settle various
    outstanding amounts due between Lionbridge and Stream (Note
    6) which reduced goodwill as follows:
    Cancellation of note payable, including interest.............  $ 608,000          --          --           --
    Repurchase of Series A preferred stock from Stream               972,000          --          --           --
    Settlement of operating accounts.............................   (349,000)         --          --           --
    Amount payable by Lionbridge under agreement.................   (700,000)         --          --           --
                                                                   ---------  ----------  -----------  -----------
      Reduction to goodwill......................................  $ 531,000          --          --           --
                                                                   ---------  ----------  -----------  -----------
                                                                   ---------  ----------  -----------  -----------
  Lionbridge purchased all of the outstanding capital stock of
    Japanese Language Services, Inc. for $2,523,000, effective
    January 2, 1998. In conjunction with the acquisition,
    liabilities were assumed as follows:
    Fair value of assets acquired................................         --  $3,495,000   $3,495,000          --
    Cash paid for capital stock..................................         --  (2,237,000) (2,237,000)          --
    Common stock and put options issued..........................         --    (286,000)   (286,000)          --
                                                                   ---------  ----------  -----------  -----------
      Liabilities assumed........................................         --  $  972,000   $ 972,000           --
                                                                   ---------  ----------  -----------  -----------
                                                                   ---------  ----------  -----------  -----------
  Lionbridge purchased all of the outstanding capital stock of
    VeriTest, Inc. for $4,354,000, effective January 11, 1999. In conjunction with the acquisition, liabilities were assumed as follows:
    Fair value of assets acquired................................         --          --          --    $4,419,000
    Cash paid for capital stock..................................         --          --          --   (3,260,000)
    Common stock issued..........................................         --          --          --     (344,000)
    Note issued..................................................         --          --          --     (750,000)
                                                                   ---------  ----------  -----------  -----------
      Liabilities assumed........................................         --          --          --    $  65,000
                                                                   ---------  ----------  -----------  -----------
                                                                   ---------  ----------  -----------  -----------

14. VALUATION AND QUALIFYING ACCOUNTS:

    The following table sets forth activity in Lionbridge's accounts receivable reserve:

                                              BALANCE AT                            BALANCE AT
                                              BEGINNING   CHARGES TO                  END OF
                                              OF PERIOD   OPERATIONS   DEDUCTIONS     PERIOD
                                              ----------  -----------  -----------  ----------
Year ended:
--------------------------------------------
December 31, 1997                             $       --   $ 450,000    $ (84,000)  $  366,000
December 31, 1998                             $  366,000   $ 220,000    $ (13,000)  $  573,000

                         LIONBRIDGE TECHNOLOGIES, INC.

15. NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:

    Diluted loss per share attributable to common stockholders does not differ from basic loss per share attributable to common stockholders since potential common shares from the conversion of preferred stock and the exercise of stock options and warrants are anti-dilutive for all periods presented and are therefore excluded from the calculation. Preferred stock convertible into 13,271,454 shares of common stock, options to purchase 3,324,505, 3,288,187 and 3,581,353 shares of common stock, and warrants to purchase 0, 125,000 and 2,424,889 shares of common stock, were outstanding as of December 31, 1997 and 1998 and March 31, 1999 (unaudited), respectively, but were not included in the calculation of diluted net loss per share attributable to common shareholders because the effect of their inclusion would have been anti-dilutive.

16. EMPLOYEE BENEFIT PLANS:

    As of December 31, 1998, the Company maintained defined benefit pension plans for employees in The Netherlands and France, and a defined contribution scheme for employees in Ireland. Total pension contributions charged to operations were $154,000 and $350,000 in 1997 and 1998, respectively.

17. SUBSEQUENT EVENTS (UNAUDITED):

    On June 15, 1999, the Board of Directors of Lionbridge approved the following matters, among other items:

    - the adoption, effective upon the closing of the anticipated initial public offering, of the Second Amended and Restated Certificate of Incorporation, which among other matters (a) increases the number of authorized shares of common stock of Lionbridge to 100,000,000 and (b) decreases the number of authorized shares of preferred stock of Lionbridge to 5,000,000 and authorizes the Board of Directors to issue up to that amount of shares of undesignated preferred stock, for which the Board of Directors will have the power to determine designations and preferences;

    - an amendment to Lionbridge's stock option plan to increase the number of shares of common stock issuable under the plan by 3,000,000 to 8,283,048; and

    - the adoption, effective upon the closing of the anticipated initial public offering, of an employee stock purchase plan, under which employees may purchase shares of common stock in semi-annual offerings at a price equal to the lower of 85% of the average market price on the beginning or ending date of each offering period.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Stockholders of
Lionbridge Technologies, Inc.:

    We have audited the accompanying combined statements of operations and cash flows of the Localization Businesses of Stream International Holdings, Inc. in Ireland, The Netherlands and France (together, the "Entities") for the year ended December 31, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of the Entities for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
November 7, 1997

              THE LOCALIZATION BUSINESSES OF STREAM INTERNATIONAL
             HOLDINGS, INC. IN IRELAND, THE NETHERLANDS AND FRANCE

                        COMBINED STATEMENT OF OPERATIONS

                             (AMOUNTS IN THOUSANDS)

                                                                                                       YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                                          1996
                                                                                                      ------------
Revenue.............................................................................................   $   28,134
Cost of revenue.....................................................................................       24,977
                                                                                                      ------------
      Gross profit..................................................................................        3,157
Selling, general and administrative expenses........................................................        3,144
                                                                                                      ------------
Income from operations..............................................................................           13
Interest expense....................................................................................         (154)
Other income (expense), net.........................................................................          (72)
                                                                                                      ------------
Net loss............................................................................................   $     (213)
                                                                                                      ------------
                                                                                                      ------------

     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE COMBINED FINANCIAL
                                  STATEMENTS.

              THE LOCALIZATION BUSINESSES OF STREAM INTERNATIONAL
             HOLDINGS, INC. IN IRELAND, THE NETHERLANDS AND FRANCE

                        COMBINED STATEMENT OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                                                       YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                                          1996
                                                                                                      ------------
Cash flows from operating activities:
  Net loss..........................................................................................   $     (213)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization of property and equipment.........................................          571
    Provision for doubtful accounts.................................................................           62
    Loss on disposal of equipment...................................................................           16
    Changes in operating assets and liabilities:
      Accounts receivable...........................................................................        1,603
      Work in process...............................................................................         (709)
      Other current assets..........................................................................          169
      Accounts payable..............................................................................        2,394
      Accrued expenses..............................................................................       (1,457)
      Deferred revenue..............................................................................          445
                                                                                                      ------------
        Net cash provided by operating activities...................................................        2,881
                                                                                                      ------------
Cash flows from investing activities:
  Purchases of property and equipment...............................................................         (444)
                                                                                                      ------------
        Net cash used in investing activities.......................................................         (444)
                                                                                                      ------------
Cash flows from financing activities:
  Increase in short-term debt, net..................................................................          890
  Payment of notes payable..........................................................................         (554)
  Net decrease in amounts owed to banks.............................................................       (3,239)
                                                                                                      ------------
        Net cash used in financing activities.......................................................       (2,903)
                                                                                                      ------------
Net decrease in cash................................................................................         (466)
Effects of exchange rate changes on cash............................................................          (41)
Cash at beginning of year...........................................................................          715
                                                                                                      ------------
Cash at end of year.................................................................................   $      208
                                                                                                      ------------
                                                                                                      ------------
Supplemental disclosure of cash flow information:
  Interest paid.....................................................................................   $      154

     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE COMBINED FINANCIAL
                                  STATEMENTS.

              THE LOCALIZATION BUSINESSES OF STREAM INTERNATIONAL
             HOLDINGS, INC. IN IRELAND, THE NETHERLANDS AND FRANCE

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION:

NATURE OF THE BUSINESS

    The Localization Businesses of Stream International Holdings, Inc. in Ireland, The Netherlands and France (together, the "Entities") are providers of outsourced localization services to the information technology industry. Their customer base includes software publishers, hardware manufacturers and telecommunications companies that must render versions of their software and manuals in different languages and culturally appropriate formats.

ACQUISITION OF THE ENTITIES

    Lionbridge Technologies, Inc. ("Lionbridge") was incorporated on September 11, 1996 in order to effect the acquisition of certain elements of the localization businesses of Stream International Holdings, Inc. ("Stream"). Funding for the acquisition was provided through the issuance of common and preferred stock in Lionbridge and in a majority-owned subsidiary of Lionbridge.

    On December 23, 1996, Lionbridge entered into an agreement with Stream to acquire its localization businesses in Ireland, The Netherlands and France for total consideration of $11,400,000, principally consisting of cash. These businesses consisted of legal entities in Ireland and Holland, a legal entity and divisional operation in France, and a divisional operation in Belgium.

    These combined financial statements have been prepared using Stream's historical basis in the assets and liabilities and historical results of operations related to the Entities, since the Entities were under the common control of Stream. These combined financial statements generally reflect the results of operations and cash flows of the Entities as if they were separate entities for the period presented.

    Certain costs and expenses presented in the combined financial statements were allocated by the management of Stream, based on their estimates of the cost of services provided to the Entities by Stream. Stream management believes that these allocations and allocation methods are reasonable. However, the financial information included herein may not necessarily reflect the combined results of operations and cash flows of the Entities in the future, or what they would have been had the Entities been separate from Stream during the period presented.

2. SIGNIFICANT ACCOUNTING POLICIES:

    The accompanying combined financial statements of the Entities reflect the application of certain significant accounting policies as described below:

BASIS OF PRESENTATION

    The combined financial statements present the statements of operations and cash flows as if the Entities had operated as separate entities for the year ended December 31, 1996. All significant inter-entity transactions have been eliminated on combination.

    Transactions with other members of the Stream group have been treated as dealings with third-parties. Management does not believe that the cost of such transactions would differ materially if conducted with unrelated parties.

              THE LOCALIZATION BUSINESSES OF STREAM INTERNATIONAL
             HOLDINGS, INC. IN IRELAND, THE NETHERLANDS AND FRANCE

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
REVENUE RECOGNITION

    The Entities recognize revenue from the provision of localization services to their customers on the percentage-of-completion method of accounting, based on management's estimates of project progress. Anticipated losses by project, if any, are recognized in the period in which determined.

ADVERTISING COSTS

    Advertising costs are included in selling, general and administrative expenses and are expensed as incurred.

ALLOCATED COSTS

    Corporate expenses incurred by Stream on behalf of the Entities were generally charged directly to these entities during the year ended December 31, 1996. These charges were allocated using a variety of methods depending on the nature of the expense, including specified percentages of revenue measures and management estimates.

    When corporate expenses had not been previously charged, an amount has been allocated in these financial statements based upon estimates made by management of Stream of the cost attributable to the entity. Methods used to make allocations were similar to those used to determine direct charges, with the addition of headcount equivalents.

FOREIGN CURRENCY TRANSLATION

    The functional currency for each of the Entities is the local currency of the country in which operations are based. Revenues and expenses of foreign operations are translated into U.S. dollars at the average rates of exchange for the period. Resulting cumulative translation adjustments are reflected as a separate component of accumulated comprehensive income in equity. Foreign currency transaction losses arising from exchange rate fluctuations on transactions denominated in currencies other than the functional currencies are included in other income (expense), net in results of operations and were $32,000 in 1996.

INCOME TAXES

    Historically, the operations of the Entities have been included in the consolidated U.S. Federal and certain state and foreign income tax returns filed by Stream and its subsidiaries (see Note 1). Income tax expense has been calculated on a separate-return basis for the purpose of these financial statements. Deferred taxes arise primarily from unutilized net operating losses, using enacted tax rates in effect in the years in which net operating losses are expected to be utilized or differences are expected to reverse. Valuation allowances are provided if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

              THE LOCALIZATION BUSINESSES OF STREAM INTERNATIONAL
             HOLDINGS, INC. IN IRELAND, THE NETHERLANDS AND FRANCE

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment is depreciated over the estimated useful lives of the assets using the straight-line method, based upon the following asset lives:

Computer software and equipment.....  1 to 3 years
Furniture and office equipment......  3 to 5 years
Leasehold improvements..............  Shorter of lease term or useful life of asset

    Upon retirement or other disposition, the cost and related accumulated depreciation of the assets are removed from the accounts and the resulting gain or loss is reflected in the determination of net income or net loss. Expenditures for maintenance and repairs are expensed as incurred.

LONG-LIVED ASSETS

    The Entities periodically evaluate the net realizable value of long-lived assets relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. An impairment in the carrying value of an asset is assessed when the undiscounted, expected future operating cash flows derived from the asset are less than its carrying value.

NET LOSS PER COMMON SHARE

    As these financial statements have been prepared by combining the operating results and cash flows of several legal entities and divisional operations, there is no historical basis of common shares outstanding. As a result, earnings per share information is not presented.

USE OF ESTIMATES

    The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period presented. Actual results could differ from these estimates. Estimates are used when accounting for the calculation of work in process, depreciation and tax asset valuation allowances, and for the allocation of corporate expenses from Stream.

3. RELATIONSHIP WITH STREAM:

    Where corporate expenses incurred by Stream on behalf of the Entities were not charged to the Entities during the year ended December 31, 1996, an allocation of corporate expense has been included in operating expenses in the combined statement of operations. The aggregate of amounts allocated to the Entities for the year was $717,000, all relating to selling, general and administrative expenses. No interest has been charged related to these transactions.

4. LEASES:

    The Entities leased certain equipment and office space. Total rental expense charged to operations during the year ended December 31, 1996 was $90,000.

              THE LOCALIZATION BUSINESSES OF STREAM INTERNATIONAL
             HOLDINGS, INC. IN IRELAND, THE NETHERLANDS AND FRANCE

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

5. EMPLOYEE BENEFIT PLANS:

    During the year ended December 31, 1996, certain of the employees of the Entities were members of defined benefit pension plans ultimately administered by Stream. The pension contributions charged to operations during the year were $324,000.

6. INCOME TAXES:

    The Entities had no income tax expense for the year ended December 31, 1996, as a result of incurred losses. A full valuation allowance was recorded against the deferred tax assets generated by the 1996 losses, due to management's uncertainty of realizing such benefits.

7. GEOGRAPHICAL INFORMATION:

    Net revenue in 1996 arose entirely from activities in Europe, as follows:

France.........................................................  $11,136,000
Ireland........................................................  13,796,000
The Netherlands................................................   2,514,000
Belgium........................................................     688,000
                                                                 ----------
                                                                 $28,134,000
                                                                 ----------
                                                                 ----------

    Foreign revenue is presented based on the country in which projects are managed.

8. DONATED CAPITAL:

    Immediately prior to the acquisition of the Entities by Lionbridge (see Note
1), a capital donation of $1,974,000 was made to the Dutch entities by Stream. This donation was effected by the waiver of certain amounts payable to Stream.

9. VALUATION AND QUALIFYING ACCOUNTS:

    The following table sets forth activity in the Entities' accounts receivable reserve:

                                                                  BALANCE AT                               BALANCE AT
                                                                 BEGINNING OF  CHARGES TO                    END OF
                                                                     YEAR      OPERATIONS    DEDUCTIONS       YEAR
                                                                 ------------  -----------  -------------  ----------
December 31, 1996..............................................   $  202,000    $  55,000        --        $  257,000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of VeriTest, Inc.:

    In our opinion, the accompanying balance sheet and the related statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of VeriTest, Inc. (the "Company") at December 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Woodland Hills, California

June 16, 1999

                                 VERITEST, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1998

                                           ASSETS

Current assets:
  Cash and cash equivalents.......................................................  $ 144,288
  Accounts receivable, net of allowance for doubtful accounts of $15,000..........    317,258
  Prepaid expenses and other current assets.......................................     52,117
                                                                                    ---------
    Total current assets..........................................................    513,663
Property and equipment, net.......................................................    174,515
Other assets......................................................................      8,728
                                                                                    ---------
    Total assets..................................................................  $ 696,906
                                                                                    ---------
                                                                                    ---------
                            LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses...........................................    300,459
  Deferred revenue................................................................    173,122
                                                                                    ---------
    Total current liabilities.....................................................    473,581
                                                                                    ---------
Commitments (Note 6)

Shareholders' equity:
  Common stock, no par value; 100,000 shares authorized; 10,000 shares issued and
    outstanding...................................................................     10,000
  Retained earnings...............................................................    213,325
                                                                                    ---------
    Total shareholders' equity....................................................    223,325
                                                                                    ---------
    Total liabilities and shareholders' equity....................................  $ 696,906
                                                                                    ---------
                                                                                    ---------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 VERITEST, INC.

                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

Net revenues....................................................................  $3,735,496

Operating expenses:
  Cost of services..............................................................  1,969,810
  Selling and marketing.........................................................    190,590
  General and administrative....................................................  1,566,714
                                                                                  ---------
    Total operating expenses....................................................  3,727,114
                                                                                  ---------

    Income before income taxes..................................................      8,382

Provision for income taxes......................................................        130
                                                                                  ---------
    Net income..................................................................  $   8,252
                                                                                  ---------
                                                                                  ---------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 VERITEST, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                        COMMON STOCK
                                                                   ----------------------
                                                                     SHARES                 RETAINED
                                                                   OUTSTANDING   AMOUNT     EARNINGS     TOTAL
                                                                   -----------  ---------  ----------  ----------
Balance, December 31, 1997.......................................      10,000   $  10,000  $  350,073  $  360,073
  Net income.....................................................                               8,252       8,252
  Cash distributions, $14.50 per share...........................          --          --    (145,000)   (145,000)
                                                                   -----------  ---------  ----------  ----------
Balance, December 31, 1998.......................................      10,000   $  10,000  $  213,325  $  223,325
                                                                   -----------  ---------  ----------  ----------
                                                                   -----------  ---------  ----------  ----------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 VERITEST, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

Cash flows from operating activities:
  Net income.....................................................................  $   8,252
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation.................................................................     77,632
    Provision for bad debts......................................................      6,419
    Changes in assets and liabilities:
      Accounts receivable........................................................    142,583
      Prepaid expenses and other current assets..................................    (22,030)
      Other assets...............................................................     (2,086)
      Accounts payable and accrued expenses......................................     88,619
      Deferred revenue...........................................................     53,329
                                                                                   ---------
        Net cash provided by operating activities................................    352,718
                                                                                   ---------
Cash flows from investing activities:
  Purchases of property and equipment............................................    (93,018)
                                                                                   ---------
        Net cash used in investing activities....................................    (93,018)
                                                                                   ---------
Cash flows from financing activities:
  Cash distributions.............................................................   (145,000)
                                                                                   ---------
        Net cash used in financing activities....................................   (145,000)
                                                                                   ---------
        Net increase in cash and cash equivalents................................    114,700

Cash and cash equivalents, beginning of year.....................................     29,588
                                                                                   ---------
Cash and cash equivalents, end of year...........................................  $ 144,288
                                                                                   ---------
                                                                                   ---------
Supplemental disclosure of cash flow information:
  Income taxes paid..............................................................  $   1,660
  Interest paid..................................................................  $     490

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 VERITEST, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS:

GENERAL

    VeriTest, Inc. ("VeriTest") was incorporated in California on December 21, 1987 and began operations in that month.

    VeriTest offers specialized lab test verification for computer hardware and software OEMS as well as other customers who want their product tested or logo-certified. The areas of testing include hardware platform and peripherals, client/server and Internet, mobile computing, software quality assurance, game and multimedia software, logo compliance and Year 2000 compliance.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    In the normal course of preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    VeriTest considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates their carrying amounts because of the short-term maturity of these instruments.

REVENUE RECOGNITION

    VeriTest's revenues are derived principally from the performance of lab testing on computer hardware, software and software logo certification services performed for customers under a variety of contracts, some of which provide for reimbursement on a fixed-price basis and others on a time and materials basis. Generally, revenues and fees on VeriTest's long-term contracts are recognized as services are performed, using the percentage-of-completion method of accounting. Revenues on short-term contracts (typically three months or less) are generally recognized under the completed-contract method upon completion of the lab testing and delivery of the final report.

    Billings and customer collections received prior to the completion of the lab tests are recorded as deferred revenue until the completion of the tests and services under the terms of the contracts.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, ranging from four to seven years. Leasehold improvements are amortized over the shorter of their estimated useful life or the term of the lease. Useful lives are evaluated regularly by management in order to

                                 VERITEST, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) determine recoverability in light of current technological conditions. Maintenance and repairs are charged to expense as incurred, while renewals and improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation, with any resulting gain or loss included in the Statement of Operations.

INCOME TAXES

    VeriTest elected to be taxed under Section 1361 of the Internal Revenue Code as an S Corporation. Under these provisions, VeriTest does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are individually liable for federal income taxes based on VeriTest's taxable income. This election is also valid for state income tax reporting. However, a provision for state income taxes is required based on a 1.5% state income tax rate, and this state tax provision is included in the provision for income taxes in the accompanying Statement of Operations.

COMPREHENSIVE INCOME

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement established standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income generally represents all changes in shareholders' equity during the period except those resulting from investments by, or distributions to, shareholders. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented. SFAS No. 130 defines comprehensive income as net income plus all other changes in equity from non-owner sources. VeriTest has no other comprehensive income items, and accordingly net income equals comprehensive income.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the AICPA issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use. This SOP is effective for fiscal periods commencing after December 15, 1998. Management does not believe that the implementation of SOP 98-1 will have a material effect on the financial statements.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards for derivative instruments and hedging activities and requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. This statement is expected to be effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management does not believe that the implementation of SFAS No. 133 will have any impact on the financial statements since VeriTest does not engage in derivative or hedging activities.

3. CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Financial instruments which subject VeriTest to concentrations of credit risk consist primarily of cash and cash equivalents, and trade accounts receivable. VeriTest maintains cash and cash equivalents with various domestic financial institutions. VeriTest performs periodic evaluations of the relative credit

                                 VERITEST, INC.

3. CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS (CONTINUED) standing of these institutions. From time to time, VeriTest's cash balances with any one financial institution may exceed Federal Deposit Insurance Corporation insurance limits.

    VeriTest's customers are primarily concentrated in the United States. VeriTest performs ongoing credit evaluations and generally requires a deposit on its larger customer contracts prior to commencing work. Historically, VeriTest has not experienced any significant losses related to credit risk.

    For the year ended December 31, 1998, two customers accounted for approximately 21% and 15%, respectively, of all revenues generated by VeriTest, and three customers accounted for approximately 33%, 16% and 12%, respectively, of accounts receivable at December 31, 1998.

4. PROPERTY AND EQUIPMENT

    Property and equipment, net is comprised of the following at December 31, 1998:

                                                                       USEFUL LIFE
                                                                       -----------
Equipment............................................................     4 years   $  412,826
Furniture and fixtures...............................................     7 years       38,256
Leasehold improvements...............................................     5 years       27,955
Automobiles..........................................................     5 years       55,588
                                                                                    ----------
                                                                                       534,625
Less: accumulated depreciation                                                        (360,110)
                                                                                    ----------
                                                                                    $  174,515
                                                                                    ----------
                                                                                    ----------

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses is comprised of the following at December 31, 1998:

Accounts payable..................................................................  $    8,631
Accrued payroll...................................................................      85,820
Accrued vacation..................................................................      51,520
Accrued profit sharing............................................................      80,000
Accrued professional fees.........................................................      30,000
Other accrued expenses............................................................      44,488
                                                                                    ----------
                                                                                    $  300,459
                                                                                    ----------
                                                                                    ----------

                                 VERITEST, INC.

6. COMMITMENTS

    VeriTest leases its facility under a noncancelable operating lease. The following are the minimum lease obligations under the noncancelable operating lease at December 31, 1998:

1999..............................................................  $ 224,724
2000..............................................................    226,476
2001..............................................................    228,427
2002..............................................................    143,884
                                                                    ---------
Minimum lease payments............................................  $ 823,511
                                                                    ---------
                                                                    ---------

    Rent expense for the year ended December 31, 1998 amounted to $180,710.

7. PROFIT SHARING PLAN

    VeriTest has a profit sharing plan covering employees with more than two years of service. All contributions are made by VeriTest, are based on VeriTest's performance, and are at the discretion of the Board of Directors. Total VeriTest contributions for the year ended December 31, 1998 were $80,000.

8. CAPITALIZATION

    As discussed in Note 2, VeriTest is a subchapter S Corporation with two shareholders. During 1998, VeriTest made cash distributions to its shareholders of $145,000 in the aggregate.

9. BANK LINES OF CREDIT

    VeriTest has lines of credit available totaling $350,000 at December 31, 1998. There were no borrowings outstanding on these lines of credit at December 31, 1998. The lines of credit bear interest at rates ranging from a prime rate plus 0.5% to a prime rate plus 0.75% (8.25% to 8.50% at December 31, 1998) and are secured primarily by VeriTest's accounts receivable and/or property and equipment. In addition, VeriTest's president and vice-president act as guarantors for all indebtedness under the agreements.

10. SUBSEQUENT EVENT

    Effective January 11, 1999, VeriTest's owners sold all their outstanding shares of common stock to Lionbridge in exchange for consideration of $4,354,000, consisting of cash of $3,260,000, 100,000 shares of common stock of Lionbridge valued at $344,000, and a note payable for $750,000. The agreement also requires certain contingent cash payments dependent on future operating performance through December 31, 2000. Concurrent with the sale, VeriTest converted its tax status from an S Corporation to a C Corporation.

            INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    On January 11, 1999, Lionbridge Technologies, Inc. ("Lionbridge") entered into an agreement to acquire all of the stock of VeriTest, Inc. for consideration of $4,354,000, consisting of cash of $3,260,000, 100,000 shares of common stock valued at $344,000, and a note payable for $750,000. The agreement also required certain contingent cash payments, limited to $1,000,000, dependent on future operating performance through December 31, 2000. This acquisition was accounted for using the purchase method of accounting. The net difference between the total purchase price of $4,419,000 at the date of acquisition (including direct costs of the acquisition) and the fair value of assets and liabilities acquired was recognized as goodwill, totaling $4,338,000. The initial calculation of goodwill does not include any contingent consideration. Future payments, if any, under the contingent payment arrangement will increase goodwill. The results of VeriTest, Inc. are included in the Lionbridge consolidated financial statements from January 11, 1999.

    The following unaudited pro forma combined statements of operations give effect to this acquisition as if it had occurred on January 1, 1998 and include all material pro forma adjustments necessary for this purpose. The pro forma statement of operations for the three months ended March 31, 1999 combines the results of VeriTest, Inc. from January 1, 1999 to the date of acquisition with the consolidated results of Lionbridge for the three months ended March 31, 1999. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have actually occurred if the acquisition had been consummated on January 1, 1998, nor is it necessarily indicative of future operating results. This unaudited pro forma information should be read in conjunction with the Lionbridge consolidated financial statements and notes thereto, included elsewhere in this prospectus. The combined financial position of Lionbridge and VeriTest, Inc. is presented in the Lionbridge consolidated balance sheet as of March 31, 1999, included elsewhere in this prospectus, and is therefore not presented on a pro forma basis.

                       PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                  (UNAUDITED)

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         LIONBRIDGE
                                                       TECHNOLOGIES,     VERITEST,     PRO FORMA    PRO FORMA
                                                            INC.            INC.      ADJUSTMENTS   COMBINED
                                                      ----------------  ------------  -----------  -----------
Revenue.............................................     $   38,412      $    3,735                 $  42,147
Cost of revenue.....................................         25,546           1,970                    27,516
                                                            -------     ------------               -----------
      Gross profit..................................         12,866           1,765                    14,631
                                                            -------     ------------               -----------
Operating expenses:
  Sales and marketing...............................          2,735             191                     2,926
  General and administrative........................         10,889           1,567                    12,456
  Amortization of acquisition-releated intangible
    assets..........................................          2,145              --    $     868(a)      3,013
  Nonrecurring charges..............................            501              --           --          501
                                                            -------     ------------  -----------  -----------
      Total operating expenses......................         16,270           1,758          868       18,896
                                                            -------     ------------  -----------  -----------

(Loss) income from operations.......................         (3,404)              7         (868)      (4,265)

                                                                                            (451)
Interest expense....................................           (648)             --             (b)
                                                                                          (1,041)
                                                                                                (c)     (2,140)
Other income (expense), net.........................             49              --           --           49
                                                            -------     ------------  -----------  -----------
(Loss) income before income taxes...................         (4,003)              7       (2,360)      (6,356)
Provision for income taxes..........................            259              --           --          259
                                                            -------     ------------  -----------  -----------
Net (loss) income...................................         (4,262)     $        7    $  (2,360)      (6,615)
                                                                        ------------  -----------
                                                                        ------------  -----------
Accrued dividends on preferred stock................         (1,062)                                   (1,062)
                                                            -------                                -----------
Net loss attributable to common stockholders........     $   (5,324)                                $  (7,677)
                                                            -------                                -----------
                                                            -------                                -----------
Basic and diluted net loss per share attributable to
  common stockholders...............................     $    (1.99)                                $   (2.77)
Shares used in computing basic and diluted net loss
  per share attributable to common stockholders.....          2,673                          100(d)      2,773

     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE COMBINED FINANCIAL
                                  STATEMENTS.

                       PRO FORMA STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                  (UNAUDITED)

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       LIONBRIDGE
                                                     TECHNOLOGIES,                         PRO FORMA     PRO FORMA
                                                          INC.         VERITEST, INC.     ADJUSTMENTS    COMBINED
                                                    ----------------  -----------------  -------------  -----------
Revenue...........................................     $   11,690         $      --                      $  11,690
Cost of revenue...................................          8,195                68                          8,263
                                                          -------             -----                     -----------
      Gross profit (loss).........................          3,495               (68)                         3,427
                                                          -------             -----                     -----------
Operating expenses:
  Sales and marketing.............................          1,172                 5                          1,177
  General and administrative......................          3,233                80                          3,313
  Amortization of acquisition-releated intangible
    assets........................................            766                --        $      24(e)        790
  Stock-based compensation........................             45                --               --            45
                                                          -------             -----            -----    -----------
      Total operating expenses....................          5,216                85               24         5,325
                                                          -------             -----            -----    -----------
Loss from operations..............................         (1,721)             (153)             (24)       (1,898)
                                                                                                 (12)
Interest expense..................................         (1,468)               --                 (f)
                                                                                                 (28)
                                                                                                    (g)     (1,508)
Other income (expense), net.......................           (181)               --               --          (181)
                                                          -------             -----            -----    -----------
Loss before income taxes..........................         (3,370)             (153)             (64)       (3,587)
Provision for income taxes........................             45                --               --            45
                                                          -------             -----            -----    -----------
Net loss..........................................         (3,415)        $    (153)       $     (64)       (3,632)
                                                                              -----            -----
                                                                              -----            -----
Accrued dividends on preferred stock..............           (265)                                            (265)
                                                          -------                                       -----------
Net loss attributable to common stockholders......     $   (3,680)                                       $  (3,897)
                                                          -------                                       -----------
                                                          -------                                       -----------
Basic and diluted net loss per share attributable
  to common stockholders..........................     $    (1.17)                                       $   (1.24)
Shares used in computing basic and diluted net
  loss per share attributable to common
  stockholders....................................          3,140                                 11(h)      3,151

     THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE COMBINED FINANCIAL
                                  STATEMENTS.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    Adjustments to reflect the acquisition of VeriTest, Inc. as if it had occurred as of January 1, 1998 are as follows:

    a) To increase amortization expense due to $4,338,000 of goodwill generated from the acquisition of VeriTest, Inc., assuming one year of a five-year amortization period.

    b) To record interest expense for one year of interest on debt of $4,010,000, used to finance the acquisition, at rates of 8% and 12%.

    c) To record accretion of discount on notes payable for the value of warrants issued in connection with debt used to finance the acquisition, assuming one year of a twenty-month amortization period.

    d) To adjust shares used in computing basic and diluted net loss per share attributable to common stockholders for common shares issued upon the acquisition that would have been outstanding for the entire year had the acquisition occurred on January 1, 1998.

    e) To increase amortization expense due to $4,338,000 of goodwill generated from the acquisition of VeriTest, Inc., assuming ten days of a five-year amortization period.

    f) To record interest expense for ten days of interest on debt of $4,010,000, used to finance the acquisition, at rates of 8% and 12%.

    g) To record accretion of discount on notes payable for the value of warrants issued in connection with debt used to finance the acquisition, assuming ten days of a twenty-month amortization period.

    h) To adjust shares used in computing basic and diluted net loss per share attributable to common stockholders for common shares issued that would have been outstanding for ten days had the acquisition occurred on January 1, 1999.

--------------------------------------------------------------------------------

Until         , 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                         [GRAPHIC SHOWING COMPANY LOGO]

                             PRUDENTIAL SECURITIES

                           U.S. BANCORP PIPER JAFFRAY

                          ADAMS, HARKNESS & HILL, INC.

              USA IRELAND FRANCE THE NETHERLANDS JAPAN CHINA KOREA

------------------------------------------------------------

INSIDE BACK COVER

Representative Clients

Lionbridge has provided globalization and multilingual Internet services for the following companies:

@Home
3Com
Adobe
America Online
Apple
Autodesk
Avid
Baan
Banyan
Bay Networks
Bentley Systems
Bull
Candle
Checkpoint
Cisco
Cognos
Compaq
Corel
Data General
Dragon Systems
Exchange Applications
Gateway
Hewlett-Packard
IBM
Informix
JavaSoft (Sun)
JD Edwards
Kodak
Lucent Technologies
Macromedia
Marcam
Microsoft
Motorola
Netscape
Network Associates
Nokia
Nortel Networks
Novell
Oce
Oracle
Qualcomm
Parametric Technology
Palm Computing (3Com)
PictureTel
Platinum Technology
Portal
Powerquest
Real Networks
SDRC
SPSS
Schneider Automation
Sonic Foundry
Silicon Graphics
Sun Microsystems
Sybase
Symantec
Texas Instruments
Trados
Visio
Yamagata


Language Diversity
Lionbridge has delivered multilingual versions in the following languages:

Arabic
Bulgarian
Chinese  Simplified
Chinese  Traditional
Czech
Danish
Dutch
English  American
English  UK
Finnish
French
French - Canadian
German
Greek
Hebrew
Hungarian
Italian
Japanese
Korean
Norweigan
Polish
Portuguese - Iberian
Portuguese - Brazilian
Romanian
Russian
Spanish  Iberian
Spanish  Latin American
Swedish
Thai
Turkish

Worldwide Locations
Lionbridge Globalization Centers

Japan
China
Korea
Silicon Valley
Boston
Ireland
France
The Netherlands

Graphic showing world map with the locations of Lionbridge globalization centers and VeriTest Testing Labs indicated

VeriTest Testing Labs

Los Angeles
Silicon Valley
France
Ireland
Japan

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the common stock offered hereby are as follows:

SEC registration fee..............................................  $
NASD filing fee...................................................
Nasdaq National Market listing fee................................
Printing and engraving expenses...................................
Legal fees and expenses...........................................
Accounting fees and expenses......................................
Blue Sky fees and expenses (including legal fees).................
Transfer agent and registrar fees and expenses....................
Miscellaneous.....................................................
    Total.........................................................  $

    Lionbridge will bear all expenses shown above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law and Lionbridge's second amended and restated charter and amended and restated by-laws provide for indemnification of Lionbridge's directors and officers for liabilities and expenses that they may incur in such capacities. In general directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Lionbridge and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to Lionbridge's second amended and restated charter and amended and restated by-laws filed as Exhibits 3.2 and
3.4 hereto, respectively.

    The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of Lionbridge against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

    In addition, Lionbridge has an existing directors and officers liability insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Lionbridge Technologies, Inc. was originally incorporated in Delaware in 1996. In 1998, Lionbridge Technologies, Inc. became a wholly owned subsidiary of the Registrant, Lionbridge Technologies Holdings, Inc. In June 1999, Lionbridge Technologies, Inc. changed its name to Lionbridge America, Inc. and Lionbridge Technologies Holdings, Inc. changed its name to Lionbridge Technologies.

    In the three fiscal years preceding the filing of this registration statement, Lionbridge and Lionbridge America have issued the following securities that were not registered under the Securities Act:

    (a) Issuances of Capital Stock.

    In September 1996, Lionbridge America issued 3,000 shares of its common stock, par value $0.01 per share, to Rory J. Cowan at a purchase price of $.01 per share, for an aggregate of $30.

    In December 1996, Lionbridge America issued 1,473,913 shares of its common stock to Rory J. Cowan pursuant to a 491.3043 to 1 stock dividend and issued to Mr. Cowan an option to purchase 2,252,293 shares of its common stock.

    In December 1996, Lionbridge America issued (i) an aggregate of 1,000 shares of its Series AA preferred stock, par value $0.01 per share , to five affiliated limited partnerships (collectively, the "Advent entities") of Advent International Corporation, at a purchase price of $.01 per share, for an aggregate of $10.00 and (ii) an aggregate of 7,673,108 shares of its Series A convertible preferred stock, par value $0.01 per share, to Rory J. Cowan, Morgan Stanley Venture Capital Fund II Annex, L.P. and Morgan Stanley Venture Investors Annex, L.P. (collectively, the "Morgan Stanley entities") and Stream International Holdings, Inc. at purchase price of $1.00 per share, for an aggregate of $7,673,108.

    In March 1997, Lionbridge America issued an aggregate of 395,000 shares of its Series A convertible preferred stock to investors at purchase price of $1.00 per share, for an aggregate of $395,000.

    In July 1997, Lionbridge America issued an aggregate of 175,000 shares of its Series A convertible preferred stock to Paul Kavanagh and Kenneth Coleman at purchase price of $1.00 per share, for an aggregate of $175,000.

    In February 1998, Lionbridge issued an aggregate of 2,039,990 shares of its common stock to the holders of common stock of Lionbridge America in exchange for all of the 2,039,990 outstanding shares of common stock of Lionbridge America held by these holders in connection with the creation of our holding company corporate structure. Lionbridge also issued an aggregate of 13,271,314 shares of its Series A convertible preferred stock, par value $0.01 per share, and an aggregate of 140 shares of its Series D nonvoting convertible preferred stock, par value $0.01 per share, to Mr. Cowan, the Advent entities, the Morgan Stanley entities and other stockholders of Lionbridge America in exchange for all outstanding shares of Series A convertible preferred stock of Lionbridge America and ordinary shares of Lionbridge Technologies Holdings, B.V.

    In February 1998, Lionbridge issued 389,285 shares of its common stock to Carl J. Kay at an agreed upon value of $.20 per share as partial consideration for all of the 97,500 outstanding shares of common stock of Japanese Language Services, Inc. held by Carl J. Kay and Yoko I. Kay in connection with Lionbridge's acquisition of Japanese Language Services, Inc., a Massachusetts corporation. Lionbridge also issued an aggregate of 41,150 shares of its common stock to Elizabeth Draper, Coleman Yeaw and Daniel Schneider in February 1998 and an additional 36,400 shares to Ms. Draper and Mr. Yeaw in February 1999 in satisfaction of certain obligations of Japanese Language Services to Ms. Draper, Mr. Yeaw and Mr. Schneider.

    In January 1999, Lionbridge issued an aggregate of 100,000 shares of its common stock to Steven Nezmer and Marc Porter Zasada as partial consideration for all of the 10,000 outstanding shares of common stock of VeriTest, Inc. held by Messrs. Nezmer and Zasada in connection with Lionbridge's acquisition of VeriTest, Inc., a California corporation.

    In January 1999, Lionbridge entered into a Senior Subordinated Note Purchase Agreement with Capital Resource Lenders III, L.P. ("CRL") pursuant to which Lionbridge borrowed $4,000,000 from CRL under a 12% senior subordinated convertible note due January 8, 2000. In February 1999, Lionbridge entered into a First Amended and Restated Senior Subordinated Note Purchase Agreement with CRL pursuant to which Lionbridge borrowed an additional $2,000,000 from CRL under an amended and restated 12% senior subordinated note due February 26, 2006 in the aggregate principal amount of $6,000,000 and issued to CRL and an affiliated entity of CRL common stock purchase warrants exercisable for an aggregate of 1,916,574 shares of common stock of Lionbridge at an exercise price of $.01 per share.

    In February 1999, Lionbridge Technologies Holdings, B.V. entered into a Senior Subordinated Note Purchase Agreement with CRL pursuant to which it borrowed $4,000,000 from CRL under a 12% senior subordinated note due February 26, 2006.

    In March 1999, Lionbridge and Lionbridge Technologies Holdings, B.V. entered into Senior Subordinated Note Purchase Agreements with the Morgan Stanley entities pursuant to which we borrowed an aggregate of $2,000,000 from the Morgan Stanley entities under 12% senior subordinated notes due March 9, 2006 and issued to the Morgan Stanley entities common stock purchase warrants exercisable for an aggregate of 383,315 shares of common stock of Lionbridge at an exercise price of $.01 per share.

    (b) Grants and Exercises of Stock Options

    As of May 31, 1999, Lionbridge has granted options to purchase an aggregate of 3,948,800 shares of its common stock under its 1998 Stock Plan exercisable at a weighted average exercise price of $1.14 per share. From December 1996 to June 15, 1999, Lionbridge issued 1,513,928 shares of its common stock for an aggregate purchase price of $159,445 pursuant to exercise of employee options.

    No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase Common Stock, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:

EXHIBIT NO.                                                 EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
      1.1*   Form of Underwriting Agreement.
       3.1   Restated Certificate of Incorporation of Lionbridge.
 3.2, 4.1*   Form of Second Amended and Restated Certificate of Incorporation of Lionbridge.
       3.3   By-laws of Lionbridge.
 3.4, 4.2*   Form of Amended and Restated By-laws of Lionbridge.
      4.3*   Specimen Certificate for shares of Lionbridge's Common Stock.
      5.1*   Legal Opinion of Testa, Hurwitz & Thibeault, LLP.
      10.1   1998 Stock Plan.
      10.2   1999 Employee Stock Purchase Plan.
      10.3   Lease dated as of February 13, 1997 between Shorenstein Management, Inc., as Trustee of SRI Two
             Realty Trust, and Lionbridge Technologies, Inc.
      10.4   Employment Agreement dated as of December 23, 1996 between Lionbridge Technologies, Inc. and Rory J.
             Cowan.
     10.5*   Employment Agreement dated as of January 1, 1997 between Lionbridge Technologies, Inc. and Myriam
             Martin-Kail.
      10.6   Employment Agreement dated as of February 11, 1997 between Lionbridge Technologies, Inc. and Stephen
             J. Lifshatz.
      10.7   Employment Agreement dated as of February 28, 1997 between Lionbridge Technologies, Inc. and Peter
             Wright.
      10.8   Second Restated Registration Rights Agreement dated as of February 26, 1999 by and among Lionbridge.
             Capital Resource Lenders III, L.P., Morgan Stanley Venture Capital Fund II Annex, L.P., Morgan
             Stanley Venture Investors Annex, L.P and each of the other parties listed on the signature pages thereto.

EXHIBIT NO.                                                 EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
      10.9   Loan Agreement dated as of September 26, 1997 by and between Silicon Valley Bank and Lionbridge
             Technologies Holdings B.V. and Lionbridge Technologies B.V.
     10.10   Deed of Pledge dated as of September 26, 1997 by Lionbridge Technologies, Inc. of Shares in the
             Capital of Lionbridge Technologies Holdings B.V. in favor of Silicon Valley Bank.
     10.11   Deed of Pledge dated as of September 26, 1997 by Lionbridge Technologies Holdings B.V. of Shares in
             the Capital of Lionbridge Technologies B.V. in favor of Silicon Valley Bank.
     10.12   Deed of Pledge dated as of September 26, 1997 by Lionbridge Technologies B.V. of Accounts Receivable
             of Lionbridge Technologies B.V. in favor of Silicon Valley Bank.
     10.13   Deed of Pledge dated as of September 26, 1997 by Lionbridge Technologies Holdings B.V. of Accounts
             Receivable of Lionbridge Technologies Holdings B.V. in favor of Silicon Valley Bank.
     10.14   Letter of Deposit dated as of September 26, 1997 of Lionbridge Technologies Holdings B.V. and Rory
             Cowan to Silicon Valley Bank.
     10.15   Security Agreement dated as of September 26, 1997 between Lionbridge Technologies, Inc. and Silicon
             Valley Bank.
     10.16   Guarantee dated as of September 26, 1997 made by Lionbridge Technologies Ireland in favor of Silicon
             Valley Bank.
     10.17   Debenture dated as of September 26, 1997 between Lionbridge Technologies Ireland and Silicon Valley
             Bank.
     10.18   Loan Document Modification Agreement Number 1 dated as of May 21, 1998 by and among Lionbridge
             Technologies Holdings B.V., Lionbridge Technologies B.V. and Silicon Valley Bank.
     10.19   Pledge Agreement dated as of May 21, 1998 between Lionbridge Technologies Holdings B.V. and Silicon
             Valley Bank regarding capital stock of Lionbridge Technologies (France).
     10.20   Warrant to Purchase Common Stock of Lionbridge dated as of May 21, 1998 issued to Silicon Valley
             Bancshares.
     10.21   Pledge Agreement dated as of May 21, 1998 between Lionbridge and Silicon Valley Bank regarding capital stock of Lionbridge Technologies California, Inc.
     10.22   Pledge Agreement dated as of May 21, 1998 between Lionbridge and Silicon Valley Bank regarding capital stock of Japanese Language Services, Inc.
     10.23   Amended and Restated Guarantee dated as of May 21, 1998 made by Lionbridge Technologies, Inc. in favor of Silicon Valley Bank.
     10.24   Guarantee dated as of May 21, 1998 made by Japanese Language Services, Inc. in favor of Silicon
             Valley Bank.
     10.25   Pledge Agreement dated as of May 21, 1998 between Japanese Language Services, Inc. and Silicon Valley
             Bank regarding capital stock of Lionbridge Japan K.K.
     10.26   Security Agreement dated as of May 21, 1998 between Japanese Language Services, Inc. and Silicon
             Valley Bank.
     10.27   Guarantee dated as of May 21, 1998 made by Lionbridge Japan K.K. in favor of Silicon Valley Bank.
     10.28   Guarantee dated as of May 21, 1998 made by Lionbridge Technologies California, Inc. in favor of
             Silicon Valley Bank.
     10.29   Security Agreement dated as of May 21, 1998 between Lionbridge Technologies California, Inc. and
             Silicon Valley Bank.
     10.30   First Demand Guarantee dated as of May 21, 1998 made by Lionbridge Technologies (France) in favor of
             Silicon Valley Bank.
     10.31   Loan Document Modification Agreement Number 2 dated as of February 25, 1999 by and among Lionbridge
             Technologies Holdings B.V., Lionbridge Technologies B.V., Lionbridge Technologies, Inc. and Silicon
             Valley Bank.

EXHIBIT NO.                                                 EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
     10.32   Common Stock Purchase Warrant of Lionbridge dated as of February 27, 1999 issued to Capital Resource
             Partners III, L.P.
     10.33   Common Stock Purchase Warrant of Lionbridge dated as of February 27, 1999 issued to CRP Investment
             Partners III, L.L.C.
     10.34   Common Stock Purchase Warrant of Lionbridge dated as of March 9, 1999 issued to Morgan Stanley
             Venture Capital Fund II Annex, L.P.
     10.35   Common Stock Purchase Warrant of Lionbridge dated as of March 9, 1999 issued to Morgan Stanley
             Venture Investors Annex, L.P.
     10.36   Lease dated as of January 1, 1998 between Corke Abbey Investments Limited and Lionbridge Technologies
             Ireland.
     10.37   Lease dated as of March 1, 1991 between Corke Abbey Investments and Andrews Travel Consultants
             Limited; Assignment to European Language Translations Limited as of March 12, 1993.
     10.38   Lease dated as of September 14, 1990 between Corke Abbey Investments Limited and European Language
             Translations Limited.
     10.39   Agreement dated as of December 4, 1998 between the Industrial Development Agency (Ireland) and
             Lionbridge.
     10.40   Loan Document Modification Agreement Number 3 dated as of May 20, 1999 by and among Lionbridge
             Technologies Holdings B.V., Lionbridge Technologies B.V. and Silicon Valley Bank.
     10.41   Form of Non-Competition Agreement as entered into between Lionbridge and each of Rory J. Cowan,
             Stephen J. Lifshatz, and Peter Wright.
      21.1   Subsidiaries of Lionbridge.
      23.1   Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit 5.1).
      23.2   Consent of PricewaterhouseCoopers LLP.
      23.3   Consent of PricewaterhouseCoopers LLP.
      24.1   Power of Attorney (contained on page II-7).
      27.1   Financial Data Schedule.

------------------------

*   To be filed by amendment.

    (B) FINANCIAL STATEMENT SCHEDULES.

        All other schedules have been intentionally omitted because they are either not required or the information has been included in the Notes to the consolidated financial statements included as part of this Registration Statement.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts on June 21, 1999.

                                LIONBRIDGE TECHNOLOGIES, INC.

                                By:              /s/ RORY J. COWAN
                                     -----------------------------------------
                                                   Rory J. Cowan
                                              CHIEF EXECUTIVE OFFICER
                                             AND CHAIRMAN OF THE BOARD

                        POWER OF ATTORNEY AND SIGNATURES

    We, the undersigned officers and directors of Lionbridge Technologies, Inc., hereby severally constitute and appoint Rory J. Cowan and Stephen J. Lifshatz, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any registration statement related to the offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 (a "462(b) Registration Statement"), any and all amendments and exhibits to this registration statement or any 462(b) Registration Statement, and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby or thereby, and generally to do all things in our names and on our behalf in such capacities to enable Lionbridge Technologies, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                President, Chief Executive
      /s/ RORY J. COWAN           Officer and Chairman of
------------------------------    the Board (Principal          June 21, 1999
        Rory J. Cowan             Executive Officer)

                                Chief Financial Officer,
   /s/ STEPHEN J. LIFSHATZ        Treasurer and Secretary
------------------------------    (Principal Financial and      June 21, 1999
     Stephen J. Lifshatz          Accounting Officer)

     /s/ GUY L. DE CHAZAL       Director
------------------------------                                  June 21, 1999
       Guy L. de Chazal

     /s/ MARCIA J. HOOPER       Director
------------------------------                                  June 21, 1999
       Marcia J. Hooper

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

     /s/ STEPHEN M. JENKS       Director
------------------------------                                  June 21, 1999
       Stephen M. Jenks

      /s/ PAUL KAVANAGH         Director
------------------------------                                  June 21, 1999
        Paul Kavanagh

     /s/ CLAUDE P. SHEER        Director
------------------------------                                  June 21, 1999
       Claude P. Sheer

EXHIBIT NO.                                   EXHIBIT INDEX
-----------  -------------------------------------------------------------------------------
      1.1*   Form of Underwriting Agreement.
       3.1   Restated Certificate of Incorporation of Lionbridge.
 3.2, 4.1*   Form of Second Amended and Restated Certificate of Incorporation of Lionbridge.
       3.3   By-laws of Lionbridge.
 3.4, 4.2*   Form of Amended and Restated By-laws of Lionbridge.
      4.3*   Specimen Certificate for shares of Lionbridge's Common Stock.
      5.1*   Legal Opinion of Testa, Hurwitz & Thibeault, LLP.
      10.1   1998 Stock Plan.
      10.2   1999 Employee Stock Purchase Plan.
      10.3   Lease dated as of February 13, 1997 between Shorenstein Management, Inc., as
             Trustee of SRI Two Realty Trust, and Lionbridge Technologies, Inc.
      10.4   Employment Agreement dated as of December 23, 1996 between Lionbridge
             Technologies, Inc. and Rory J. Cowan.
     10.5*   Employment Agreement dated as of January 1, 1997 between Lionbridge
             Technologies, Inc. and Myriam Martin-Kail.
      10.6   Employment Agreement dated as of February 11, 1997 between Lionbridge
             Technologies, Inc. and Stephen J. Lifshatz.
      10.7   Employment Agreement dated as of February 28, 1997 between Lionbridge
             Technologies, Inc. and Peter Wright.
      10.8   Second Restated Registration Rights Agreement dated as of February 26, 1999 by and among Lionbridge, Capital Resource Lenders III, L.P., Morgan Stanley
             Venture Capital Fund II Annex, L.P., Morgan Stanley Venture Investors Annex,
             L.P., and each of the other parties listed on the signature pages thereto.
      10.9   Loan Agreement dated as of September 26, 1997 by and between Silicon Valley
             Bank and Lionbridge Technologies Holdings B.V. and Lionbridge Technologies B.V.
     10.10   Deed of Pledge dated as of September 26, 1997 by Lionbridge Technologies, Inc.
             of Shares in the Capital of Lionbridge Technologies Holdings B.V. in favor of
             Silicon Valley Bank.
     10.11   Deed of Pledge dated as of September 26, 1997 by Lionbridge Technologies
             Holdings B.V. of Shares in the Capital of Lionbridge Technologies B.V. in favor of Silicon Valley Bank.
     10.12   Deed of Pledge dated as of September 26, 1997 by Lionbridge Technologies B.V.
             of Accounts Receivable of Lionbridge Technologies B.V. in favor of Silicon
             Valley Bank.
     10.13   Deed of Pledge dated as of September 26, 1997 by Lionbridge Technologies
             Holdings B.V. of Accounts Receivable of Lionbridge Technologies Holdings B.V.
             in favor of Silicon Valley Bank.
     10.14   Letter of Deposit dated as of September 26, 1997 of Lionbridge Technologies
             Holdings B.V. and Rory Cowan to Silicon Valley Bank.
     10.15   Security Agreement dated as of September 26, 1997 between Lionbridge
             Technologies, Inc. and Silicon Valley Bank.
     10.16   Guarantee dated as of September 26, 1997 made by Lionbridge Technologies
             Ireland in favor of Silicon Valley Bank.
     10.17   Debenture dated as of September 26, 1997 between Lionbridge Technologies
             Ireland and Silicon Valley Bank.
     10.18   Loan Document Modification Agreement Number 1 dated as of May 21, 1998 by and among Lionbridge Technologies Holdings, B.V., Lionbridge Technologies, B.V. and
             Silicon Valley Bank.
     10.19   Pledge Agreement dated as of May 21, 1998 between Lionbridge Technologies
             Holdings, B.V. and Silicon Valley Bank regarding capital stock of Lionbridge
             Technologies (France).
     10.20   Warrant to Purchase Common Stock of Lionbridge dated as of May 21, 1998 issued to Silicon Valley Bancshares.

EXHIBIT NO.                                   EXHIBIT INDEX
-----------  -------------------------------------------------------------------------------
     10.21   Pledge Agreement dated as of May 21, 1998 between Lionbridge and Silicon Valley
             Bank regarding capital stock of Lionbridge Technologies California, Inc.
     10.22   Pledge Agreement dated as of May 21, 1998 between Lionbridge and Silicon Valley
             Bank regarding capital stock of Japanese Language Services, Inc.
     10.23   Amended and Restated Guarantee dated as of May 21, 1998 made by Lionbridge
             Technologies, Inc. in favor of Silicon Valley Bank.
     10.24   Guarantee dated as of May 21, 1998 made by Japanese Language Services, Inc. in favor of Silicon Valley Bank.
     10.25   Pledge Agreement dated as of May 21, 1998 between Japanese Language Services,
             Inc. and Silicon Valley Bank regarding capital stock of Lionbridge Japan K.K.
     10.26   Security Agreement dated as of May 21, 1998 between Japanese Language Services,
             Inc. and Silicon Valley Bank.
     10.27   Guarantee dated as of May 21, 1998 made by Lionbridge Japan K.K. in favor of
             Silicon Valley Bank.
     10.28   Guarantee dated as of May 21, 1998 made by Lionbridge Technologies California,
             Inc. in favor of Silicon Valley Bank.
     10.29   Security Agreement dated as of May 21, 1998 between Lionbridge Technologies
             California, Inc. and Silicon Valley Bank.
     10.30   First Demand Guarantee dated as of May 21, 1998 made by Lionbridge Technologies
             (France) in favor of Silicon Valley Bank.
     10.31   Loan Document Modification Agreement Number 2 dated as of February 25, 1999 by and among Lionbridge Technologies Holdings, B.V., Lionbridge Technologies,
             B.V., Lionbridge Technologies, Inc. and Silicon Valley Bank.
     10.32   Common Stock Purchase Warrant of Lionbridge dated as of February 27, 1999 issued to Capital Resource Partners III, L.P.
     10.33   Common Stock Purchase Warrant of Lionbridge dated as of February 27, 1999 issued to CRP Investment Partners III, L.L.C.
     10.34   Common Stock Purchase Warrant of Lionbridge dated as of March 9, 1999 issued to
             Morgan Stanley Venture Capital Fund II Annex, L.P.
     10.35   Common Stock Purchase Warrant of Lionbridge dated as of March 9, 1999 issued to
             Morgan Stanley Venture Investors Annex, L.P.
     10.36   Lease dated as of January 1, 1998 between Corke Abbey Investments Limited and
             Lionbridge Technologies Ireland.
     10.37   Lease dated as of March 1, 1991 between Corke Abbey Investments and Andrews
             Travel Consultants Limited; Assignment to European Language Translations
             Limited as of March 12, 1993.
     10.38   Lease dated as of September 14, 1990 between Corke Abbey Investments Limited and European Language Translations Limited.
     10.39   Agreement dated as of December 4, 1998 between the Industrial Development
             Agency (Ireland) and Lionbridge.
     10.40   Loan Document Modification Agreement Number 3 dated as of May 20, 1999 by and among Lionbridge Technologies Holdings B.V., Lionbridge Technologies B.V. and
             Silicon Valley Bank.
     10.41   Form of Non-Competition Agreement as entered into between Lionbridge and each of Rory J. Cowan, Stephen J. Lifshatz, and Peter Wright.
      21.1   Subsidiaries of Lionbridge.
      23.1   Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit 5.1).
      23.2   Consent of PricewaterhouseCoopers LLP.
      23.3   Consent of PricewaterhouseCoopers LLP.
      24.1   Power of Attorney (contained on page II-7).
      27.1   Financial Data Schedule.

------------------------

*   To be filed by amendment.